As filed with the Securities and Exchange Commission on August 10, 2015

Registration No. 333-198962

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 8

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Skyline Medical Inc.

(Exact name of registrant as specified in its charter)

Delaware	3842	33-1007393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(651) 389-4800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Joshua Kornberg, Chief Executive Officer

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(651) 389-4800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Martin Rosenbaum, Esq. Maslon LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Tel: 612-672-8000/ Fax: 612-672-8397	John Berkery, Esq. Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 Tel: 212-506-2552/ Fax 212-849-5552	Ralph V. De Martino, Esq. Schiff Hardin LLP 901 K Street, Suite 700 Washington, DC 20001 Tel: 202-724-6848/ Fax: 202-778-6460	Cavas Pavri, Esq. Schiff Hardin LLP 100 North 18th Street Suite 300 Philadelphia, Pennsylvania 19103 Tel: 202-724-6847/ Fax: 202-778-6460

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)(2)
Units, each consisting of one share of Common Stock, par value $0.01 per share, one share of Series B Convertible Preferred Stock, par value $0.01 per share, and Series A Warrants, each to purchase one share of Common Stock (3)	$17,250,003.00	$2,004.45
Shares of Common Stock, par value $0.01 per share (4)(5)	—	—
Series B Convertible Preferred Stock, par value $0.01 per share (4)	—	—
Shares of Common Stock underlying the Series B Convertible Preferred Stock (4)(5)	—	—
Series A Warrants, each to purchase one share of Common Stock (6)	—	—
Shares of Common Stock underlying the Series A Warrants (3)(7)	$37,950,006.60	$4,409.79
Representative’s Unit Purchase Option to purchase Units (6)	$100.00	$0.02
Units underlying the Unit Purchase Option	$1,078,125.19	$125.28
Shares of Common Stock underlying the Units underlying the Unit Purchase Option (4)(5)	—	—
Series B Convertible Preferred Stock underlying Units underlying the Unit Purchase Option (4)(5)	—	—
Shares of Common Stock underlying the Series B Convertible Preferred Stock underlying Units underlying the Unit Purchase Option (4)(5)	—	—
Series A Warrants underlying Units underlying the Unit Purchase Option (6)	—	—
Shares of Common Stock underlying the Series A Warrants underlying Units underlying the Unit Purchase Option (3)(7)	$1,897,500.33	$220.49
Total Registration Fee (8)	$58,175,735.12	$6,760.03

———————

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(3)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(4)	No registration fee required pursuant to Rule 457(i) under the Securities Act.
(5)

Pursuant to Rule 416, under the Securities Act the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(6)	No registration fee required pursuant to Rule 457(g) under the Securities Act.
(7)

There will be issued a warrant to purchase one share of common stock for every one share offered. The warrants are exercisable at a per share price equal to 125% of the common stock public offering price.

(8)	Paid previously.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting and offer to buy these securities in any jurisdiction where the offer of sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 10, 2015

1,666,667 Units – Each Unit Consisting of One Share of Common Stock, One Share of Series B Convertible Preferred Stock and Four Series A Warrants

We are offering by this prospectus 1,666,667 units (the “Units”), each consisting of one share of our common stock, one share of our Series B Convertible Preferred Stock and four Series A Warrants. Each share of Series B Convertible Preferred Stock is convertible at the option of the holder into one share of our common stock. Each Series A Warrant is exercisable into one share of our common stock at an exercise price of $      per share. The Units are being offered at a price of $      per Unit.

The shares of our common stock, the shares of Series B Convertible Preferred Stock and the Series A Warrants that comprise the Units will automatically separate on the six month anniversary of the date that the Units are originally issued (the “Issuance Date”). However, the shares of our common stock, the shares of the Series B Convertible Preferred Stock and the Series A Warrants will become separable prior to the expiration of the six-month period if at any time after 30 days from the Issuance Date either (i) the closing price of our common stock on the NASDAQ Capital Market is greater than 200% of the Series A Warrants exercise price for a period of 20 consecutive trading days (the “Trading Separation Trigger”), (ii) the Series A Warrants are exercised for cash (solely with respect to the Units that include the exercised Series A Warrants) (a “Warrant Cash Exercise Trigger”) or (iii) the Units are delisted (the “Delisting Trigger”) from the Nasdaq Capital Market for any reason (any such event, a “Separation Trigger Event”). Upon the occurrence of a Separation Trigger Event, the Units will separate: (i) 15 days after the date of the Trading Separation Trigger, (ii) on the date of any Warrant Cash Exercise Trigger (solely with respect to the Units that include the exercised Series A Warrants) or (iii) the date of the Delisting Trigger, as the case may be. We refer to the separation of the Units prior to the end of the six-month period after the Issuance Date as an Early Separation.

The Series B Convertible Preferred Stock will become convertible into common stock on the six month anniversary of the Issuance Date or, in the event of an Early Separation resulting from the Trading Separation Trigger or the Delisting Trigger, the date of such Early Separation. The Series B Convertible Preferred Stock shall not become convertible upon separation solely as a result of a Warrant Cash Exercise Trigger. In addition, the Series B Preferred Stock will automatically convert into shares of common stock upon the occurrence of a Fundamental Transaction (as defined herein).  The Series A Warrants are exercisable upon the separation of the Units, provided that the Series A Warrants may be exercised for cash at any time commencing 30 days after the Issuance Date.

This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

Our securities are not listed on any national securities exchange and there is currently no market for the Units, the Series B Convertible Preferred Stock or the Series A Warrants. Our common stock is currently quoted on the OTCQB marketplace under the symbol “SKLN.QB.” The last reported per share price for our common stock was $4.30, as quoted by the OTCQB marketplace on August 7, 2015. We have applied to list the Units and our common stock on The NASDAQ Capital Market under the symbol “SKLNU” and “SKLN”, respectively. No assurance can be given that our application will be approved. We do not intend to list the Series B Convertible Preferred Stock or the Series A Warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

INVESTING IN THE UNITS AND THE UNDERLYING SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS AND THE UNDERLYING SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE UNITS OR THE UNDERLYING SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total
Public offering price	$	$
Underwriting commissions (1)	$	$
Offering proceeds to us, before expenses	$	$

———————

(1)

The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 91 of this prospectus for a description of compensation payable to the underwriters.

We expect to deliver the Units to investors on or about      , 2015. We have granted the underwriters an option for a period of 45 days to purchase up to an additional 250,000 Units. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $      and the total proceeds to us, before expenses, will be $     .

Dawson James Securities, Inc.

The date of this prospectus is      , 2015

Skyline Medical Inc. STREAMWAY® System Fluid Management System

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under this summary and “Risk Factors” are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” or “Skyline” refer to Skyline Medical Inc., a Delaware corporation.

Business Overview

Skyline Medical Inc. is a medical device company that develops and manufactures The STREAMWAY® System a safe, environmentally conscious, innovative and cost-effective solution for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. Skyline owns patent rights to its product, has previously received 510(k) approval from the FDA, and distributes these products to hospitals, surgical centers, and other medical facilities where bodily and irrigation fluids produced during surgical procedures must be contained, measured, documented, and disposed. Skyline’s products minimize the exposure potential to the healthcare workers who handle such fluids. Skyline’s goal is to create products that dramatically reduce staff exposure without significant changes to established operative procedures, historically a major stumbling block to innovation and product introduction. In addition to simplifying the handling of these fluids, Skyline believes its technologies provide cost savings to facilities over the aggregate costs incurred today using the traditional canister method of collection, neutralization, and disposal. Skyline currently sells its products through an experienced in-house sales force and independent distributors located throughout the United States. Skyline also intends to seek the necessary approvals to distribute its products in Europe, Asia, Latin America, Canada, and other areas outside of the U.S.

The STREAMWAY FMS is a wall-mounted fully automated system that disposes of an unlimited amount of suctioned fluid and provides uninterrupted performance for surgeons while virtually eliminating healthcare workers exposure to potentially infectious fluids found in the surgical environment. The system also provides a new way to dispose of ascetic fluid with no evac bottles, suction canisters, transport or risk of exposure. The Company also manufactures and sells two disposable products required for system operation: a bifurcated single procedure filter and tissue trap and a single use bottle of cleaning solution. Both items are used on a single procedure basis and must be discarded after use.

Skyline’s virtually hands free direct-to-drain technology will (a) significantly reduce the risk of healthcare workers’ exposure to these infectious fluids by replacing canisters, (b) further reduce the risk of worker exposure when compared to powered canister technology that requires transport to and from the operating room, (c) reduce the cost per procedure for handling these infectious fluids, and (d) enhance the surgical team’s ability to collect data to accurately assess the patient’s status during and after procedures.

The STREAMWAY FMS is unique to the industry in that it allows for continuous suction to the surgical field and provides unlimited capacity to the user so that no surgical procedure will ever have to be interrupted to change canisters. It is wall-mounted and does not take up any valuable operating room space. The FMS can replace the manual process of collecting fluids in canisters and transporting and dumping the fluids in sinks outside of the operating room a process that is still being used by many hospitals and surgical centers.

Skyline believes its products provide substantial cost savings and improvements in safety in facilities that still use manual processes. In cases where healthcare organizations re-use canisters, the FMS cleaning process eliminates the need for cleaning of canisters for re-use. The FMS reduces the safety issues facing operating room nurses, the cost of the handling process, and the amount of infectious waste generated when the traditional method of disposing of canisters is used. The FMS is fully automated, does not require transport to and from the operating room and eliminates any canister that requires emptying. It is positioned to penetrate its market segment due to its virtually hands free operation, simple design, ease of use, continuous suction, continuous flow, unlimited capacity and efficiency in removal of infectious waste with minimal exposure of operating room personnel to potentially infectious material.

Market — Infectious and Bio-hazardous Waste Management

Due to the potential for ill effects to healthcare workers from exposure to infectious/bio-hazardous materials Federal and State regulatory agencies have issued mandatory guidelines for the control of such materials, and in particular, bloodborne pathogens. The presence of infectious materials is most prevalent in the surgical suite and post-operative care units where often, large amounts of bodily fluids, including blood, bodily and irrigation fluids are continuously removed from the patient during the surgical procedure. Surgical teams and post-operative care personnel may be exposed to these potentially serious hazards during the procedure via direct contact of blood materials or more indirectly via splash and spray. According to the Occupational Safety and Health Administration (“OSHA”), workers in many different occupations are at risk of exposure to bloodborne pathogens, including Hepatitis B and C, and HIV/AIDS. First aid team members, housekeeping personnel, nurses and other healthcare providers are examples of workers who may be at risk of exposure.

According to the American Hospital Association’s (AHA) Hospital Statistics, 2013 edition, America’s hospitals performed 86 million surgeries. This number does not include the many procedures performed at surgery centers across the country. The majority of these procedures produce potentially infectious materials that must be disposed with the lowest possible risk of cross-contamination to healthcare workers. Current standards of care allow for these fluids to be retained in canisters, located in the operating room where they can be monitored throughout the surgical procedure. Once the procedure is complete, these canisters and their contents are disposed using a variety of methods, all of which include manual handling and result in a heightened risk to healthcare workers for exposure to their contents.

There are currently approximately 40,000 operating rooms and surgical centers in the U.S. (AHA, Hospital Statistics, 2008). The hospital market has typically been somewhat independent of the U.S. economy; therefore, we believe that our targeted market is not cyclical, and the demand for our products will not be heavily dependent on the state of the economy. We benefit by having our products address both the procedure market of nearly 51.6 million inpatient procedures (CDC, National Hospital Discharge Survey: 2010 table) as well as the hospital operating room market (approximately 40,000 operating rooms).

We expect the hospital surgery market to continue to increase due to population growth, the aging of the population, expansion of surgical procedures to new areas, for example, use of the endoscope, which requires more fluid management, and new medical technology. With recent emphasis on increasing healthcare coverage, including several state mandates for universal or near-universal coverage, health-care construction has become one of the fastest growing institutional construction categories.

Current Techniques of Collecting Infectious Fluids

Typically, during the course of the procedure, fluids are continuously removed from the surgical site via wall suction and tubing and collected in large canisters (1,500 – 3,000 milliliters (ml) capacity or 1.5 – 3.0 liters) adjacent to the surgical table. These canisters, made of glass or high impact plastic, have graduated markers on them allowing the surgical team to make estimates of fluid loss in the patient both intra-operatively as well as for post-operative documentation. Fluid contents are retained in the canisters until the procedure is completed or until the canister is full and needs to be removed. During the procedure the surgical team routinely monitors fluid loss using the measurement calibrations on the canister and by comparing these fluid volumes to quantities of saline fluid introduced to provide irrigation of tissue for enhanced visualization and to prevent drying of exposed tissues. After the procedure is completed the fluids contained in the canisters are measured and a calculation of total blood loss is determined. This is done to ensure that no excess fluids of any type remain within the body cavity or that no excessive blood loss has occurred, both circumstances that may place the patient at an increased risk post-operatively.

Once total blood loss has been calculated, healthcare personnel must dispose of the fluids. This is typically done by manually transporting the fluids from the operating room to a waste station and directly pouring the material into a sink that drains to the sanitary sewer where it is subsequently treated by the local waste management facility, a process that exposes the healthcare worker to the most risk for direct contact or splash exposure. Once emptied these canisters are placed in large, red pigmented, trash bags and disposed of as infectious waste — a process commonly referred to as “red-bagging.”

Alternatively, the canisters may be opened in the operating room and a gel-forming powder is poured into the canister, rendering the material gelatinous. These gelled canisters are then red-bagged in their entirety and removed to a bio-hazardous/infectious holding area for disposal. In larger facilities the canisters, whether pre-treated with gel or not, are often removed to large carts and transported to a separate special handling area where they are processed and prepared for disposal. Material that has been red-bagged is disposed of separately, and more expensively, from other medical and non-medical waste by companies specializing in that method of disposal.

Although all of these protection and disposal techniques are helpful, they represent a piecemeal approach to the problem and fall short of providing adequate protection for the surgical team and other workers exposed to infectious waste. A major spill of fluid from a canister, whether by direct contact as a result of leakage or breakage, splash associated with the opening of the canister lid to add gel, while pouring liquid contents into a hopper, or during the disposal process, is cause for concern of acute exposure to human blood components — one of the most serious risks any healthcare worker faces in the performance of his or her job. Once a spill occurs, the entire area must be cleaned and disinfected and the exposed worker faces a potential of infection from bloodborne pathogens. These pathogens include, but are not limited to, HIV, HPV, and other infectious agents. Given the current legal liability environment, the hospital, unable to identify at-risk patients due to concerns over patient rights and confidentiality, must treat every exposure incident as a potentially infectious incident and treat the exposed employee according to a specific protocol that is both costly to the facility and stressful to the affected employee and his or her co-workers. In cases of possible exposure to communicable disease, the employee could be placed on paid administrative leave, frequently involving worker’s compensation, and additional workers must be assigned to cover the affected employee’s responsibilities. The facility bears the cost of both the loss of the affected worker and the replacement healthcare worker in addition to any ongoing health screening and testing of the affected worker to confirm if any disease has been contracted from the exposure incident. Canisters are the most prevalent means of collecting and disposing of infectious fluids in hospitals today. Traditional, non-powered canisters and related suction and fluid disposable products are exempt and do not require FDA clearance.

Products

The STREAMWAY Fluid Management System (“FMS”) — The STREAMWAY Automated Surgical Fluid Waste Management System suctions surgical waste fluid from the patient using standard surgical tubing. The surgical waste fluid passes through our proprietary disposable filters and into the STREAMWAY FMS. The STREAMWAY FMS maintains continuous suction to the surgical field at all times. A simple, easy to use Human Interface Display screen guides the user through the set up process, ensuring that a safe vacuum level is identified and set by the user for each procedure and additionally guides them through the cleaning process.

In contrast to competitive products, the wall-mounted FMS does not take up any operating room floor space and it does not require the use of any external canisters or handling by operating room personnel. It does require a dedicated system in each operating room where it is to be used. Other systems on the market are portable, meaning that they are rolled to the bedside for the surgical case and then rolled to a cleaning area, after the surgery is complete, and use canisters, which still require processing or require a secondary device (such as a docking station) to dispose of the fluid in the sanitary sewer after it has been collected. They are essentially powered canisters.

The FMS system may be installed on or in the wall during new construction or renovation or installed in a current operating room by connecting the device to the hospital’s existing sanitary sewer drain and wall suction systems. With new construction or renovation, the system will be placed in the wall and the incremental costs are minimal, limited to connectors to the hospital drain and suction systems (which systems are already required in an operating room), the construction of a frame to hold the FMS in position, and minimal labor.

The Disposable Kit — The Skyline disposable kit is a critical component of our business model. The disposable kit consists of a proprietary, pre-measured amount of cleaning solution in a plastic bottle that attaches to the FMS. The disposal kit also includes an in-line filter with single or multiple suction ports. The proprietary cleaning solution placed in the specially designed holder is attached and recommended to be used following each surgical procedure. Due to the nature of the fluids and particles removed during surgical procedures, the FMS is recommended to be cleaned following each use. The disposables have the “razor blade business model” characteristic with an ongoing stream of revenue for every FMS unit installed, and revenues from the sale of the kits are expected to be significantly higher over time than the revenues from the sales of the unit. Our disposable, bifurcated filter is designed specifically for use only on our FMS. The filter is used only once per procedure followed by immediate disposal. Our operation instructions and warranty require that a Skyline filter is used for every procedure. We have exclusive distribution rights to the disposable fluid and facilitate the use of only our fluid for cleaning following procedures by incorporating a special adapter to connect the fluid to the connector on the FMS system. We will also tie the fluid usage, which we will keep track of with the FMS software, to the product warranty.

Corporate Strategy — Our strategy is focused on expansion within our core product and market segments, while utilizing a progressive approach to manufacturing and marketing to promote maximum flexibility and profitability.

Our strategy is to:

•	Develop a complete line of wall-mounted fluid evacuation systems for use in hospital operating rooms, radiological rooms and free standing surgery centers as well as clinics and physicians’ offices.
•	Provide products that greatly reduce healthcare worker and patient exposure to harmful materials present in infectious fluids and that contribute to an adverse working environment.
•	Utilize existing medical products and independent distributors to achieve the desired market penetration.
•	Continue to utilize operating room consultants, builders and architects as referrals to hospitals and day surgery centers.

Our strategy may also include:

•	Employing a lean operating structure, while utilizing the latest trends and technologies in manufacturing and marketing, to achieve both market share growth and projected profitability.
•	Providing a leasing program and/or “pay per use” program as alternatives to purchasing.
•	Providing service contracts to establish an additional revenue stream.
•

Utilizing the manufacturing experience of our management team to develop sources of supply and manufacturing to reduce costs while still obtaining excellent quality. While cost is not a major consideration in the roll-out of leading edge products, we believe that being a low-cost provider will be important long term.

•	Offering an innovative warranty program that is contingent on the exclusive use of our disposable kit to enhance the success of our after-market disposable products.

Technology and Competition

Fluid Management for Surgical Procedures

The management of surgical waste fluids produced during and after surgery is a complex mix of materials and labor that consists of primary collection of fluid from the patient, transportation of the waste fluid within the hospital to a disposal or processing site and disposal of that waste either via incineration or in segregated landfills.

Once the procedure has ended, the canisters currently being used in many cases, and their contents must be removed from the operating room and disposed. There are several methods used for disposal, all of which present certain risks to the operating room team, the crews who clean the rooms following the procedure and the other personnel involved in their final disposal. These methods include:

•

Direct Disposal Through the Sanitary Sewer.  In virtually all municipalities, the disposal of liquid blood may be done directly to the sanitary sewer where it is treated by the local waste management facility. This practice is approved and recommended by the EPA. In most cases these municipalities specifically request that disposed bio-materials not be treated with any known anti-bacterial agents such as glutalderhyde, as these agents not only neutralize potentially infectious agents but also work to defeat the bacterial agents employed by the waste treatment facilities themselves. Disposal through this method is fraught with potential exposure to the service workers, putting them at risk for direct contact with these potentially infectious agents through spillage of the contents or via splash when the liquid is poured into a hopper - a specially designated sink for the disposal of infectious fluids. Once the infectious fluids are disposed of into the hopper, the empty canister is sent to central processing for re-sterilization (glass and certain plastics) or for disposal in the bio-hazardous/infectious waste generated by the hospital (red-bagged).

•

Conversion to Gel for Red-Bag Disposal.  In many hospital systems the handling of this liquid waste has become a liability issue due to worker exposure incidents and in some cases has even been a point of contention during nurse contract negotiations. The healthcare industry has responded to concerns of nurses over splash and spillage contamination by developing a powder that, when added to the fluid in the canisters, produces a viscous, gel-like substance that can be handled more safely. After the case is completed and final blood loss is calculated, a port on the top of each canister is opened and the powder is poured into it. It takes several minutes for the gel to form, after which the canisters are placed on a service cart and removed to the red-bag disposal area for disposal with the other infectious waste.

There are four major drawbacks to the manual disposal process:

•	It does not ensure protection for healthcare workers, as there remains the potential for splash when the top of the canister is opened.
•	Based on industry pricing data, the total cost per canister increases by approximately $2.00.
•

Disposal costs to the hospital increase dramatically as shipping, handling and landfill costs are based upon weight rather than volume in most municipalities. The weight of an empty 2,500 ml canister is about 1 pound. A canister and its gelled contents weigh about 7.5 pounds, and the typical cost to dispose of medical waste is approximately $0.30 per pound.

•	The canister filled with gelled fluid must be disposed; it cannot be cleaned and re-sterilized for future use.

Despite the increased cost of using gel and the marginal improvement in healthcare worker protection it provides, several hospitals have adopted gel as their standard procedure.

Current Competition, Technology, and Costs

Single Use Canisters —  In the U.S., glass reusable containers are infrequently used as their high initial cost, frequent breakage and costs of reprocessing are typically more costly than single use high impact plastic canisters, even when disposal is factored in. Each single use glass canister costs roughly $8.00 each while the high impact plastic canisters cost $2.00 – $3.00 each and it is estimated that a range of two to eight canisters are used in each procedure, depending on the operation. Our FMS would replace the use of canisters and render them unnecessary, as storage and disposal would be performed automatically by the FMS. We believe our competitive advantage, however, is our unlimited capacity, eliminating the need for any high volume cases to be interrupted for canister changeover.

Solidifying Gel Powder —  One significant drawback of the solidifying gels is that they increase the weight of the materials being sent to the landfill by a factor of five to seven times, resulting in a significant cost increase to the hospitals that elect to use the products. The FMS eliminates the need for solidifying gel, providing savings in both gel powder usage and associated landfill costs.

Sterilization and Landfill Disposal — Current disposal methods include the removal of the contaminated canisters (with or without the solidifying gel) to designated biohazardous/infectious waste sites. Previously many hospitals used incineration as the primary means of disposal, but environmental concerns at the international, domestic and local level have resulted in a systematic decrease in incineration worldwide as a viable method for disposing of blood, organs or materials saturated with bodily fluids. When landfill disposal is used, canisters are included in the general red-bag disposal and, when gel is used, comprise a significant weight factor. Where hopper disposal is still in use, most of the contents of the red-bag consist only of outer packaging of supplies used in surgery and small amounts of absorbent materials impregnated with blood and other waste fluid. These, incidentally, are retained and measured at the end of the procedure to provide a more accurate assessment of fluid loss or retention. Once at the landfill site, the red-bagged material is often steam-sterilized with the remaining waste being ground up and interred into a specially segregated waste dumpsite.

Handling Costs —  Once the surgical team has finished the procedures, and a blood loss estimate is calculated, the liquid waste (with or without solidifying gels) is removed from the operating room and either disposed of down the sanitary sewer or transported to an infectious waste area of the hospital for later removal. The FMS would significantly reduce the labor costs associated with the disposal of fluid or handling of contaminated canisters, as the liquid waste is automatically emptied into the sanitary sewer after measurements are obtained. We utilize the same suction tubing currently being used in the operating room, so no additional cost is incurred with our process. While each hospital handles fluid waste disposal differently, we believe that the cost of our cleaning fluid after each procedure will be less than the current procedural cost that could include the cost of canisters, labor to transport the canisters, solidifying powder, gloves, gowns, mops, goggles, shipping, and transportation, as well as any costs associated with spills that may occur due to manual handling.

A hidden but very real and considerable handling cost is the cost of infectious fluid exposure. A July 2007 research article published in Infection Control Hospital Epidemiology concluded that “Management of occupational exposures to blood and body fluids is costly; the best way to avoid these costs is by prevention of exposures.” According to the article, hospital management cost associated with occupational blood exposure can, conservatively, be more than $4,500 per exposure. Because of privacy laws, it is difficult to obtain estimates of exposure events at individual facilities; however, in each exposure the healthcare worker must be treated as a worse case event. This puts the healthcare worker through a tremendous amount of personal trauma, and the health care facility through considerable expense and exposure to liability and litigation.

Nursing Labor — Nursing personnel spend significant time in the operating room readying canisters for use, calculating blood loss and removing or supervising the removal of the contaminated canisters after each procedure. Various estimates have been made, but an internal study at a large healthcare facility in Minneapolis, Minnesota, revealed that the average nursing team spends twenty minutes pre-operatively and intra-operatively setting up, monitoring fluid levels and changing canisters as needed and twenty minutes post-operatively readying blood loss estimates or disposing of canisters. Estimates for the other new technologies reviewed have noted few cost savings to nursing labor.

The FMS would save nursing time as compared to the manual process of collecting and disposing of surgical waste. Set-up is as easy as attaching the suction tube to the inflow port of the FMS. Post-operative clean-up requires approximately five minutes, the time required to dispose of the suction tubing and disposable filter to the red-bag, calculate the patient’s blood loss, attach the bottle of cleaning solution to the inlet port of the unit, initiate the cleaning cycle, and dispose of the emptied cleaning solution. The steps that our product avoids, which are typically involved with the manual disposal process include, canister setup, interpretation of an analog read out for calculating fluid, canister management during the case (i.e. swapping out full canisters), and then temporarily storing, transferring, dumping, and properly disposing of the canisters.

Marketing and Sales Distribution

We sell the FMS and procedure disposables through various methods that may include a direct sales force, independent distributors and manufacturer’s representatives covering the vast majority of major U.S. markets. Currently we have one regional manager selling, and demoing the FMS for prospective customers and distributors, as well as, supporting our current customer base for disposable resupply. We are close to signing contracts with various hospital purchasing groups and have signed on independent distributors. Our targeted customer base includes nursing administration, operating room managers, CFOs, CEOs, risk management, and infection control.

Promotion — The dangers of exposure to infectious fluid waste are well recognized in the medical community. It is our promotional strategy to effectively educate medical staff regarding the risks of contamination using current waste collection procedures and the advantages of the FMS in protecting medical personnel from inadvertent exposure. We intend to leverage this medical awareness and concern with education of regulatory agencies at the local, state and federal levels about the advantages of the FMS.

We supplement our sales efforts with a promotional mix that will include a number of printed materials, video support and a website. We believe our greatest challenge lies in reaching and educating the 1.6 million medical personnel who are exposed daily to fluid waste in the operating room or in other healthcare settings (OSHA, CPL 2-2.44C). These efforts will require utilizing single page selling pieces, video educational pieces for technical education, use of scientific journal articles and a webpage featuring product information, educational materials, and training sites.

Pricing — We believe prices for the FMS and its disposable procedure kit reflect a substantial cost savings to hospitals and surgical centers compared to their long-term procedure costs. Our pricing strategy ensures that the customer realizes actual cost savings when using the FMS versus replacing traditional canisters, considering the actual costs of the canisters and associated costs such as biohazard processing labor and added costs of biohazard waste disposal. Our cleaning solution’s bottle is recyclable, and the anticipated selling price of the fluid is built into our cost analysis. In contrast, an operation using traditional disposal methods will often produce multiple canisters destined for biohazard processing. Biohazard disposal costs are estimated by Outpatient Surgery Magazine to be 5 times more per pound to dispose of than regular waste (Outpatient Surgery Magazine, April 2007). Once the canister has touched blood, it is considered “red bag” biohazard waste, whereas the cleaning fluid bottle used in the FMS can be recycled or disposed with the rest of the facility’s plastics.

The FMS lists for $21,900 per system (one per operating room — installation extra) and $24 per unit retail for the proprietary disposables: one filter and one bottle of cleaning solution to the U.S. hospital market. By comparison, the disposal system of Stryker Instruments, one of our competitors, retails for approximately $25,000 plus an $8,000 docking station and requires a disposable component with an approximate cost of $25 per procedure and a proprietary cleaning fluid (cost unknown per procedure). Per procedure cost of the traditional disposal process includes approximate costs of $2 – $3.00 per liter canister, plus solidifier at $2 per liter canister, plus the biohazard premium disposal cost approximated at $1.80 per liter canister. In addition, the labor, gloves, gowns, goggles, and other related material handling costs are also disposal expenses.

Ability to Continue as a Going Concern

We have suffered recurring losses from operations and have a stockholders’ deficit. Although we have been able to fund our current working capital requirements, principally through debt and equity financing, there is no assurance that we will be able to do so in the future. These factors raise substantial doubt about our ability to continue as a going concern. As a result of the above factors, our independent registered public accounting firm has indicated in their audit opinion, contained in our financial statements included in this prospectus that they have serious doubts about our ability to continue as a going concern. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Plan of Financing; Going Concern Qualification.”

Risks

We are subject to a number of risks, which you should be aware of before deciding to purchase the securities in this offering. In particular, you should consider the following risks, which are discussed more fully in the section titled “Risk Factors.”

•	As a result of our current lack of financial liquidity and negative stockholders’ equity, our auditors have expressed substantial concern about our ability to continue as a “going concern.”
•	We have significant liabilities, which may restrict our business and operations, adversely affect our cash flow and restrict our future access to sufficient funding to finance desired growth.
•	Our limited operating history does not afford investors a sufficient history on which to base an investment decision.
•	Our business is dependent upon proprietary intellectual property rights, which if we were unable to protect, could have a material adverse effect on our business.
•	If we become subject to intellectual property actions, this could hinder our ability to deliver our products and services and our business could be negatively impacted.
•

We face significant competition, including competition from companies with considerably greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

•	Our products require FDA clearance and our business will be subject to intense governmental regulation and scrutiny, both in the U.S. and abroad.
•	Our product has only recently entered the commercial market and, although we anticipate market acceptance, we do not have enough customer experience with it to predict future demands.
•	If our product is not accepted by our potential customers, it is unlikely that we will ever become profitable.
•

We are dependent on a few key executive officers for our success. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of an investment.

•	The relative lack of public company experience of our management team may put us at a competitive disadvantage.
•	Costs incurred because we are a public company may affect our profitability.
•	We may not sustain the increase in the market price of our common stock resulting from the recent reverse stock split.
•	Our recent reverse stock split may decrease the liquidity of the shares of our common stock.

Corporate Information

The Company was originally incorporated on April 23, 2002 in Minnesota as BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware corporation as the surviving corporation of the merger.

Our address is 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. Our telephone number is (651) 389-4800, and our website address is www.skylinemedical.com.

Recent Developments

Agreement by Holders of Series A Preferred Shares and Related Warrants to Exchange the Series A Preferred Shares for Units.

On February 4, 2014, we raised $2,055,000 in gross proceeds from a private placement of 20,550 shares of Series A Convertible Preferred Stock, par value $0.01, with a stated value of $100 per share (the “Series A Preferred Shares”) and warrants to purchase shares of our common stock. The Series A Preferred Shares and warrants were sold to investors pursuant to a Securities Purchase Agreement, dated as of February 4, 2014. Pursuant to certain anti-dilution provisions and other rights under the Series A Preferred Shares, the warrants and the Securities Purchase Agreement, the Series A Preferred Shares are currently convertible into an aggregate of 210,769 shares of our common stock and the related warrants are exercisable into an aggregate of 211,934 shares of our common stock at a cash exercise price of $9.75 per share. Prior to the commencement of the offering of the Units offered hereby, the holders of the Series A Preferred Shares have agreed to exchange all of the outstanding Series A Preferred Shares for units with the same terms as the Units offered hereby (the “Exchange Units”) such that for every dollar of stated value of Series A Preferred Shares tendered the holders will receive an equivalent value of Exchange Units based on the public offering price of the Units in this offering (the “Unit Exchange”). Accordingly, assuming the public offering price for the Units in this offering is $9.00 per Unit, then all of the Series A Preferred Shares will be exchanged into 228,334 Exchange Units. The warrants that were issued in connection with the issuance of the Series A Preferred Shares will remain outstanding; however, the warrant amounts will be reduced so that the warrants will be exercisable into an aggregate of 84,770 shares of our common stock. The Unit Exchange is subject to and will be consummated currently with the consummation of this offering. Upon effectiveness of the Unit Exchange, the Series A Preferred Shares will be cancelled and resume the status of authorized but unissued shares of preferred stock.

Recent Developments Regarding Convertible Promissory Notes.  From July through September 2014, we entered into a series of securities purchase agreements pursuant to which we issued approximately $1.8 million original principal amount of convertible promissory notes (the “2014 Convertible Notes”) and warrants exercisable for shares of our common stock. The original principal amount of the 2014 Convertible Notes was subsequently reduced to approximately $1.6 million in accordance with their terms. The terms of these 2014 Convertible Notes and related warrants are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Historical Financing — 2014 Sales of Convertible Notes and Warrants” below. In April and May 2015, we issued and sold to Magna Equities II, LLC (“Magna”) additional Convertible Notes in an aggregate original principal amount of $275,000 containing terms substantially similar to the 2014 Convertible Notes (the “2015 Convertible Notes” and, together with the 2014 Convertible Notes, the “Convertible Notes”).

As of June 30, 2015, $927,663 aggregate principal amount of Convertible Notes, plus accrued and unpaid interest thereto, has been converted into shares of our common stock and $933,073 aggregate principal amount of Convertible Notes remains outstanding. Prior to the commencement of the offering of the Units offered hereby, the holders of the Convertible Notes have agreed to not exercise their right to convert the Convertible Notes into shares of our common stock, in exchange for our agreement to redeem all of the outstanding Convertible Notes promptly following the consummation of this offering at a redemption price equal to 140% of the principal amount, plus accrued and unpaid interest to the redemption date. We estimate that the total redemption price to redeem all outstanding Convertible Notes will be approximately $1.4 million. Of this amount, approximately $167,031 will be paid to our affiliates in redemption of their Convertible Notes.

Amendment to Certificate of Incorporation.

In June 2015, the Company’s Board of Directors and holders of a majority of the outstanding stock of the Company approved an amendment to the Certificate of Incorporation (the “Charter Amendment”) to increase the number of authorized shares of common stock from 10,666,667 shares to 100,000,000 shares and the number of authorized shares of preferred stock from 10,000,000 shares to 20,000,000 shares. The Charter Amendment became effective on July 24, 2015.

THE OFFERING

Price per Unit	$ per Unit

Securities offered by us

1,666,667 Units. Each Unit consists of one share of common stock, one share of Series B Convertible Preferred Stock, each convertible into one share of common stock and four Series A Warrants, each exercisable for one share of common stock. Under the registration statement of which this prospectus forms a part, we are also registering the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and the exercise of the Series A Warrants.

Separation of Common Stock, Series B Convertible Preferred Stock and Series A Warrants

The shares of common stock, the shares of Series B Convertible Preferred Stock and the Series A Warrants that comprise the Units offered hereby are issued and will trade together as Units until the six month anniversary of the Issuance Date at which point they will automatically separate. However, the shares of common stock, the shares of Series B Convertible Preferred Stock and the Series A Warrants will become separable prior to the expiration of the six-month anniversary if at any time after 30 days from the Issuance Date any of the following Separation Trigger Events occurs:

•

the closing price of our common stock on the NASDAQ Capital Market is greater than 200% of the Series A Warrants exercise price for a period of 20 consecutive trading days (the “Trading Separation Trigger”),

•

the Series A Warrants are exercised for cash (solely with respect to the Units that include the exercised Series A Warrants) (a “Warrant Cash Exercise Trigger”) or

•

the Units are delisted from the NASDAQ Capital Market for any reason (the “Delisting Trigger”).

Upon the occurrence of a Separation Trigger Event, the shares of common stock, the shares of Series B Convertible Preferred Stock and Series A Warrants will separate:

•

in the case of the Trading Separation Trigger, on the 15th day after the date of the Trading Separation Trigger;

•

in the case of a Warrant Cash Exercise Trigger, on the date such Warrant Cash Exercise Trigger is effected, but solely with respect to the Units that include the exercised Series A Warrants; and

•

in the case of the Delisting Trigger, on the date thereof.

Series B Convertible Preferred Stock

Each share of Series B Convertible Preferred Stock will be convertible into one share of common stock upon the six month anniversary of the Issuance Date, or in the event of an Early Separation resulting from the Trading Separation Trigger or the Delisting Trigger, the date of such Early Separation. The Series B Convertible Preferred Stock shall not become convertible upon separation solely as a result of a Warrant Cash Exercise Trigger. In addition, the Series B Preferred Stock will automatically convert into shares of common stock upon the occurrence of a Fundamental Transaction (as defined herein). For additional information, see “Description of Securities – Description of the Securities We Are Offering – Series B Convertible Preferred Stock Included in the Units Offered Hereby” on page 80 of this prospectus.

Series A Warrants

Each Series A Warrant is exercisable for one share of common stock at an initial cash exercise price of $      per share. In lieu of paying the exercise price in cash, holders may elect a cashless exercise whereby the holder would receive a number of shares of common stock equal to the Black Scholes Value (as defined herein). The Series A Warrants are exercisable upon the separation of the Units, provided that the Series A Warrants may be exercised for cash at any time commencing 30 days after the Issuance Date. The Series A Warrants will expire on the fifth anniversary of the Issuance Date. For additional information, see “Description of Securities – Description of Securities We Are Offering – Series A Warrants Included in the Units Offered Hereby” on page 81 of this prospectus.

Common stock outstanding before this offering

Prior to this offering, there were 3,313,862 shares of our common stock outstanding.  Upon the consummation of this offering, there will be 5,208,863 shares of our common stock outstanding, which amount includes (i) the 1,666,667 shares of common stock included in the Units offered hereby and (ii) the 228,334 shares of common stock included in the Exchange Units issued in connection with the Exchange.  The number of shares of common stock before and after this offering exclude:

•

up to 8,333,335 shares of common stock underlying the shares of Series B Convertible Preferred Stock and the Series A Warrants comprising the Units offered hereby (assuming the Series A Warrants are exercised for cash );

•

up to 499,998 shares of common stock underlying the 83,333 Units included in the unit purchase option to be issued to the representative of the underwriters in connection with this offering (assuming the underlying shares of Series B Convertible Preferred Stock are converted and the Series A Warrants included in such Units are exercised for cash);

•

up to 1,141,670 shares of common stock underlying shares of Series B Convertible Preferred Stock and the Series A Warrants comprising the 228,334 Exchange Units that will be issued in the Exchange for the outstanding Series A Preferred Shares prior to the consummation of this offering assuming the public offering price for the Units in this offering is $9.00 per Unit , as described above under “– Recent Developments”;

•

the shares of common stock underlying the Series A Preferred Shares that will be tendered in the Unit Exchange and cancelled;

•

508,391 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $6.96 per share as of June 30, 2015;

•

625,465 shares of our common stock issuable upon exercise of outstanding warrants as a result of previous private placements at a weighted average exercise price of $9.06 per share as of June 30, 2015, which amount is net of the reduction in the underlying warrant shares pursuant to the terms of the Unit Exchange;

• the shares of common stock issuable upon the conversion of the outstanding Convertible Notes which will be redeemed by the Company with a portion of the proceeds of this offering.

Use of Proceeds

Assuming we complete the sale of 1,666,667 Units offered hereby at a public offering price of $9.00 per Unit, we estimate that the net proceeds from this offering will be approximately $13 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering as follows:

(i)

approximately $1.0 million to build and maintain inventory for shorter lead times, retaining stock for sub-assembly repairs and to reserve units for immediate trial validation;

(ii)

approximately $0.5 million to construct tooling for producing tanks, manifolds, nozzles and miscellaneous injection moldings to decrease product cost in both parts and labor;

(iii)

approximately $0.5 million to install a filling station, tanks, label registration and boxing to bring the cleaning solution in-house for a cost reduction;

(iv)

approximately $1.0 million to support research and development including: obtaining our CE mark, developing an additional component to the STREAMWAY FMS, designing for evolutionary changes, covering audit and testing as required by government regulation;

(v)

approximately $2.0 million to expand sales and marketing both nationally and (when approved) internationally;

(vi)

approximately $1.4 million estimated to redeem the outstanding Convertible Notes, including approximately $167,031 to redeem the Convertible Notes held by our affiliates; and

(vii)

the remaining proceeds, if any, will be used for general corporate purposes, including working capital and repaying debt. See Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTCQB symbol	Common Stock — SKLN.QB.

Proposed symbol and listing

We have applied to list our common stock on The NASDAQ Capital Market under the symbol “SKLN”. We have applied for the Units to be listed on the NASDAQ Capital Market under the symbol “SKLNU”. No assurance can be given that such listings will be approved or that a trading market will develop.

Unless we indicate otherwise all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional 250,000 Units to cover over-allotments, if any, and, to the extent such over-allotment option is exercised, does not include the securities comprising the unit purchase option to be issued to the representatives of the underwriters in connection with this offering issuable in connection therewith.

SUMMARY FINANCIAL DATA

The following table sets forth our summary statement of operations data for the fiscal years ended December 31, 2014 and 2013 derived from our audited financial statements and related notes included elsewhere in this prospectus. The summary financial data for the six months ended June 30, 2015 and 2014, are derived from our unaudited financial statements appearing elsewhere in this prospectus and are not indicative of result to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
Revenue	$385,286	$388,513	$951,559	$468,125
Operating Expenses
Research and Development Expenses	120,947	249,636	394,257	235,052
General and Administrative Expenses	1,332,624	3,470,397	7,024,750	9,160,454
Total Operating Expenses	1,453,571	3,720,033	7,419,007	9,395,506
Loss from Operations	(1,068,285)	(3,331,520)	(6,467,448)	(8,927,381)
Other Income (expense)
Interest Expense	342,837	32,897	377,719	636,503
(Gain) Loss on Equity Linked	—	(11,469)	(11,599)	(157,580)
Net Loss available to common shareholders	$(1,411,122)	$(3,352,949)	$(6,833,568)	$(9,406,304)
Loss per common share - basic and diluted	$(0.44)	$(1.13)	$(2.29)	$(4.64)
Weighted average number of shares - basic and diluted	3,182,706	2,958,965	2,990,471	2,026,115

	As of June 30, 2015
	Actual	Pro Forma(1)
Balance Sheet Data:
Cash and cash equivalents	$44,103	$11,317,452
Total assets	745,455	12,018,804
Total liabilities	6,889,678	5,982,436
Total stockholders' equity (deficiency)	(6,144,223)	6,036,368

———————

(1)

Pro forma amounts give effect to (i) the redemption of $933,074 aggregate principal amount outstanding of Convertible Notes, together with accrued and unpaid interest and premium, with the proceeds of this offering at an estimated redemption price of approximately $1.4 million, (ii) the exchange of 20,550 shares of Series A Preferred Shares into an aggregate 228,334 Exchange Units, assuming the public offering price for the Units in this offering is $9.00 per Unit, and (iii) the sale of 1,666,667 Units in this offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business

We will require additional financing to sustain our operations, and if adequate financing is not available, we may be forced to go out of business. Such financing will be dilutive and feature restricted terms. Our independent public accounting firm has indicated in their audit opinion, contained in our financial statements, that they have serious doubts about our ability to remain a going concern.

We have not achieved profitability and anticipate that we will continue to incur net losses at least through 2015. We had revenues of $952,000 in 2014 and $385,000 in the first six months of 2015, but we had negative operating cash flows of $3.4 million in 2014 and $215,000 in the first six months of 2015. As a result of our continued losses, our cash resources have not been sufficient to sustain our operations, and we have continued to depend on financing transactions to generate sufficient cash to stay in operation. Our private offerings of preferred stock and convertible debt in 2014 yielded aggregate gross proceeds of $3,555,000; however, our cash balance was only $44,000 as of June 30, 2015. As we manage our cash resources, our cash balance continues to fluctuate depending on the timing of receipt of product revenues and the proceeds of continued financing transactions, as well as the timing of our needs to pay for essential services and supplies to stay in operation. In April and May 2015 we raised gross proceeds of $250,000 from further private sales of convertible notes. These proceeds were used almost immediately, or will be used, to pay essential resources, in order to stay in operation. We are currently incurring operating expenses of approximately $250,000 per month. Although we are attempting to curtail our expenses, there is no guarantee that we will be able to reduce these expenses significantly, and expenses for some periods may be higher as we prepare our product for broader sales, increase our sales efforts and maintain adequate inventories.

With limited cash available to fund our operating expenses, we have deferred or delayed payments to vendors, suppliers and service providers and other parties to whom we owe money, opting instead to prioritize payments for personnel and essential resources. Our balance of debts, liabilities and cash obligations that are either considered past due or that will become due in calendar 2015 was approximately $6,397,000 as of December 31, 2014 and approximately $6,889,678 as of June 30, 2015 and has increased since that time. This balance includes but is not limited to significant amounts of vendor payments, professional fees and payroll taxes, among other types of obligations. We have negotiated payment arrangements with some of the parties to whom we owe payments. In some cases, we have incurred and will continue to incur interest, late fees and penalties that cause our balance of obligations to increase further. Additionally, the parties to whom we owe these amounts may assert that further penalties are appropriate for failure to pay obligations when due, and any such penalties, if imposed, may have a material adverse effect on our financial condition and results of operations. Our outstanding debt at June 30, 2015 included $933,074 in principal amounts of convertible notes that are due and payable September 1, 2015.

We believe that our cash on hand, plus the net proceeds from this offering (assuming $15.0 million of Units are sold in this offering) would be adequate to fund operations through the end of 2016. There is no assurance that we will not require additional funds before that time. If such financing is available, it may be highly dilutive to our existing stockholders and may otherwise include burdensome or onerous terms. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to declare bankruptcy, reorganize or to go out of business. Should this occur, the value of any investment in our securities could be adversely affected, and an investor would likely lose all or a significant portion of their investment. These factors raise substantial doubt about our ability to continue as a going concern.

As a result of the above factors, our independent registered public accountant firm has indicated in their audit opinion, included herein, that they have serious doubts about our ability to continue as a going concern. The financial statements included herein have been prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our limited operating history makes evaluation of our business difficult.

We were formed on April 23, 2002 and to date have generated only moderate revenue year by year. Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business. We have a limited operating history which makes it difficult to evaluate our performance. You must consider our prospects in light of these risks and the expenses, technical obstacles, difficulties, market penetration rate and delays frequently encountered in connection with the development of new businesses. These factors include uncertainty as to whether we will be able to:

•	raise capital;
•	develop and implement our business plan in a timely and effective manner;
•	be successful in uncertain markets;
•	respond effectively to competitive pressures;
•	successfully address intellectual property issues of others;
•	protect and expand our intellectual property rights; and
•	continue to develop and upgrade our products.

Our business is dependent upon proprietary intellectual property rights, which if we were unable to protect, could have a material adverse effect on our business.

We rely on a combination of patent, trade secret and other intellectual property rights and measures to protect our intellectual property. We currently own and may in the future own or license additional patent rights or trade secrets in the U.S. with non-provisional patents elsewhere in the world that cover certain of our products. We rely on patent laws and other intellectual property laws, nondisclosure and other contractual provisions and technical measures to protect our products and intangible assets. These intellectual property rights are important to our ongoing operations and no assurance can be given that any measure we implement will be sufficient to protect our intellectual property rights. Also, with respect to our trade secrets and proprietary know-how, we cannot be certain that the confidentiality agreements we have entered into with employees will not be breached, or that we will have adequate remedies for any breach. We may lose the protection afforded by these rights through patent expirations, legal challenges or governmental action. If we cannot protect our rights, we may lose our competitive advantage if these patents were found to be invalid in the jurisdictions in which we sell or plan to sell our products. The loss of our intellectual property rights could have a material adverse effect on our business.

If we become subject to intellectual property actions, this could hinder our ability to deliver our products and services and our business could be negatively impacted.

We may be subject to legal or regulatory actions alleging intellectual property infringement or similar claims against us. Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technologies or businesses. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products. While we are currently not subject to any material intellectual property litigation, any future litigation alleging intellectual property infringement could be costly, particularly in light of our limited resources. Similarly, if we determine that third parties are infringing on our patents or other intellectual property rights, our limited resources may prevent us from litigating or otherwise taking actions to enforce our rights. Any such litigation or inability to enforce our rights could require us to change our business practices, hinder or prevent our ability to deliver our products and services, and result in a negative impact to our business. Expansion of our business via product line enhancements or new product lines to drive increased growth in current or new markets may be inhibited by the intellectual property rights of our competitors and/or suppliers. Our inability to successfully mitigate those factors may significantly reduce our market opportunity and subsequent growth.

We face significant competition, including competition from companies with considerably greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

Our industry is highly competitive with numerous competitors ranging from well-established manufacturers to innovative start-ups. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price and production and more quickly develop new products and technologies.

We estimate that the total market for surgical suction canisters is approximately $94 million and we estimate the total cost of using surgical canisters is greater than $94 million because this amount does not include the labor to handle the canisters, disposal costs and solidifying compounds commonly used to minimize exposure to health care workers. Our competitors include Cardinal Health, Inc., a medical manufacturer and distributor, and Stryker Instruments, a wholly owned subsidiary of Stryker Corporation, which has a leading position in our market. Both of these competitors are substantially larger than our company and are better capitalized than we are.

Companies with significantly greater resources than ours may be able to reverse engineer our products and/or circumvent our intellectual property position. Such action, if successful, would greatly reduce our competitive advantage in the marketplace.

We believe that our ability to compete successfully depends on a number of factors, including our technical innovations of unlimited suction and unlimited capacity capabilities, our innovative and advanced research and development capabilities, strength of our intellectual property rights, sales and distribution channels and advanced manufacturing capabilities. We plan to employ these and other elements as we develop our products and technologies, but there are many other factors beyond our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products, which could adversely impact the trading price of the shares of our common stock.

Our products require FDA clearance and our business will be subject to intense governmental regulation and scrutiny, both in the U.S. and abroad.

We cannot generate revenues from our product to be used in the surgical operating room without FDA clearance. In March 2009, we filed a 510(k) submission with the FDA with respect to a product classification as a Class II non-exempt device. We received written confirmation of final FDA clearance on April 1, 2009.

The production, marketing and research and development of our product is subject to extensive regulation and review by the FDA and other governmental authorities both in the United States and abroad. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record keeping. If we do not comply with applicable regulatory requirements, violations could result in warning letters, non-approvals, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

Our product has only recently entered the commercial market and we do not have enough customer experience with it to predict future demands.

The STREAMWAY FMS has been launched into the fluid management market. We are currently manufacturing the Product, following Good Management Practice compliance regulations, at a leased facility and anticipate the capability of producing the STREAMWAY FMS in sufficient quantities for future near term sales. We have contracted with a manufacturing company that fits our standards and costs. We have sold and installed a limited number of FMS Systems to date and unknown or unforeseen market requirements may arise.

If our product is not accepted by our potential customers, it is unlikely that we will ever become profitable.

The medical industry has historically used a variety of technologies for fluid waste management. Compared to these conventional technologies, our technology is relatively new, and the number of companies using our technology is limited. The commercial success of our product will depend upon the widespread adoption of our technology as a preferred method by hospitals and surgical centers. In order to be successful, our product must meet the technical and cost requirements for these facilities. Market acceptance will depend on many factors, including:

•	the willingness and ability of customers to adopt new technologies;
•	our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to conventional methods used by the medical industry;

•	our ability to select and execute agreements with effective distributors to market and sell our product; and
•	our ability to assure customer use of the Skyline proprietary cleaning fluid and in-line filter.

Because of these and other factors, our product may not gain market acceptance or become the industry standard for the health care industry. The failure of such companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

We are dependent on a few key executive officers for our success. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of an investment.

Our success depends on the skills, experience and performance of key members of our management team. We heavily depend on our management team: Joshua Kornberg, our President and Chief Executive Officer and Interim Chairman of the Board, David Johnson our Chief Operating Officer and Bob Myers our Chief Financial Officer. We have entered into employment agreements with all members of our senior management team and we may expand the relatively small number of executives in our company. Were we to lose one or more of these key individuals, we would be forced to expend significant time and money in the pursuit of a replacement, which could result in both a delay in the implementation of our business plan and the diversion of our limited working capital. We can give you no assurance that we can find satisfactory replacements for these key individuals at all, or on terms that are not unduly expensive or burdensome to our company.

Our success is dependent on our ability to attract and retain technical personnel, sales and marketing personnel, and other skilled management.

Our success depends to a significant degree on our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical, sales and marketing personnel and skilled management could adversely affect our business. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

Costs incurred because we are a public company may affect our profitability.

As a public company, we incur significant legal, accounting, and other expenses, and we are subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, requires changes in corporate governance practices of public companies. We expect that full compliance with such rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly, which may negatively impact our financial results. To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

Risks Related to Our Securities and this Offering

From our inception through the date of our reincorporation in Delaware, a majority of our shares and other securities were issued in violation of the preemptive rights of existing stockholders, which could result in claims against us.

In 2013, it was brought to the attention of our management and Board of Directors that the Company was subject to preemptive rights prior to its reincorporation in Delaware. The Minnesota Business Corporation Act provides such rights to stockholders of a corporation, unless the corporation’s articles of incorporation “opt out” and deny them. The Company’s articles of incorporation never denied preemptive rights or mentioned them in any way. Since our inception in 2002, the Company has issued shares of common stock and other equity securities on numerous occasions to raise capital and for other purposes and, to our knowledge; we have never complied with the Minnesota preemptive rights statute in connection with such issuances. On December 16, 2013, the reincorporation merger became effective. From that date, stockholders no longer have preemptive rights relating to any future issuances of securities. In connection with previous issuances of securities, we may be subject to the claims of previous and current stockholders based on violations of their preemptive rights; the risk and magnitude of these claims are uncertain, because there is little legal authority on the application of the Minnesota preemptive rights statute and if there are any future claims, we intend to vigorously defend against such claims. However, if current or former stockholders bring claims against the Company for violations of preemptive rights, there can be no assurance that the Company will not be liable for damages, the amount of which cannot be predicted. Further, in connection with any such claims, a court may grant other remedies that will have a material adverse effect on the Company’s financial condition or results of operations, or that will result in dilution to some existing stockholders.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering to build and maintain inventory, construct tooling, install a filling station, tanks, label registration and boxing, support research and development, expand sales and marketing, assist with our operating and administrative expenses, clear past debt and provide working capital. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

There is currently a limited public trading market for our common stock and we cannot assure you that a more active public trading market for our common stock will develop or be sustained. Even if a market develops, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is currently a limited public trading market for our common stock. The numbers of institutions or persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that an active public trading market for our common stock will develop or be sustained.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our certificate of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize certain returns on their investment.

The Company completed a private offering in February 2014 issuing Series A Convertible Preferred Stock paying dividends at 6% of the Stated Value per annum on a quarterly basis.

A limited public trading market may cause volatility in the price of our common stock and Units.

The quotation of our common stock on the OTCQB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Many institutional investors have investment policies which prohibit them from trading in stocks on the OTCQB Market. As a result, stocks traded on the OTCQB Market generally have limited trading volume and exhibit a wide spread between the bid/ask quotations than stock traded on national exchanges. Our common stock is thus subject to significant volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. In addition, there are large blocks of restricted stock that have met the holding requirements under Rule 144 that may be sold without restriction. Our stock is thinly traded due to the limited number of shares available for trading on the market thus causing large swings in price. In addition, there is no established trading market for the warrants being offered in this offering. Although we intend to apply for listing of our common stock and Units on the NASDAQ Capital Market, no assurance can be given that our application will be approved, or that, if the application is approved, the price of our common stock will be less volatile, or that the price of the Units will not be volatile.

We expect volatility in the price of our common stock and Units, which may subject us to securities litigation.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In addition, there is no established trading market for the Units being offered in this offering. Although we intend to apply for listing of our common stock and Units on the NASDAQ Capital Market, no assurance can be given that our application will be approved, or that, if the application is approved, the price of our common stock will be less volatile, or that the price of the Units will not be volatile. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our common stock has in the past been a “penny stock.” It may be more difficult to resell shares of common stock classified as “penny stock.”

Our common stock has, in the past, been a “penny stock” under applicable Securities and Exchange Commission (“SEC”) rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we successfully list our common stock on a national securities exchange, maintain a per-share price at or above $5.00, or otherwise qualify for an exemption from the “penny stock” definition we will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with net assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

Although we conducted a reverse stock split, and applied to list our common stock and Units on the NASDAQ Capital Market, no assurance can be given that the share price of our common stock will remain at or above $5.00, or that our common stock will ever be approved for listing on the NASDAQ Capital Market or any other exchange, such that our stock will be subject to these rules again in the future.

A DTC “Chill” on the electronic clearing of trades in our securities in the future may affect the liquidity of our stock and our ability to raise capital.

Because our common stock may from time to time, be considered a “penny stock,” there is a risk that the Depository Trust Company (DTC) may place a “chill” on the electronic clearing of trades in our securities. This may lead some brokerage firms to be unwilling to accept certificates and/or electronic deposits of our stock and other securities and also some may not accept trades in our securities altogether. A future DTC chill would affect the liquidity of our securities and make it difficult to purchase or sell our securities in the open market. It may also have an adverse effect on our ability to raise capital because investors may be unable to easily resell our securities into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

Shares eligible for future sale may adversely affect the market.

From time to time, certain stockholders may be eligible to sell some or all of their shares of common stock pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) subject to certain limitations. In general, pursuant to Rule 144 as in effect as of the date of this Form S-1 Registration Statement, a stockholder (or stockholders whose shares are aggregated) who has satisfied the applicable holding period and is not deemed to have been one of our affiliates at the time of sale, or at any time during the three months preceding a sale, may sell their shares of common stock. Any substantial sale, or cumulative sales, of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities. In addition, we have registered the resale of 1,049,467 shares of our common stock, pursuant to registration obligations, and have registered the resale of the shares underlying certain warrants to purchase common stock.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded.

Because our common stock is not listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. If we fail to take appropriate steps to register our common stock or qualify for exemptions for our common stock in certain states or jurisdictions of the United States, the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders. Although we intend to apply for listing of our common stock and Units on the NASDAQ Capital Market, no assurance can be given that our application will be approved.

Speculative nature of Series A Warrants.

The Series A Warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock for a limited period of time. Specifically, each Series A Warrant is exercisable for one share of common stock at an initial cash exercise price of $      per share or, in lieu of paying the exercise price in cash, holders may elect a cashless exercise whereby the holder would receive a number of shares equal to the Black Scholes Value (as defined herein). The Series A Warrants will be exercisable upon the separation of the Units, provided that the Series A Warrants may be exercised for cash at any time commencing 30 days after the Issuance Date. The Series A Warrants will expire on the fifth anniversary of the Issuance Date after which time they would have no further value. For additional information, see “Description of Securities – Description of Securities We Are Offering – Series A Warrants Included in the Units Offered Hereby” on page 81 of this prospectus. Moreover, following this offering, the market value of the Series A Warrants is uncertain and there can be no assurance what the market value of the Series A Warrants will be. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Series A Warrants, and consequently, whether it will ever be profitable for holders of the Series A Warrants to exercise the Series A Warrants.

Holders of our Series B Convertible Preferred Stock and Series A Warrants will have no rights as a common stockholder until such holders convert their Series B Convertible Preferred Stock or exercise their Series A Warrants and acquire our common stock.

Until holders of our Series B Convertible Preferred Stock and Series A Warrants acquire shares of our common stock upon conversion or exercise, as the case may be, such holders will have no rights with respect to shares of our common stock underlying such Series B Convertible Preferred Stock and Series A Warrants. Upon conversion of the Series B Convertible Preferred Stock or exercise of the Series A Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the conversion or exercise date.

A stockholder group holds nearly a majority of our outstanding common stock and is able to effectively control our management and operations, and control by this group may create conflicts of interest.

A group consisting of Dr. Samuel Herschkowitz, Josh Kornberg (who is our Chief Executive Officer, President and Interim Chairman of the Board), SOK Partners, LLC and Atlantic Partners Alliance, currently owns more than 1.7 million shares of our outstanding common stock, representing approximately 49% of our voting power. As a result, this group substantially controls the outcome of all matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. Further, this group indirectly controls our management through the substantial power to elect and remove any members of the Board of Directors. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our stockholders. As a result, the return on your investment in our Units through the market price of our common stock or ultimate sale of our business could be adversely affected. Further, conflicts of interest may arise with respect to the interpretation, continuation, renewal or enforcement of our agreements with the members of this group and their affiliates, including the agreements described under “Certain Relationships and Related Party Transactions.” The resolution of any such conflict of interest in favor of any member of this group or any of their affiliates may materially harm our results of operations and the value of your shares of common stock.

Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Our authorized capital includes 20 million shares of preferred stock. Upon the consummation of this offering of Units and the Exchange, (i) the outstanding shares of Series A Preferred Stock will be cancelled and resume the status of authorized but unissued shares of preferred stock and (ii) there will be 2.3 million shares of Series B Convertible Preferred Stock authorized, with 1,895,001 shares outstanding, resulting in 17.3 million authorized shares of undesignated preferred stock. Our Board of Directors has the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our Board of Directors to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our Board of Directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

You will experience immediate and substantial dilution in the book value per share of any common stock you receive from conversion or exercise of the securities underlying the Units issued in this offering.

The purchase price per Unit in this offering is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock, and, therefore, you will suffer immediate and substantial dilution in the net tangible book value of the common stock comprising a portion of the Units and the common stock underlying Series B Convertible Preferred Stock and Series A Warrants contained in the Units you purchase in this offering. See “Dilution” on page 27 for a discussion of the dilution you may incur in connection with this offering.

Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We also expect that significant additional capital will be needed in the future to continue our planned operations. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders. In addition, in the past, we have issued warrants to acquire shares of common stock. To the extent these warrants are ultimately exercised, you will sustain further future dilution.

Certain features of the Series A Warrants may substantially accelerate the issuance of dilutive shares of our common stock.

Commencing upon the separation of the Units, the Series A Warrants will allow the cashless exercise of the Series A Warrants for a number of shares that increases as the trading market price of our common stock decreases, subject to a floor price of $     . The potential for such dilutive exercise of the Series A Warrants may depress the price of common stock regardless of our business performance, and could encourage short selling by market participants, especially if the trading price of our common stock begins to decrease.

There is no public market for the Series B Convertible Preferred Stock or the Series A Warrants to purchase common stock in this offering.

There is no public trading market for the Series B Convertible Preferred Stock or the Series A Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B Convertible Preferred Stock or the Series A Warrants on any securities exchange. Without an active market, the liquidity of the Series B Convertible Preferred Stock and the Series A Warrants will be extremely limited.

Future sales of our common stock in the public market may cause our stock price to decline and impair our ability to raise future capital through the sale of our equity securities.

There are a substantial number of shares of our common stock held by stockholders who owned shares of our capital stock prior to this offering that may be able to sell in the public market upon expiration of the 90-day lock-up agreements they signed in connection with this offering. Sales by such stockholders of a substantial number of shares could significantly reduce the market price of our common stock.

If investors choose to exercise their Series A Warrants for cash and cause a Cash Warrant Separation of the Units, they will not be permitted to convert the Series B Convertible Preferred Stock into common stock until the separation of the remainder of the Units.

Investors in this offering have the right to exercise the Series A Warrants included in the Units for cash at any time 30 days from the Issuance Date. Investors that make such exercise will cause the separation of the Units that included the exercised Series A Warrants, and as a result will receive the shares of common stock and Series B Convertible Preferred Stock underlying such Units. However, such Series B Convertible Preferred Stock will not be convertible into common stock until such time as the remainder of the Units are separated, which will be six months after the Issuance Date, or 15 days after the Trading Separation Trigger date or upon a Delisting Trigger. As a result, investors that elect to exercise the Series A Warrants for cash will be required to hold the underlying Series B Convertible Preferred Stock for a period of time during which the Series B Convertible Preferred Stock will not be tradeable and will not be convertible into common stock.

Risks Related to Our Reverse Stock Split

Even if our recent reverse stock split achieves the requisite increase in the market price of our common stock we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the NASDAQ Capital Market. Therefore, we may not be able to list our Units on the NASDAQ Capital Market, in which case this offering will not be completed.

On October 24, 2014 we completed a reverse stock split of our outstanding common stock, and our common stock began trading on a post-reverse split basis on October 28, 2014. Since that date, our common stock has at times traded at prices that would comply with the minimum bid price requirement of the NASDAQ Capital Market and has at times traded below such minimum bid price. However, there can be no assurance that the market price of our common stock split will remain at the level required for listing. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain the NASDAQ Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, the NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock. If we are unable to meet the minimum bid price requirement, we may be unable to list our shares and Units on the NASDAQ Capital Market, in which case this offering will not be completed.

Even if the market price of our common stock increases sufficiently to the required level and assuming we are able to list our common stock on the NASDAQ Capital Market, there can be no assurance that we will be able to comply with the continued listing standards of the NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on the NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from the NASDAQ Capital Market irrespective of our compliance with the minimum bid price requirement. If our common stock is delisted from the NASDAQ Capital Market, our Units will also be delisted and will thereafter cease to trade. Upon such a delisting our Units will separate.

If the NASDAQ Capital Market does not maintain the listing of our securities for trading on its exchange, we could face significant material adverse consequences, including:

•

a limited availability of market quotations for our securities;

•

reduced liquidity with respect to our securities;

•

a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

•

a limited amount of news and analyst coverage for our company; and

•

decreased ability to issue additional securities or obtain additional financing in the future.

Therefore, it may be difficult for our stockholders to sell any shares or Units if they desire or need to sell them.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be adversely affected by the reverse stock split given the reduced number of shares that are outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that the higher market price of our common stock following our recent reverse stock split may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events, or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect,” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section herein entitled “Risk Factors,” and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

Assuming we complete the sale of 1,666,667 Units offered hereby at a public offering price of $9.00 per Unit, we estimate that the net proceeds from this offering will be approximately $13 million after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows:

(i)

approximately $1.0 million to build and maintain inventory for shorter lead times, retaining stock for sub-assembly repairs and to reserve units for immediate trial validation;

(ii)

approximately $0.5 million to construct tooling for producing tanks, manifolds, nozzles and miscellaneous injection moldings to decrease product cost in both parts and labor;

(iii)

approximately $0.5 million to install a filling station, tanks, label registration and boxing to bring the cleaning solution in-house for a cost reduction;

(iv)

approximately $1.0 million to support research and development including: obtaining our CE mark, developing an additional component to the STREAMWAY FMS, designing for evolutionary changes, covering audit and testing as required by government regulation;

(v)

approximately $2.0 million to expand sales and marketing both nationally and (when approved) internationally;

(vi)

approximately $1.4 million to redeem the outstanding Convertible Notes, as described below; and

(vii)

the remaining proceeds, if any, will be used for general corporate purposes, including working capital and repaying debt.

Our management team will have significant discretion and flexibility in applying the net proceeds from this offering.

Prior to the commencement of this offering, the holders of the outstanding Convertible Notes with a remaining aggregate principal of $933,074 have agreed not to exercise their right to convert the Convertible Notes into shares of our common stock, in exchange for our agreement to redeem all of the outstanding Convertible Notes at a redemption price of 140% of the principal amount thereof, plus accrued and unpaid interest, promptly following the consummation of this offering. The Convertible Notes accrue interest at a rate of 12% per annum. We estimate that the total redemption price to redeem all outstanding Convertible Notes will be approximately $1.4 million. Of this amount, approximately $167,031 will be paid to our affiliates in redemption of their Convertible Notes. See “Summary of the Offering — Recent Developments — Recent Developments Regarding Convertible Promissory Notes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Historical Financing — 2014 Sales of Convertible Notes and Warrants.” We believe that our cash on hand, plus the net proceeds from this offering (assuming $15.0 million of Units are sold in this offering) would be adequate to fund operations through the end of 2016. We estimate that our costs during this time will be approximately $7.5 million, which will be additionally offset by anticipated revenues. The costs consist of approximately $0.4 million for research and development, approximately $2.8 million dollars in cost of goods purchased, approximately $2.1 million in sales and marketing and approximately $2.2 million in general and administrative costs.

Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock is not listed on any stock exchange. Our common stock has been quoted by the OTCQB under the symbol “SKLN.QB.” Prior to August 2012, it was quoted by the OTC Bulletin Board. The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years as reported by the OTCQB or the OTC Bulletin Board, as applicable. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions. These prices reflect the 1:75 reverse stock split effected on October 24, 2014, as well as rounding. Prior to this offering, there was no trading market for the warrants.

	High	Low
2015
Quarter ending September 30, 2015 (through August 7, 2015)	$4.74	$2.75
Quarter ended June 30, 2015	$7.15	$2.00
Quarter ended March 31, 2015	$7.00	$2.00

2014
Quarter ended December 31, 2014	$10.88	$3.25
Quarter ended September 30, 2014	$18.00	$5.25
Quarter ended June 30, 2014	$14.25	$7.95
Quarter ended March 31, 2014	$21.75	$13.13

2013
Quarter ended December 31, 2013	$26.25	$15.00
Quarter ended September 30, 2013	$35.25	$9.75
Quarter ended June 30, 2013	$21.00	$9.00
Quarter ended March 31, 2013	$10.50	$3.75

As of August 7, 2015 the closing price for shares of our common stock was $4.30 per share on the OTCQB. We have applied to list the common stock and the Units on the NASDAQ Capital Market under the symbols “SKLN” and “SKLNU,” respectively. We do not intend to list the Series B Convertible Preferred Stock or Series A Warrants on any exchange.

Holders

As of June 30, 2015, there were approximately 652 stockholders of record of our common stock.

DIVIDEND POLICY

We follow a policy of retaining earnings, if any, to finance the expansion of our business. We have not paid, and, except as set forth below, do not expect to declare or pay, cash dividends in the foreseeable future.

In February 2014, the company completed a private placement of Series A Preferred Shares on which the Company shall pay a 6% quarterly dividend on the stated value per annum commencing on the first day of each quarter. The dividends shall be payable quarterly in cash or in shares of common stock (calculated at the then applicable conversion price per share) and shall be payable on the day at the end of each dividend period (each such day being hereinafter called a “Dividend Payment Date”). No other dividends shall be paid on shares of preferred stock; and the Company shall pay no dividends (other than dividends in the form of common stock) on shares of the common stock unless it simultaneously complies with the previous sentence. Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the tenth (10th) day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Company duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date.

Upon completion of this offering all the Series A Preferred Shares will be exchanged for Exchange Units and will no longer be outstanding. Therefore, as of that date, no more dividends will be payable on the Series A Preferred Shares.

No dividends are payable on the Series B Preferred Stock.

DILUTION

The purchase price per Unit in this offering is substantially higher than the net tangible book value per share of our common stock. Therefore, you will suffer immediate and substantial dilution in the net tangible book value of the common stock underlying the Series B Convertible Preferred Stock and the Series A Warrants contained in the Units you purchase in this offering.

Our historical net tangible book value per share as of June 30, 2015 was $(6,144,223) or $(4.97) per share of common stock. After giving effect to (i) the redemption of $933,074 aggregate principal amount of outstanding Convertible Notes with a portion of  the proceeds of this offering, (ii) the exchange of 20,550 shares of Series A Preferred Shares for 228,334 Exchange Units in connection with the Unit Exchange concurrently with the consummation of this offering, assuming the public offering price for the Units in this offering is $9.00 per Unit, (iii) the sale of the 1,666,667 Units in this offering assuming a public offering price of $9.00 per Unit and (iv) after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 2015 would have been approximately $2.08 per share. This represents an immediate increase in pro forma net tangible book value of approximately $7.05 per share to our existing stockholders, and an immediate dilution of $2.42 per share to new investors purchasing securities in the offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per Unit		$9.00
Price per share of common stock and conversion price per share of Series B Convertible Preferred Stock in Unit		$4.50
Net tangible book value per share as of June 30, 2015	$(4.97)
Pro forma increase per share attributable to this offering and other pro forma adjustments	$7.05
Pro forma net tangible book value per share after this offering and other pro forma adjustments		$2.08
Amount of dilution in net tangible book value per share to new investors in this offering		$2.42

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2015:

•	on an actual basis; and
•

on a pro forma as adjusted basis to give effect to (i) the redemption of $933,074 in aggregate principal amount of outstanding Convertible Notes with a portion of the proceeds of this offering, (ii) the exchange of 20,550 shares of Series A Preferred Shares into an aggregate 228,334 Exchange Units in connection with the Unit Exchange prior to this offering, assuming the assuming the public offering price for the Units in this offering is $9.00 per Unit, (iii) the amendment to the Certificate of Incorporation to increase the authorized capital stock of the Company to 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, and (iv) the sale of 1,666,667 Units in this offering, assuming a public offering price of $9.00 per Unit, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and the use of the net proceeds therefrom.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	Actual	Pro Forma
Total Long-Term Liabilities	$—	$—
Stockholders’ Equity Deficit:
Preferred Stock, 20,000,000 shares authorized, actual; 20,000,000 shares authorized, pro forma
Series A Convertible Preferred Stock, $0.01 par value, $100 stated value, 40,000 shares authorized, 20,550 shares outstanding, actual; 0 shares authorized and outstanding, pro forma	206	—
Series B Convertible Preferred Stock, $0.01 par value, 0 shares authorized and outstanding, actual; 2,300,000 shares authorized and 1,666,667 shares outstanding, pro forma	—	16,667
Common Stock, $0.01 par value, 100,000,000 shares authorized and 3,312,863 shares outstanding, actual; 100,000,000 shares authorized and 5,207,864 shares outstanding, pro forma	33,128	35,411
Additional paid-in capital	30,935,472	44,416,728
Accumulated Deficit	(37,113,029)	(38,432,437)
Total Stockholders’ Equity (Deficit)	(6,144,223)	6,036,368
Total Capitalization	$(6,144,223)	$6,036,368

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Special Note Regarding Forward-Looking Statements,” “Business,” and “Risk Factors” sections in this prospectus.

Recent Developments

The paragraphs below in this section update the disclosures under “Management’s Discussion and Analysis of Financial Condition and Resulting Operations” for the years ended December 31, 2014 and 2013. The subsequent sections beginning with “Overview” are as originally filed in content with some minor changes in paragraph placement for easier comparison and updated disclosures regarding certain matters relating to convertible preferred stock and convertible notes.

Our cash balance was approximately $44,103 as of June 30, 2015. Our current operating expenses are approximately $250,000 per month.

As of June 30, 2015 the Company is not in default with respect to any debt; however, the Company had a balance of debts, liabilities and cash obligations that are either considered past due or will become due in calendar 2015. See “Risk Factors.” We expect that we will require additional funding to finance operating expenses and to enter the international marketplace. We will attempt to raise these funds through equity or debt financing, alternative offerings or other means. If we are successful in securing adequate funding we plan to make significant capital or equipment investments, and we will also continue to make human resource additions over the next 12 months.

Overview

We were incorporated in Minnesota in April 2002 under the name BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware corporation as the surviving corporation of the merger. We are a development stage company manufacturing an environmentally conscientious system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. Since our inception in 2002, we have invested significant resources into product development. We believe that our success depends upon converting the traditional process of collecting and disposing of infectious fluids from the operating rooms of medical facilities to our wall-mounted Fluid Management System (“FMS”) and use of our proprietary cleaning fluid and filter kit.

We currently have one regional sales manager to sell the STREAMWAY FMS. In 2014 we signed a contract with an independent distributor covering New York and surrounding areas, as well as, two other independent contracting groups handling parts of the Midwest and the Southeast.

Since inception, we have been unprofitable. We received approval from the FDA in April 2009 to commence sales and marketing activities of the STREAMWAY FMS and shipped the first system in 2009. However, there was no significant revenue prior to 2011, primarily due to lack of funds to build and ship the product. We sold five original STREAMWAY FMS units in 2011, and another twenty-nine original units to date.

In the first quarter of 2014, the Company commenced sales of an updated version of the STREAMWAY FMS, which provides a number of enhancements to the existing product line including a more intuitive and easier to navigate control screen, data storage capabilities, and additional inlet ports on the filters, among other improvements. This updated version utilizes improved technology, including the capability for continuous flow and continuous suctioning, as covered by our provisional patent application filed in 2013 and our non-provisional patent application filed in January 2014. In total the Company has sold eighty- nine units through June 30, 2015.

We expect the revenue for STREAMWAY FMS units to increase significantly at such time as the hospitals approve the use of the units for their applications based on trial basis units and place orders for billable units. Trial basis units are either installed in or hung on the hospital room wall. The unit is connected to the hospital plumbing and sewer systems, as well as, the hospital vacuum system. The unit remains on the customer site for 2 – 4 weeks, as contracted, at no cost to the customer. However, the customer does purchase the disposable kits necessary to effectively operate the units. Once the trial period has expired the unit is either returned to the Company or purchased by the customer. If purchased, at that time, the Company invoices the customer based upon a contracted price negotiated prior to the trial.

We have never generated sufficient revenues to fund our capital requirements. We have funded our operations through a variety of debt and equity instruments. See “Liquidity and Capital Resources — Historical Financing” below. Our future cash requirements and the adequacy of available funds depend on our ability to sell our products. See “Plan of Financing; Going Concern Qualification” below.

As a company still in development, our limited history of operations makes prediction of future operating results difficult. We believe that period to period comparisons of our operating results should not be relied on as predictive of our future results.

Results of Operations

Comparison of Three and Six Months Ended June 30, 2015 with Three and Six Months Ended June 30, 2014

Revenue. The Company recognized $234,000 of revenue in the three months ended June 30, 2015 compared to $318,000 in revenue in the three months ended June 30, 2014. The Company recognized $385,000 of revenue in the six months ended June 30, 2015 compared to $389,000 in revenue in the six months ended June 30, 2014.The revenue in the first six months of 2015 included the sale of 14 STREAMWAY FMS systems plus disposable sales totaling $154,000.

Cost of sales. Cost of sales was $84,000 in the three months ended June 30, 2015 and $98,000 in the three months ended June 30, 2014. Cost of sales was $180,000 in the six months ended June 30, 2015 and $129,000 in the six months ended June 30, 2014. The gross profit margin was approximately 53% in the six months ended June 30, 2015 compared to 67% in the six months ended June 30, 2014. Our margins were reduced in the first six months as we replaced our original STREAMWAY units for the new iteration units at no charge to our customers. Our margins still vary as our initial production of the STREAMWAY has been released for sale. We expect our margins to increase over the remainder of the year (up to 64% in the three months ended June 30, 2015) as our manufacturing production becomes more consistent, and as increased sales allow us to achieve volume purchasing discounts on both equipment components and our cleaning solution. Over the next several quarters, we expect increases in revenues to exceed increases in costs related to increasing manufacturing and sales capabilities.

General and Administrative expense. General and administrative expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

General and Administrative (G&A) expenses decreased by $474,000 from the three months ended June 30, 2015 compared to June 30, 2014. G&A expenses decreased by $1,781,000 from the six months ended June 30, 2015 compared to June 30, 2014. The three month decrease was primarily due to $359,000 difference in miscellaneous expenses for settlement fees in 2014 for the Marshall Ryan litigation; $170,000 in legal costs associated with our private placements and the Ryan litigation in 2014; $64,000 in investor relations expenses associated with the private placements; $60,000 spent in 2014 on recruiting fees for regional sales managers; and $15,000 in reduced payroll expenses in 2015. Offsetting expenses were increases in 2015 for $134,000 in stock based compensation and investors stock compensation; $51,000 in audit fees and $45,000 in payroll tax penalties and interest. The six month decrease was primarily due to a $752,000 difference in waived bonuses and associated payroll taxes from Company executives; a $350,000 difference in miscellaneous expenses for settlement fees in 2014 for the Marshall Ryan litigation; a $218,000 for a payment pursuant to a forbearance agreement with Samuel Herschkowitz; a $256,000 difference in investor relations and investor stock compensation associated with private placements in 2014; a $268,000 difference in legal fees associated with the private placements and Ryan litigation in 2014; and $60,000 spent in 2014 on recruiting fees for regional sales managers. Offsetting expenses are increases in 2015 for $95,000 in payroll tax penalties and interest; and $48,000 in corporate insurance rates.

Operations expense.  Operations expense primarily consists of expenses related to product development and prototyping and testing in the Company’s current stage.

Operations expense decreased by $141,000 in the three months ended June 30, 2015 compared to the three months ended June 30, 2014. The three month decrease was due to a $73,000 reduction from less activity in research and development, $30,000 from reduced external consulting for our software enhancements, $13,000 from a reduction in payroll in 2015 due to reduced staff; and a $14,000 reduction in our shipping and manufacturing supplies costs resulting from lower sales. Operations expense decreased by $384,000 in the six months ended June 30, 2015 compared to the three months ended June 30, 2014. The six month decrease was due to $129,000 from less activity in research and development, $151,000 from waived bonuses and associated payroll taxes from Company executives; $33,000 from reduced external consulting for our software enhancements, $38,000 from reduction in payroll in 2015 due to reduced staff; and a $17,000 reduction in our shipping and manufacturing supplies costs resulting from lower sales.

Sales and Marketing expense.  Sales and marketing expense consists of expenses required to sell products through independent reps, attendance at trades shows, product literature and other sales and marketing activities.

Sales and marketing expenses decreased by $180,000 in the three months ended June 30, 2015 compared to the three months ended June 30, 2014. The three month decrease was due to a $90,000 reduction from a difference in salaries from reducing the sales managerial staff in 2015; $32,000 from a reduction in travel expense due to the reduced staff size; $32,000 from a reduction in employee benefits and payroll taxes due to reduced managerial staff; $15,000 from a reduction in marketing expenses and $12,000 from lower trade show costs. Sales expense decreased by $151,000 in the six months ended June 30, 2015 compared to the six months ended June 30, 2014. The six month decrease was due to a $75,000 reduction in payroll due to less sales managerial staff; a $51,000 reduction in travel expense due to the reduced staff size; a $27,000 reduction in employee benefits and payroll taxes due to reduced managerial staff; $15,000 less in marketing expenses; $23,000 less in trade show costs and $14,000 less in public relations expense. Offsetting these reductions was a $51,000 increase in stock compensation expense.

Interest expense. Interest increased by $174,000 in the three months ended June 30, 2015 compared to the three months ended June 30, 2014, due to amortization of debt discounts and interest for our convertible notes issued in the third quarter of 2014 that extend into 2015. Interest increased by $310,000 in the six months ended June 30, 2015 compared to the six months ended June 30, 2014, due to amortization of debt discounts and interest for our convertible notes issued in the third quarter of 2014 that extend into 2015.

The Gain on revaluation of equity-linked financial instruments reflected zero gain or loss in the six months ended June 30, 2015 compared to a gain of $11,500 in the six months ended June 30, 2014. The result in the current period was from all warrants having expired previously.

Comparison of Year Ended December 31, 2014 with Year Ended December 31, 2013

Revenue. We recorded revenue of $952,000 in 2014, compared to $468,000 in 2013.  Revenue in 2014 included the sale of forty-four STREAMWAY systems and disposable supplies to operate the STREAMWAY. The revenue in 2013 included the sale of twenty-one STREAMWAY systems and disposable supplies to operate the STREAMWAY.

Cost of sales. Cost of sales was $385,000 in 2014 compared to $189,000 in 2013. The gross profit margin was 60% in 2014 and 59% in 2013. As our revenue has increased and we honed in on parts for the STREAMWAY, we were better able to maximize our margins through advanced purchasing at larger volumes. The Company also developed ways to reduce cost through tooling parts and purchasing different components that improved the STREAMWAY Systems while costing less. The Company had an offset to the increased margin absorbing the cost of replacing eleven units of the original STREAMWAY generation model with its newer iteration rolled out in the second quarter of 2014.

General and Administrative expense.  General and administrative (G&A) expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

G&A expense decreased to $4,883,000, for 2014 from $7,530,000 in 2013. The $2,647,000 decrease in G&A expenses for 2014, compared to 2013, is primarily due to reductions of $3,139,000 in stock based and investors stock compensation as a result of different structure of our private placements; $662,000 due to lower bonuses predominantly in the form of stock options; $71,000 less consulting expenses and no intellectual property amortization expense in 2014 (there was a write-off of $141,000 in 2013 for the generation one STREAMWAY patents). There are some offsets by increased expenses of $161,000 in salaries and payroll taxes; $179,000 in legal fees mostly for proceeding with an attempted public offering; $48,000 in corporate insurance; $55,000 in depreciation expenses; $500,000 in settlement costs; and $234,000 for payments pursuant to a forbearance agreement associated with fund raising.

Operations expense.  Operations expense primarily consists of expenses related to product development and prototyping and testing in the Company’s current stage.

Operations expense decreased to $973,000 in 2014 compared to $1,097,000 in 2013. The $124,000 decrease in operations expense in 2014 is primarily due to decreases of $154,000 in salaries and payroll taxes; $157,000 in bonuses predominantly in the form of stock options; and $71,000 in reduced stock based compensation also as a result of fewer employee stock options. There were increased expenses for $159,000 in research and development from a concentrated effort extended toward rolling out the enhanced STREAMWAY; $68,000 in consulting expenses for engineering alterations; and $51,000 in higher shipping expenses.

Sales and marketing expense.  Sales and marketing expense consists of expenses required to sell products through independent representatives, attendance at trades shows, product literature and other sales and marketing activities.

Sales and marketing expenses increased to $1,178,000 in 2014 compared to $579,000 in 2013. The $600,000 increase is a result of a $462,000 increase in salaries, payroll taxes and benefits due to hiring four additional regional sales managers; $65,000 increased commissions for higher sales in 2014; $138,000 for bonuses attained by the sales managers; and $43,000 in travel expenses. The Company did reduce public relations expenses by $115,000.

Interest expense.   Interest expense decreased to $377,000 in 2014 compared to $637,000 in 2013. The $260,000 was a result of reduced financing efforts through private placements.

Loss (gain) on valuation of equity-linked financial instruments.   The Company realized a gain of $12,000 on valuation of equity-linked financial instruments in 2014 compared to a gain of $158,000 in 2013. The gain resulted from older warrants expiring.

Liquidity and Capital Resources

Cash Flows for the Three and Six Months Ended June 30, 2015 and 2014

Net cash used in operating activities was $215,000 for the six months ended June 30, 2015 compared with net cash used of $1,947,000 for the 2014 period. The $1,733,000 decrease in cash used in operating activities was due to less payment to vendors causing an increase to accounts payable, decreases in inventory due to less purchasing and a reduction in prepaid expenses.

Cash flows used in investing activities was $7,700 for the six months ended June 30, 2015 and $87,000 for the six months ended June 30, 2014. Due to cash restrictions there were no additional purchases of fixed assets and minimal payments of fees related to patents.

Net cash provided by financing activities was $250,000 for the six months ended June 30, 2015 compared to net cash provided of $1,973,000 for the six months ended June 30, 2014. In the second quarter of 2015 the Company received cash for two convertible notes totaling $250,000.

Cash Flows for the Year Ended December 31, 2014 and 2013

Net cash used in operating activities was $3,371,000 for 2014, compared with net cash used of $3,855,000 for 2013. The $484,000 decrease in cash used in operating activities was largely due to an increase in accounts payable and accrued expenses. The Company received more favorable terms from vendors extending payouts. Accrued Liabilities increased as 2012, 2013 and 2014 bonuses have not been paid out; payroll and payroll tax liability accounts were higher as well. Offsets were for increased research and development, a decrease in accounts receivable and an increase in our prepaid accounts.

Cash flows used in investing activities was $121,000 for 2014 and $216,000 in 2013. As we have grown our fixed asset acquisitions have increased as well. We have purchased furniture, computers, software and have incurred leasehold improvements.

Net cash provided by financing activities was $3,407,000 for 2014 compared to net cash provided of $4,160,000 for 2013. The decrease in 2014 was primarily the result of less proceeds from private placements of common stock by $2,180,000, principal payment on debt of $305,000 offset by $2,055,000 resulting from the issuance of preferred stock.

Capital Resources

We had a cash balance of $44,103 as of June 30, 2015. Since our inception, we have incurred significant losses. As of June 30, 2015, we had an accumulated deficit of approximately $37,100,000.

From inception to June 30, 2015, our operations have been funded through a bank loan and private convertible debt of approximately $5,435,000 and equity investments totaling approximately $9,168,000. See “Historical Financing” below.

In the first two quarters of 2015, we recognized $385,000 in revenues. Our product sales since the end of the second quarter have resulted in approximately $41,000 in revenues.

Plan of Financing; Going Concern Qualification

Since our inception, we have incurred significant losses, and our accumulated deficit was approximately $37.1 million as of June 30, 2015. Our operations from inception have been funded with private placements of convertible debt securities and equity securities, in addition to a past bank loan (not currently outstanding). We currently have no outstanding bank debt and no secured indebtedness.

We received $385,000 in revenues from product sales in the first two quarters of 2015; however, our operating losses and negative cash flow have continued, including operating cash flows of a negative $215,000 in the first two quarters of 2015, compared to a negative $1.9 million in the first two quarters of 2014. We anticipate that we will continue to incur net losses at least through 2015.

As we manage our cash resources, our cash balance continues to fluctuate depending on the timing of receipts of product revenues and continued financing transactions, as well as our need to pay for essential services and supplies to stay in operation. In April and May 2015, we raised gross proceeds of $100,000 and $150,000, respectively, from a private sale of convertible notes as described under “Historical Financing” below. These proceeds were used almost immediately, or will be used, to pay essential resources, in order to stay in operation. We are currently incurring operating expenses of approximately $250,000 per month. Although we are attempting to curtail our expenses, there is no guarantee that we will be able to reduce these expenses significantly, and expenses for some periods may be higher as we prepare our product for broader sales, increase our sales efforts and maintain adequate inventories.

With limited cash available to fund our operating expenses, we have deferred or delayed payments to vendors, suppliers and service providers, opting instead to prioritize payments for personnel and essential resources. Our balance of debts, liabilities and cash obligations that are either considered past due or that will become due in calendar 2015 was approximately $6,890,000 as of June 30, 2015 and has continued to increase. We have negotiated payment arrangements with some of the parties to whom we owe payments, and in some cases we have incurred and will continue to incur interest, late fees and penalties that cause our balance of obligations to increase further. Further, the parties to whom we owe these amounts may assert that further penalties are appropriate for failure to pay obligations when due, and any such penalties, if imposed, may have a material adverse effect on our financial condition and results of operations. Our outstanding debt at June 30, 2015 included $933,074 in principal amounts of convertible notes that are due and payable September 1, 2015, if not yet converted or redeemed. These notes are not subject to automatic conversion upon the completion of a qualified public offering. In connection with the contemplated public offering described below, the holders of a portion of such notes previously agreed, on a voluntary basis, to convert their notes at closing; however, this agreement to convert is no longer binding on the holders of the convertible notes.

In September 2014, we filed a registration statement with the SEC in connection with a proposed public offering of common stock and warrants. To date, this offering has not been completed. Although we continue to pursue a public offering, we may not be able to complete the offering, or the offering proceeds may not be sufficient to allow us to list our common stock on NASDAQ or any other exchange, or the offering proceeds may not be sufficient to fund our operations until we have positive cash flow or operate profitably. If we do not complete this public offering, we will continue to seek to raise sufficient capital to operate our business. If financing is available, it may be highly dilutive to our existing stockholders and may otherwise include burdensome or onerous terms.

Unless and until we are able to raise sufficient capital, our lack of cash will continue to constrain our business and subject us to significant risks, including the following. First, we may be unable to make the necessary investment in personnel, equipment or other resources to effectively pursue our business plan. Second, our suppliers, vendors and service providers could slow down or stop supplying components or services or could stop extending credit in connection with commercial transactions, which could curtail our business. Third, we may be subject to lawsuits from claimants relating to past due balances, if we cannot work out or continue to renegotiate payment terms. There is no assurance that we will be able to successfully defend against such claims, and our creditors or claimants may seek to seize our assets or assert other judicial remedies. Ultimately, any or all of the above factors could lead to a possible reduction or suspension of our operations, ultimately forcing us to declare bankruptcy, reorganize or go out of business. Should this occur, the value of any investment in our securities could be adversely affected, and an investor would likely lose all or a significant portion of their investment.

As a result of the above factors, our independent registered public accounting firm has indicated in their audit opinion, contained in our financial statements included in this prospectus and in our report on Form 10-K, that they have serious doubts about our ability to continue as a going concern. The financial statements have been prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Historical Financing

We have funded our operations through a combination of debt and equity instruments. We funded our early operations through a bank loan of $41,400, an equity investment of $68,000 from the Wisconsin Rural Enterprise Fund (“WREF”) and $30,000 in early equity investment from several individuals. WREF had also previously held debt in the form of three loans of $18,000, $12,500 and $25,000. In December 2006, WREF converted two of the loans totaling $37,500 into 43,000 shares of our common stock. In August 2006, we secured a $10,000 convertible loan from one of our vendors. In February 2007, we obtained $4,000 in officer and director loans and in March 2007, we arranged a $100,000 convertible note from two private investors. In July 2007, we obtained a convertible bridge loan of $170,000. In June 2008, we paid off the remaining $18,000 loan from WREF and raised approximately $1.6 million through a private common stock offering completed in October 2008. The $170,000 convertible bridge loan and the $4,000 in officer and director loans were converted into shares of our common stock in October 2009. During 2009, we raised an additional $725,000 in a private placement of stock units and/or convertible debt, with each stock or debt unit consisting of, or converting into, respectively, one share of our common stock, and a warrant to purchase one share of our common stock at $.65 per share.

In 2010, we raised approximately $229,000 in equity and $605,000 in convertible debt.

In 2011, we raised $1,386,000 in equity and $525,000 in convertible debt, including the convertible debt investment by Dr. Samuel Herschkowitz described under “Certain Relationships and Related Party Transactions, and Director Independence.”

In 2012, the Company raised $696,000 in equity and $529,000 in convertible debt, and $818,000 of debt was converted into equity. This convertible debt included advances on a convertible promissory note from SOK Partners, LLC, and an investment fund affiliated with one of our directors, for approximately $357,000. See “Certain Relationships and Related Party Transactions, and Director Independence.” On November 6, 2012, we entered into additional note purchase agreements with Dr. Samuel Herschkowitz, pursuant to which on the same date, we issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. Pursuant to the note purchase agreements, we issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes. The convertible notes bear interest at a rate of 20% per annum and were secured by a security interest in the Company’s accounts receivable, patents and certain patent rights and are convertible into common stock upon certain mergers or other fundamental transactions at a conversion price based on the trading price prior to the transaction. The proceeds from this financing were used to pay off approximately $155,000 in principal amount of secured indebtedness.

The Company also raised an additional $300,000 from the sale of convertible notes in January 2013. Also, in January and March 2013, the Company raised an additional $500,000 from a second private sale of equity securities. In addition, in March 2013, the Company completed a further private sale of common stock for an aggregate purchase price of $500,000. In June 2013, the Company raised an additional $1,000,000 from the sale of convertible notes. In the third quarter we also borrowed the remaining $243,000 principal amount of our convertible note payable to SOK Partners, LLC. During the third quarter of 2013, the holders of convertible notes, including Dr. Samuel Herschkowitz and SOK Partners, LLC, converted $1,506,000 of outstanding debt, including principal and interest, into equity. The Company converted the promissory notes totaling $314,484 and $680,444, respectively, including principal and interest, on September 11, 2013 for 299,509 and 648,043 shares, respectively, at $1.05 per share. Also during the third quarter of 2013, we raised approximately $1,044,000 through the cash exercise of warrants by investors who were offered a reduction in the exercise price in connection with the exercise. In December 2013 the Company raised $280,000 in the form of a short term non-convertible note with 10% interest based on a 365 day year from SOK Partners, LLC. In January 2014 an additional $20,000 was raised and added to the original note to SOK Partners, LLC. Josh Kornberg the CEO, is a 50% managing partner in SOK Partners, LLC.

2014 Sales of Series A Preferred Shares and Warrants.

On February 4, 2014, we raised $2,055,000 in gross proceeds from a private placement of Series A Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Shares”) pursuant to a Securities Purchase Agreement with certain investors (the “Purchasers”) which purchased 20,550 Series A Preferred Shares, and warrants (the “Warrants”) initially to acquire an aggregate of approximately 21,334 shares of Common Stock. The Series A Preferred Shares were convertible into shares of Common Stock at an initial conversion price of $19.50 per share of Common Stock. The Warrants were initially exercisable at an exercise price of $24.38 per share and expire after five years. Since the Common Stock was not listed on the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE MKT within 180 days of the closing date, the Company was required to issue additional Warrants to purchase additional shares of Common Stock, equal to 30% of the shares of Common Stock which the Series A Preferred Shares each Purchaser purchased are convertible into.

The Securities Purchase Agreement required the Company to register the resale of the shares of Common Stock underlying the Series A Preferred Shares (the “Underlying Shares”) and the Common Stock underlying the Warrants (the “Warrant Shares”). The Company was required to prepare and file a registration statement with the Securities and Exchange Commission within 132 days of the closing date (as extended by subsequent consent of the Purchasers), and to use commercially reasonable efforts to have the registration statement declared effective within 147 days if there was no review by the Securities and Exchange Commission, and within 192 days in the event of such review.

The Series A Preferred Shares were initially convertible at the option of the holder into the number of shares of Common Stock determined by dividing the stated value of the Series A Preferred Shares being converted by the conversion price of $19.50, subject to adjustment for stock splits, reverse stock splits and similar recapitalization events. If the Company issues additional shares of Common Stock, other than certain stock that is excluded under the terms of the Securities Purchase Agreement, in one or more capital raising transactions with an aggregate purchase price of at least $100,000 for a price less than the then existing conversion price for the Series A Preferred Shares (the “New Issuance Price”), then the then existing conversion price is reduced to the New Issuance Price, provided, however, that under no circumstances is the New Issuance Price to be less than $9.75 or reduced to a price level that would be in breach of the listing rules of any stock exchange or that would have material adverse effect on the Corporation’s ability to list its Common Stock on a stock exchange, including but not limited to the change of accounting treatment of the Series A Preferred Shares. The Series A Preferred Shares contain certain limitations on conversion so that the holder will not own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Shares held by the applicable holder, with the percentage subject to increase in certain circumstances. The Series A Preferred Shares are eligible to vote with the Common Stock on an as-converted basis, but only to the extent that the Series A Preferred Shares are eligible for conversion without exceeding the Beneficial Ownership Limitation. The Series A Preferred Shares are entitled to receive dividends on a pari passu basis with the Common Stock, when, and if declared. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of Common Stock ranking prior to the Series A Preferred Shares upon liquidation, the holders of the Series A Preferred Shares shall receive, prior and in preference to the holders of any junior securities, an amount equal to $2,055,000 times 1.2, plus all declared but unpaid dividends.

The Warrants are exercisable on any day on or after the date of issuance, and have a term of five years. However, a holder is prohibited from exercising a Warrant if, as a result of such exercise, the holder, together with its affiliates, would exceed the Beneficial Ownership Limitation as described above for the Series A Preferred Shares. If any Warrant has not been fully exercised prior to the first anniversary of the closing date and if during such period the Company had not installed or received firm purchase orders (accepted by the Company) for at least 500 STREAMWAY® Automated Surgical Fluid Disposal Systems, then, the number of shares of Common Stock for which such Warrant may be exercised increased 2.5 times. The Company has issued the additional Warrants as agreed.

As of July 23, 2014, in connection with the offering of convertible notes and warrants described below, the Company and the holders of certain of  the Series A Preferred Shares (the “Preferred Stockholders”) entered into an agreement (the “Consent and Waiver”) under which, among other things, the Preferred Stockholders agreed to (i) a limited waiver of a covenant not to issue any security that provides for forward pricing of shares of Common Stock, and (ii) a consent to convert all outstanding Series A Preferred Shares upon certain qualified public offerings. In consideration of the waiver and consents provided by the Preferred Stockholders, the Company agreed to issue additional shares of Common Stock to the Preferred Stockholders upon the closing of a qualified public offering by a deadline established in the Consent and Waiver, to the extent that 70% of the public offering price per share of the Common Stock in such qualified public offering is less than the conversion price floor for the Series A Preferred Shares. If the qualified public offering was not completed by the deadline, the Company would be required to issue additional shares of Common Stock to the Preferred Stockholders to the extent that 70% of a certain weighted average trading price is less than the conversion price floor for the Series A Preferred Shares.

Pursuant to certain anti-dilution provisions and other rights under the Series A Preferred Shares, the warrants, the Securities Purchase Agreement and the Consent and Waiver, the Series A Preferred Shares are currently convertible into an aggregate of 210,769 shares of our common stock and the related warrants are currently exercisable into an aggregate of 211,934 shares of our common stock at a cash exercise price of $9.75 per share.

Prior to the commencement of the offering of the Units offered hereby, the holders of the Series A Preferred Shares have agreed to exchange all of the outstanding Series A Preferred Shares for units with the same terms as the Units offered hereby (the “Exchange Units”) such that for every dollar of stated value of Series A Preferred Shares tendered the holders will receive an equivalent value of Exchange Units based on the public offering price of the Units in this offering (the “Unit Exchange”). Accordingly, assuming the public offering price for the Units in this offering is $9.00 per Unit, then all of the Series A Preferred Shares will be exchanged into 228,334 Exchange Units. The warrants that were issued in connection with the issuance of the Series A Preferred Shares will remain outstanding, however, the warrant amounts will be reduced so that the warrants will be exercisable into an aggregate of 84,770 shares of our common stock. The Unit Exchange is subject to and will be consummated currently with the consummation of this offering. Upon effectiveness of the Unit Exchange, the Series A Preferred Shares will be cancelled and resume the status of authorized but unissued shares of preferred stock.

2014 Sales of Convertible Notes and Warrants.

Securities Purchase Agreements

From July through September 2014, we entered into a series of securities purchase agreements pursuant to which we issued approximately $1.8 million original principal amount (subsequently reduced to approximately $1.6 million aggregate principal amount in accordance with their terms) of convertible promissory notes (the “2014 Convertible Notes”) and warrants exercisable for shares of our common stock for an aggregate purchase price of $1,475,000. Of this amount, we issued to SOK Partners, LLC, an affiliate of the Company, $122,195.60 original principal amount of the 2014 Convertible Notes and warrants exercisable for 5,431 shares of our common stock for an aggregate purchase price of $100,000. In April and May 2015, we issued and sold to a private investor additional Convertible Notes in an aggregate original principal amount of $275,000 for an aggregate purchase price of $250,000, containing terms substantially similar to the 2014 Convertible Notes (the “2015 Convertible Notes” and, together with the 2014 Convertible Notes, the “Convertible Notes”). No warrants were issued with the 2015 Convertible Notes.

Under the terms of the registration rights agreements related to the 2014 Convertible Notes, the Company was required to file a registration statement to cover the resale of the conversion shares and warrant shares related to the 2014 Convertible Notes (the “Resale Registration Statement”) and have the Resale Registration Statement declared effective by the SEC). The Company filed the Resale Registration Statement on August 25, 2014 (as amended on September 8, 2014), and the Resale Registration Statement was declared effective on September 8, 2014. As a result of the Company filing the Resale Registration Statement and the SEC declaring it effective within the time periods specified in the such registration rights agreements, (1) the outstanding principal amount of the 2014 Convertible Notes was reduced from $1.8 million to $1.6 million (without any cash payment by the Company) and any accrued and unpaid interest with respect to such portion of the principal amount of the Notes that was extinguished was similarly extinguished, and (2) the number of shares of Common Stock issuable upon the exercise of the related Warrants was reduced from 80,106 shares of Common Stock to 71,257 shares of Common Stock (without any cash payment by the Company). In connection with this reduction, the principal amount of the Convertible Note issued to SOK Partners, LLC was reduced to $108,695 and the number of related warrants was reduced to 4,831 shares.

As of June 30, 2015, $930,217 aggregate principal amount of Convertible Notes, plus accrued and unpaid interest thereto, have been converted into shares of our common stock and $933,074 aggregate principal amount of Convertible Notes remains outstanding. Prior to the commencement of this offering, the holders of the Convertible Notes have agreed not to exercise their right to convert the Convertible Notes into shares of our common stock, in exchange for our agreement to redeem all of the outstanding Convertible Notes at a redemption price equal to 140% of the principal amount thereof, plus accrued and unpaid interest, promptly following the consummation of this offering. We estimate that the total redemption price to redeem all outstanding Convertible Notes will be approximately $1.4 million. Of this amount, approximately $167,031 will be paid to our affiliates in redemption of their Convertible Notes.

Certain Terms of the Convertible Notes

The 2014 Convertible Notes mature on September 1, 2015, as extended by agreement of the holders of the 2014 Convertible Notes. In addition to the approximately 8.7% original issue discount (after the reduction of the principal amount in September 2014), the 2014 Convertible Notes accrue interest at a rate of 12.0% per annum. The holders have no voting rights as the holders of the 2014 Convertible Notes. Upon conversion of the 2014 Convertible Notes, the holders are entitled to receive such dividends paid and distributions made to the holders of Common Stock from and after the initial issuance date of the 2014 Convertible Notes to the same extent as if the holders had effected such conversion and had held such shares of Common Stock on the record date for such dividends and distributions.

The 2014 Convertible Notes are convertible at any time after issuance, in whole or in part, at the holder’s option into shares of Common Stock, at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three volume weighted average prices of the Common Stock during the ten consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 72.5% (or if an event of default has occurred and is continuing, 70%), and (ii) $11.25 (as adjusted for stock splits, stock dividends, recapitalizations or similar events).

The 2014 Convertible Notes include customary events of default provisions. The 2014 Convertible Notes provides for a default interest rate of 15% per annum. Upon the occurrence of an event of default, the holder may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the 2014 Convertible Notes to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 125% (or 100% if an insolvency related event of default) and (ii) the product of (x) the conversion price in effect at that time multiplied by (y) the product of (1) 125% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under this provision.

With respect to the 2014 Convertible Notes, the Company has the right at any time to redeem, in whole or in part, the outstanding principal amount and accrued interest thereon then remaining under such 2014 Convertible Note (the “Remaining Amount”) at a price equal to the greater of (i) 125% of the Remaining Amount and (ii) the product of (x) the quotient obtained by dividing the Remaining Amount by the applicable conversion price in effect at that time (which is calculated as 72.5% of the volume weighted average price of our common stock for each of the three lowest trading days during the ten consecutive trading day period immediately preceding the redemption date) multiplied by (y) the product of (1) 135% multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date the Company issues the option redemption notice and ending on the date immediately prior to the redemption date.

The terms of the 2015 Convertible Notes are substantially similar to those of the 2014 Convertible Notes except that the 2015 Convertible Notes mature on April 7, 2016.

Certain Terms of the Warrants Issued to Purchasers of Convertible Notes

The Warrants issued to the purchasers of the Convertible Notes are exercisable on any day on or after the date of issuance and have an exercise price of $12.38 per share, subject to adjustment, and a term of five years from the date of issuance. The holders, will not be entitled, by virtue of being holders of the Warrants, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of the Company’s directors or any other matter, or to exercise any rights whatsoever as our stockholders. If, however, the Company decides to declare a dividend or make distributions of its assets (the “Distribution”), the holders will be entitled to such Distribution to the same extent that the holder’s would have participated therein if the holder’s had held the number of share of Common Stock acquirable upon complete exercise of the Warrants.

At any time commencing on the earliest to occur of (x) the public disclosure of any change of control, (y) the consummation of any change of control and (z) the holder first becoming aware of any change of control through the date that is ninety (90) days after the public disclosure of the consummation of such change of control by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the successor entity (as the case may be) may have to purchase the Warrants from the holder in an amount equal to the Black Scholes Value (as defined in the Warrants).

Other Warrants Issued to Investors

From time to time prior to 2014, the Company has issued stock purchase warrants to other investors in private placements of securities. Information regarding these warrants is included in the Condensed Financial Statements included in this prospectus under “Note 3 – Stockholders’ Deficit, Stock Options and Warrants.”

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our audited Financial Statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements, the reported amounts of revenues and expenses during the reporting periods presented, as well as our disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and assumptions, including, but not limited to, fair value of stock-based compensation, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, and contingencies and litigation.

We base our estimates and assumptions on our historical experience. We also used any other pertinent information available to us at the time that these estimates and assumptions are made. We believe that these estimates and assumptions are reasonable under the circumstances and form the basis for our making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ from our estimates.

Our significant accounting policies are described in “Note 1 — Summary of Significant Accounting Policies,” in Notes to Financial Statements of this prospectus. We believe that the following discussion addresses our critical accounting policies and reflects those areas that require more significant judgments, and use of estimates and assumptions in the preparation of our Financial Statements.

Revenue Recognition.  We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin Topic 13 Revenue Recognition and ASC 605 — Revenue Recognition.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable. Delivery is considered to have occurred upon either shipment of the product or arrival at its destination based on the shipping terms of the transaction. Our standard terms specify that shipment is FOB Skyline and we will, therefore, recognize revenue upon shipment in most cases. This revenue recognition policy applies to shipments of our STREAMWAY FMS units as well as shipments of cleaning solution and filter consumables. When these conditions are satisfied, we recognize gross product revenue, which is the price we charge generally to our customers for a particular product. Under our standard terms and conditions, there is no provision for installation or acceptance of the product to take place prior to the obligation of the customer. The customer’s right of return is limited only to our standard one-year warranty, whereby we replace or repair, at our option. We believe it would be rare that the STREAMWAY FMS unit or significant quantities of cleaning solution and filter consumables may be returned. Additionally, since we buy both the STREAMWAY FMS units and cleaning solution and filter consumables from “turnkey” suppliers, we would have the right to replacements from the suppliers if this situation should occur.

Stock-Based Compensation.  Effective January 1, 2006, we adopted ASC 718 — Compensation — Stock Compensation (“ASC 718”). Under ASC 718 stock-based employee compensation cost is recognized using the fair value based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006. Compensation costs for unvested stock options and non-vested awards that were outstanding at January 1, 2006, are being recognized over the requisite service period based on the grant-date fair value of those options and awards, using a straight-line method. We elected the modified-prospective method in adopting ASC 718 under which prior periods are not retroactively restated.

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. We use the Black-Scholes option-pricing model which requires the input of significant assumptions including an estimate of the average period of time employees and directors will retain vested stock options before exercising them, the estimated volatility of our common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements and the risk-free interest rate.

Because we do not have significant historical trading data on our common stock we relied upon trading data from a composite of 10 medical companies traded on major exchanges and 15 medical companies quoted by the OTC Bulletin Board to help us arrive at expectations as to volatility of our own stock when broader public trading commences. In 2013 the Company experienced significant exercises of options and warrants. The options raised $6,500 in capital. Warrants exercised for cash produced $1,330,000 of capital. In the case of options and warrants issued to consultants and investors we used the legal term of the option/warrant as the estimated term unless there was a compelling reason to use a shorter term. The measurement date for employee and non-employee options and warrants is the grant date of the option or warrant. The vesting period for options that contain service conditions is based upon management’s best estimate as to when the applicable service condition will be achieved. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions we use in calculating the fair value of stock-based payment awards represent our best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our equity-based compensation expense could be materially different in the future. See “Note 3 — Stockholders’ Deficit, Stock Options and Warrants” in Notes to Financial Statements included in this prospectus for additional information.

When an option or warrant is granted in place of cash compensation for services, we deem the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason we also use the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period that investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of our common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognizes that. Since we have no trading history in our common stock and no first-hand experience with how our investors and consultants have acted in similar circumstances, the assumptions we use in calculating the fair value of stock-based payment awards represent our best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our equity-based consulting and interest expense could be materially different in the future.

Since our common stock has no significant public trading history we were required to take an alternative approach to estimating future volatility and the future results could vary significantly from our estimates. We compiled historical volatilities over a period of 2 to 7 years of 10 small-cap medical companies traded on major exchanges and 15 medical companies in the middle of the market cap size range on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of standard options to employees we determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, we estimated the life to be the legal term unless there was a compelling reason to make it shorter.

Valuation of Intangible Assets

We review identifiable intangible assets for impairment in accordance with ASC 350 — Intangibles — Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Our intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which we operate. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made. The Company wrote off the entire original STREAMWAY FMS product patent of $140,588 in June 2013. The balance represented intellectual property in the form of patents for our original STREAMWAY FMS product. The Company’s enhanced STREAMWAY FMS product has a new patent pending.

Recent Accounting Developments

See Note 1 — “Summary of Significant Accounting Policies — Recent Accounting Developments” included in this prospectus.

Off-Balance Sheet Transactions

We have no off-balance sheet transactions.

BUSINESS

Overview

We are a medical device company manufacturing an environmentally conscientious system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. We own patent rights to our products, which consist of the STREAMWAY FMS, and distribute our products to medical facilities where bodily and irrigation fluids produced during surgical procedures must be contained, measured, documented, and disposed. Our products minimize the exposure potential to the healthcare workers who handle such fluids. Our goal is to create products that dramatically reduce staff exposure without significant changes to established operative procedures, historically a major stumbling block to innovation and product introduction. In addition to simplifying the handling of these fluids, we believe our technologies provide cost savings to facilities over the aggregate costs incurred today using the traditional canister method of collection, neutralization, and disposal. We sell our products through an experienced in-house sales force. The Company has one regional manager currently on staff. We also intend to utilize independent distributors in the United States and Europe, initially, and eventually to other areas of the world.

The Company was originally incorporated on April 23, 2002 in Minnesota as BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. Our address is 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. Our telephone number is 651-389-4800, and our website address is www.skylinemedical.com. Information on our website is not included or incorporated by reference in this prospectus.

Industry and Market Analysis

Infectious and Bio-hazardous Waste Management

There has long been recognition of the collective potential for ill effects to healthcare workers from exposure to infectious/bio-hazardous materials. Federal and state regulatory agencies have issued mandatory guidelines for the control of such materials, and in particular, bloodborne pathogens. The medical device industry has responded to this need by developing various products and technologies to limit exposure or to alert workers to potential exposure.

The presence of infectious materials is most prevalent in the surgical suite and post-operative care units where often, large amounts of bodily fluids, including blood, bodily and irrigation fluids are continuously removed from the patient during the surgical procedure. Surgical teams and post-operative care personnel may be exposed to these potentially serious hazards during the procedure via direct contact of blood materials or more indirectly via splash and spray.

According to the Occupational Safety and Health Administration (“OSHA”), workers in many different occupations are at risk of exposure to bloodborne pathogens, including Hepatitis B and C, and HIV/AIDS. First aid team members, housekeeping personnel, nurses and other healthcare providers are examples of workers who may be at risk of exposure.

In 1991, OSHA issued the Bloodborne Pathogens Standard to protect workers from this risk. In 2001, in response to the Needlestick Safety and Prevention Act, OSHA revised the Bloodborne Pathogens Standard. The revised standard clarifies (and emphasizes) the need for employers to select safer needle devices and to involve employees in identifying and choosing these devices. The revised standard also calls for the use of “automated controls” as it pertains to the minimization of healthcare exposure to bloodborne pathogens. Additionally, employers are required to have an exposure control plan that includes universal precautions to be observed to prevent contact with blood or other potentially infectious materials, such as implementing work practice controls, requiring personal protective equipment and regulating waste and waste containment. The exposure control plan is required to be reviewed and updated annually to reflect new or modified tasks and procedures, which affect occupational exposure and to reflect changes in technology that eliminate or reduce exposure to bloodborne pathogens.

According to the American Hospital Association’s (AHA) Hospital Statistics, 2013 edition, America’s hospitals performed approximately 86 million surgeries. This number does not include the many procedures performed at surgery centers across the country.

The majority of these procedures produce potentially infectious materials that must be disposed with the lowest possible risk of cross-contamination to healthcare workers. Current standards of care allow for these fluids to be retained in canisters, located in the operating room where they can be monitored throughout the surgical procedure. Once the procedure is complete these canisters and their contents are disposed using a variety of methods all of which include manual handling and result in a heightened risk to healthcare workers for exposure to their contents. A Frost & Sullivan research report from April 24, 2006 estimates that 60 million suction canisters are sold each year and the estimated market value of canisters is upwards of $120 million.

A study by the Lewin Group, prepared for the Health Industry Group Purchasing Association in April 2007, reports that infectious fluid waste accounts for more than 75% of U.S. hospitals biohazard disposal costs. The study also includes findings from a bulletin published by the University of Minnesota’s Technical Assistance Program, “A vacuum system that uses reusable canisters or empties directly into the sanitary sewer can help a facility cut its infectious waste volume, and save money on labor, disposal and canister purchase costs.” The Minnesota’s Technical Assistance Program bulletin also estimated that, in a typical hospital, “. . . . $75,000 would be saved annually in suction canister purchase, management and disposal cost if a canister-free vacuum system was installed.”

We expect the hospital surgery market to continue to increase due to population growth, the aging of the population, expansion of surgical procedures to new areas, for example, use of the endoscope, which requires more fluid management, and new medical technology.

There are currently approximately 40,000 operating rooms and surgical centers in the U.S. (AHA, Hospital Statistics, 2008). The hospital market has typically been somewhat independent of the U.S. economy; therefore we believe that our targeted market is not cyclical, and the demand for our products will not be heavily dependent on the state of the economy. We benefit by having our products address both the procedure market of nearly 51.6 million inpatient procedures (CDC, National Hospital Discharge Survey: 2010 table) as well as the hospital operating room market (approximately 40,000 operating rooms).

Current Techniques of Collecting Infectious Fluids

Typically, during the course of the procedure, fluids are continuously removed from the surgical site via wall suction and tubing and collected in large canisters (1,500 – 3,000 milliliters (ml) capacity or 1.5 – 3.0 liters) adjacent to the surgical table.

These canisters, made of glass or high impact plastic, have graduated markers on them allowing the surgical team to make estimates of fluid loss in the patient both intra-operatively as well as for post-operative documentation. Fluid contents are retained in the canisters until the procedure is completed or until the canister is full and needs to be removed. During the procedure the surgical team routinely monitors fluid loss using the measurement calibrations on the canister and by comparing these fluid volumes to quantities of saline fluid introduced to provide irrigation of tissue for enhanced visualization and to prevent drying of exposed tissues. After the procedure is completed the fluids contained in the canisters are measured and a calculation of total blood loss is determined. This is done to ensure no excess fluids of any type remain within the body cavity or that no excessive blood loss has occurred, both circumstances that may place the patient at an increased risk post-operatively.

Once total blood loss has been calculated, the healthcare personnel must dispose of the fluids. This is typically done by manually transporting the fluids from the operating room to a waste station and directly pouring the material into a sink that drains to the sanitary sewer where it is subsequently treated by the local waste management facility, a process that exposes the healthcare worker to the most risk for direct contact or splash exposure. Once emptied these canisters are placed in large, red pigmented, trash bags and disposed of as infectious waste — a process commonly referred to as “red-bagging.”

Alternatively, the canisters may be opened in the operating room and a gel-forming powder is poured into the canister, rendering the material gelatinous. These gelled canisters are then red-bagged in their entirety and removed to a bio-hazardous/infectious holding area for disposal. In larger facilities the canisters, whether pre-treated with gel or not, are often removed to large carts and transported to a separate special handling area where they are processed and prepared for disposal. Material that has been red-bagged is disposed of separately, and more expensively, from other medical and non-medical waste by companies specializing in that method of disposal.

Although all of these protection and disposal techniques are helpful, they represent a piecemeal approach to the problem of safely disposing of infectious fluids and fall short of providing adequate protection for the surgical team and other workers exposed to infectious waste. A major spill of fluid from a canister, whether by direct contact as a result of leakage or breakage, splash associated with the opening of the canister lid to add gel, while pouring liquid contents into a hopper, or during the disposal process, is cause for concern of acute exposure to human blood components — one of the most serious risks any healthcare worker faces in the performance of his or her job. Once a spill occurs, the entire area must be cleaned and disinfected and the exposed worker faces a potential of infection from bloodborne pathogens. These pathogens include, but are not limited to, Hepatitis B and C, HIV/AIDS, HPV, and other infectious agents. Given the current legal liability environment the hospital, unable to identify at-risk patients due to concerns over patient rights and confidentiality, must treat every exposure incident as a potentially infectious incident and treat the exposed employee according to a specific protocol that is both costly to the facility and stressful to the affected employee and his or her co-workers. In cases of possible exposure to communicable disease, the employee could be placed on paid administrative leave, frequently involving worker’s compensation, and additional workers must be assigned to cover the affected employee’s responsibilities. The facility bears the cost of both the loss of the affected worker and the replacement healthcare worker in addition to any ongoing health screening and testing of the affected worker to confirm if any disease has been contracted from the exposure incident. Canisters are the most prevalent means of collecting and disposing of infectious fluids in hospitals today. Traditional, non-powered canisters and related suction and fluid disposable products are exempt and do not require FDA clearance.

We believe that our virtually hands free direct-to-drain technology will (a) significantly reduce the risk of healthcare worker exposure to these infectious fluids by replacing canisters, (b) further reduce the risk of worker exposure when compared to powered canister technology that requires transport to and from the operating room, (c) reduce the cost per procedure for handling these fluids, and (d) enhance the surgical team’s ability to collect data to accurately assess the patient’s status during and after procedures.

In addition to the traditional canister method of waste fluid disposal, several new powered medical devices have been developed which address some of the deficiencies described above. MD Technologies, Inc., Dornoch Medical Systems, Inc. (Zimmer) and Stryker Instruments have all developed systems that provide for disposal into the sanitary sewer without pouring the infectious fluids directly through a hopper disposal or using expensive gel powders and most are sold with 510(k) concurrence from the FDA. Most of these competing products continue to utilize some variant on the existing canister technology, and while not directly addressing the canister, most have been successful in eliminating the need for expensive gel and its associated handling and disposal costs. Our existing competitors that already have products on the market have a clear competitive advantage over us in terms of brand recognition and market exposure. In addition, the aforementioned companies have extensive marketing and development budgets that could overpower an early stage company like ours. We believe that Stryker Instruments has the dominant market share position.

Products

The STREAMWAY Fluid Management System (“FMS”)

The STREAMWAY FMS suctions surgical waste fluid from the patient using standard surgical tubing. The surgical waste fluid passes through our proprietary disposable filters and into the STREAMWAY FMS. The STREAMWAY FMS maintains continuous suction to the surgical field at all times. A simple, easy to use Human Interface Display screen guides the user through the set up process, ensuring that a safe vacuum level is identified and set by the user for each procedure and additionally guides them through the cleaning process.

The STREAMWAY FMS is unique to our industry in that it allows for continuous suction to the surgical field and provides unlimited capacity to the user so no surgical procedure will ever have to be interrupted to change canisters. It is wall mounted and takes up no valuable operating room space.

The FMS will replace the manual process of collecting fluids in canisters and transporting and dumping in sinks outside of the operating room that is still being used by many hospitals and surgical centers. The manual process, involving canisters, requires that the operating room personnel open the canisters that contain waste fluid, often several liters, at the end of the surgical procedure and either add a solidifying agent or empty the canisters in the hospital drain system. Some facilities require that used canisters be cleaned by staff and reused. It is during these procedures that there is increased potential for contact with the waste fluid through splashing or spills. The FMS eliminates the use of canisters and these cleaning and disposal steps by collecting the waste fluid in the internal collection chamber and automatically disposing of the fluid with no handling by personnel. Each procedure requires the use of a disposable filter. At the end of each procedure, a proprietary cleaning fluid is attached to the FMS and an automatic cleaning cycle ensues, making the FMS ready for the next procedure. The cleaning fluid bottle is attached to the port on the FMS device. The cleaning fluid bottle and its contents are not contaminated and are used to clean the internal fluid pathway in the FMS device to which personnel have no exposure. During the cleaning cycle, the cleaning fluid is pulled from the bottle into the FMS, and then disposed in the same manner as the waste fluid from the surgical case. At the end of the cleaning cycle, the bottle is discarded. The filter and any suction tubing used during the procedure must be disposed of in the same manner as suction tubing used with the canister system. Handling of this tubing does present the potential for personnel exposure but that potential is minimal.

We believe our product provides substantial cost savings and improvements in safety in facilities that still use manual processes. In cases where healthcare organizations re-use canisters, the FMS cleaning process eliminates the need for cleaning of canisters for re-use. The FMS reduces the safety issues facing operating room nurses, the cost of the handling process, and the amount of infectious waste generated when the traditional method of disposing of canisters is used. The FMS is fully automated, does not require transport to and from the operating room and eliminates any canister that requires emptying. We believe it is positioned to penetrate its market segment due to its virtually hands free operation, simple design, ease of use, continuous suction, continuous flow, unlimited capacity and efficiency in removal of infectious waste with minimal exposure of operating room personnel to potentially infectious material.

In contrast to competitive products, the wall-mounted FMS does not take up any operating room floor space and it does not require the use of any external canisters or handling by operating room personnel. It does require a dedicated system in each operating room where it is to be used. The FMS is the only known direct-to-drain system that is wall-mounted and designed to collect, measure and dispose of, surgical waste. Other systems on the market are portable, meaning that they are rolled to the bedside for the surgical case and then rolled to a cleaning area, after the surgery is complete, and use canisters, which still require processing or require a secondary device (such as a docking station) to dispose of the fluid in the sanitary sewer after it has been collected. They are essentially powered canisters. A comparison of the key features of the devices currently marketed and the FMS is presented in the table below.

Key Feature Comparison

Feature	Skyline Medical Inc.	Stryker Instruments	DeRoyal	Dornoch Medical Systems, Inc. (Zimmer)	MD Technologies, Inc.
Portable to Bedside vs. Fixed Installation	Fixed	Portable	Fixed	Portable	Fixed
Uses Canisters	No	Yes	Yes	Yes	No
Secondary Installed Device Required for Fluid Disposal	No	Yes	Yes	Yes	No
Numeric Fluid Volume Measurement	Yes	Yes	No	Yes	Optional
Unlimited Fluid Capacity	Yes	No	No	No	Yes
Continuous, Uninterrupted Vacuum	Yes	No	No	No	No
Installation Requirements:
Water	No	Yes	Yes	Yes	No
Sewer	Yes	Yes	Yes	Yes	Yes
Vacuum	Yes	No	No	No	Yes

The FMS system may be installed on or in the wall during new construction or renovation or installed in a current operating room by connecting the device to the hospital’s existing sanitary sewer drain and wall suction systems. With new construction or renovation, the system will be placed in the wall and the incremental costs are minimal, limited to connectors to the hospital drain and suction systems (which systems are already required in an operating room), the construction of a frame to hold the FMS in position, and minimal labor. The fluid collection chamber is internal to the FMS unit and requires no separate installation. Based upon our consultations with several architects, we believe that there is no appreciable incremental expense in planning for the FMS system during construction.

For on-the-wall installation in a current operating room, the location of the FMS may be chosen based on proximity to the existing hospital drain and suction systems. Installation will require access to those systems through the wall and connection to the systems in a manner similar to that for within-the-wall installation. The FMS system is mounted on the wall using a mounting bracket supplied with the system and standard stud or drywall attachments.

Once installed, the FMS has inflow ports positioned on the front of the device that effectively replace the current wall suction ports most commonly used to remove fluids during surgery. Additionally, a disposable external filter, which is provided as part of our disposable cleaning kit, allows for expansion to additional inflow suction ports by utilizing one or two dual port filters.

Although the FMS is directly connected to the sanitary sewer, helping to reduce potential exposure to infectious fluids, it is possible that installation of the system will temporarily cause inconvenience and lost productivity as the operating rooms will need to be taken off line temporarily.

One of the current techniques utilized by Stryker, Cardinal Health, and other smaller companies typically utilizes two to eight canisters positioned on the floor or on elaborate rolling containers with tubing connected to the hospital suction system and to the operative field. Once the waste fluids are collected, they must be transported out of the operating room and disposed of using various methods. These systems take up floor space in and around the operating room and require additional handling by hospital personnel, thereby increasing the risk of exposure to infectious waste fluids generated by the operating room procedure. Handling infectious waste in this manner is also more costly.

A summary of the features of the wall unit include:

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Minimal Human Interaction.  The wall-mounted FMS provides a small internal reservoir that keeps surgical waste isolated from medical personnel and disposes the medical waste directly into the hospital sanitary sewer with minimal medical personnel interaction. This minimal interaction is facilitated by the automated electronic controls and computerized LCD touch-screen allowing for simple and safe single- touch operation of the FMS.

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Fluid Measurement.  The STREAMWAY FMS volume measurement allows for in-process, accurate measurement of blood/saline suctioned during the operative procedure, and eliminates much of the estimation of fluid loss currently practiced in the operating room. This will be particularly important in minimally invasive surgical procedures, where accounting for all fluids, including saline added for the procedure, is vital to the operation. The surgical team can view in real time the color of the extracted or evacuated fluid through the viewing window on the system.

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Cleaning Solution.  A bottle of cleaning solution, proprietary to and sold by us, is used for the automated cleaning cycle at the conclusion of each procedure and prepares the STREAMWAY FMS for the next use, reducing operating room turnover time. The cleaning solution is intended to clean the internal tubing, pathways, and chamber within the system. The cleaning solution bottle is easily attached to the STREAMWAY FMS by inserting the bottle into the mount located on the front of the unit and inverting the bottle. The automated cleaning process takes less than five minutes and requires minimal staff intervention. The disposable cleaning fluid bottle collapses at the end of the cleaning cycle rendering it unusable; therefore it cannot be refilled with any other solution. The instructions for use clearly state that our cleaning fluid, and only our cleaning fluid, must be used with the STREAMWAY FMS following each surgical case. The warranty is voided if any other solution is used.

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Procedure Filters.  One or two filters, depending on the type of procedure, will be used for every surgical procedure. The filter has been developed by us, is proprietary to the STREAMWAY FMS and is only sold by us. The filter is a two port, bifurcated, disposable filter that contains a tissue trap that allows staff to capture a tissue sample and send to pathology if needed. The filters are disposed of after each procedure. The cleaning fluid and filter are expected to be a substantial revenue generator for the life of the STREAMWAY FMS.

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Ease of Use.  The FMS simply connects to the existing suction tubing from the operative field (causing no change to the current operative methods). Pressing the START button on the FMS touch screen enacts a step by step instruction with safety questions ensuring that the correct amount of suction is generated minimizing the learning curve for operation at the surgical site.

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Installation.  We will arrange installation of the FMS products through a partnership or group of partnerships. Such partnerships will include, but not be limited to, local plumbers, distribution partners, manufacturer’s representatives, hospital supply companies and the like. We will train our partners and standardize the procedure to ensure the seamless installation of our products. The FMS is designed for minimal interruption of operating room and surgical room utilization. Plug-and-play features of the design allow for almost immediate connection and hook up to hospital utilities for wall-mounted units allowing for quick start-up post-installation.

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Sales Channel Partners.  We expect the FMS will be sold to end-users through a combination of independent stocking distributors and direct sales personnel. We intend for all personnel involved in direct contact with the end-user will have extensive training and will be approved by us. We plan to maintain exclusive agreements between us and the sales channel partners outlining stocking expectations, sales objectives, target accounts and the like. Contractual agreements with the sales channel partners will be reviewed on an annual basis and expect that such agreements will contain provisions allowing them to be terminated at any time by us based on certain specified conditions.

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Competitive Pricing.  The list sales price to a hospital or surgery center is $21,900 per system (one per operating room — installation extra) and $24 per unit retail for the proprietary consumable kit to the U.S. hospital market.

Intellectual Property

We believe that in order to maintain a competitive advantage in the marketplace, we must develop and maintain protection of the proprietary aspects of our technology. We rely on a combination of patent, trade secret and other intellectual property rights and measures to protect our intellectual property.

We spent approximately $394,000 in 2014, $235,000 in 2013 and $15,000 in 2012 on research and development. On January 25, 2014 the Company filed a non-provisional PCT Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25, 2013. The Patent Cooperation Treaty (“PCT”) allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148 member countries of the PCT, including the United States. By filing this single “international” patent application through the PCT system, it is easier and more cost effective than filing separate applications directly with each national or regional patent office in the various countries in which patent protection is desired.

Our PCT patent application is for an enhanced model of the surgical fluid waste management system. We utilize this enhanced technology in the updated version of the STREAMWAY FMS unit we began selling in the first quarter of 2014. We obtained a favorable International Search Report from the PCT searching authority indicating that the claims in our PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed in the PCT application is the ability to maintain continuous suction to the surgical field while simultaneously measuring, recording and evacuating fluid to the facilities sewer drainage system. This provides for continuous operation of the STREAMWAY FMS unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid. We believe that this continuous operation and unlimited capacity feature provides us with a significant competitive advantage, particularly on large fluid generating procedures. All competing products, except certain models of MD Technologies, have a finite fluid collection capacity necessitating that the device be emptied when capacity is reached during the surgical procedure. In the case of MD Technologies while some of their models may have an unlimited capacity, their process is not truly continuous like the Company’s system because it requires switching the vacuum containers when one becomes full. For example, when the first container becomes full, the vacuum is switched over to a second container in order to collect the fluid in the second container while the fluid in the first container is drained. When the second container becomes full, the vacuum is again switched back to the first container to collect fluid while the second container is drained, and so on. Even though the switching of the vacuum between containers is automated in certain MD Technology models, the automated switching is still believed to result in brief interruptions or reductions in suction during the surgical procedure.

The Company holds the following granted patents in the United States, and a pending application in the United States on its earlier models: US7469727, US8123731 and US Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

In general, the Patents are directed to a system and method for collecting waste fluid from a surgical procedure while ensuring there is no interruption of suction during the surgical procedure and no limit on the volume of waste fluid which can be collected. More particularly, the Patents claim a system and method in which waste fluid is suctioned or drawn into holding tanks connected to a vacuum source which maintains a constant negative pressure in the holding tanks. When the waste fluid collected in the holding tanks reaches a predetermined level, the waste fluid is measured and pumped from the holding tanks while maintaining the negative pressure. Therefore, because the negative pressure is maintained in the holding tanks, waste fluid will continue to be drawn into the holding tanks while the waste fluid is being pumped from the holding tanks. Thus, there is no limit to the volume of waste fluid which can be collected, and the suction at the surgical site is never interrupted during the surgical procedure.

We also rely upon trade secrets, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees, although we cannot be certain that the agreements will not be breached, or that we will have adequate remedies for any breach.

The Disposable Kit

The disposable kit is an integral, critical component of the FMS and our total value proposition to the customer. It consists of a proprietary, pre-measured amount of cleaning solution in a plastic bottle that attaches to the FMS. The disposal cleaning kit also includes an in-line filter with single or multiple suction ports. The proprietary cleaning solution placed in the specially designed holder is attached and recommended to be used following each surgical procedure. Due to the nature of the fluids and particles removed during surgical procedures, the FMS is recommended to be cleaned following each use. Utilizing the available vacuum of the wall system, the proprietary cleaning fluid is drawn into the FMS to provide a highly effective cleaning process that breaks up bio-film at the cellular level. Proper cleaning is required for steady, dependable and repeated FMS performance and for maintenance of the warranty of the FMS.

Our disposables are a critical component of our business model. The disposables have the “razor blade business model” characteristic with an ongoing stream of revenue for every FMS unit installed, and revenues from the sale of the kits are expected to be significantly higher over time than the revenues from the sales of the unit. Our disposable, bifurcated filter is designed specifically for use only on our FMS. The filter is used only once per procedure followed by immediate disposal. Our operation instructions and warranty require that our filter is used for every procedure. There are no known off the shelf filters that will fit our FMS. We have developed a more effective and cost efficient filter, with intent to patent. We have exclusive distribution rights to the disposable fluid and facilitate the use of only our fluid for cleaning following procedures by incorporating a special adapter to connect the fluid to the connector on the FMS system. We will also tie the fluid usage, which we will keep track of with the FMS software, to the product warranty. While it could be possible for other manufacturers to provide fluids for utilization in this process, it would require that they manufacture an adapter compatible with our connector on the FMS, obtain a container that fits in the specially designed container holder on the FMS and perform testing to demonstrate that any other fluid would not damage the FMS. We believe that these barriers and the warranty control will allow us to achieve substantial revenue from our cleaning fluid, if we are able to sell a substantial number of FMS units. The instructions for use that accompanies the product will clearly state how the fluid is to be hooked up to the FMS machine. Further, a diagram on the FMS will also assist the user in attaching the fluid bottle to the machine. This will be a very simple task, and we do not anticipate that any training of operating room staff will be necessary.

All installations of our FMS product have been completed by either a hospital appointed service technician or a service and maintenance organization that is familiar with completing such installations in health care settings.

Corporate Strategy

Our strategy is focused on expansion within our core product and market segments, while utilizing a progressive approach to manufacturing and marketing to ensure maximum flexibility and profitability.

Our strategy is to:

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Develop a complete line of wall-mounted fluid evacuation systems for use in hospital operating rooms, radiological rooms and free standing surgery centers as well as clinics and physicians’ offices.  Initially, we have developed the FMS to work in hospital operating rooms and surgical centers. This device was developed for use with the wall vacuum suction currently installed in hospitals. Opportunities for future products include an FMS developed for post-operation and recovery rooms with multiple inlet ports and multiple volume measurements that may incorporate an on-board vacuum supply.

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Provide products that greatly reduce healthcare worker and patient exposure to harmful materials present in infectious fluids and that contribute to an adverse working environment.  As one of the only stand-alone surgical fluid disposal systems directly connected to the sanitary sewer, the FMS could advance the manner in which such material is collected, measured and disposed of in operating rooms, post-operating recovery, emergency rooms and intensive care settings by eliminating the need to transport a device to the patient bedside and remove it for emptying and cleaning at the end of the procedure. We believe the cost of such exposures, measured in terms of human suffering, disease management costs, lost productivity, liability or litigation, will be, when properly leveraged, the strongest motivating factor for facilities looking at investing in the FMS line of products.

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Utilize existing medical products independent distributors to achieve the desired market penetration.  Contacts have been established with several existing medical products distributors and interest has been generated regarding the sales of the FMS and cleaning kits.

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Continue to utilize operating room consultants, builders and architects as referrals to hospitals and day surgery centers.  To date, the STREAMWAY FMS has achieved market acceptance through the installation of more than 89 FMS systems. The product has received numerous references from users and was also recognized by LifeScience Alley as a top ten finalist in their new technology showcase. Additionally, we have become a member of Practice Greenhealth; highlighting the positive environmental impact of the STREAMWAY FMS.

Other strategies may also include:

•	Employing a lean operating structure, while utilizing the latest trends and technologies in manufacturing and marketing, to achieve both market share growth and profitability.
•	Providing a leasing program and/or “pay per use” program as alternatives to purchasing.
•	Providing service contracts to establish an additional revenue stream.
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Utilizing the manufacturing experience of our management team to develop sources of supply and manufacturing to reduce costs while still obtaining excellent quality. While cost is not a major consideration in the roll-out of leading edge products, we believe that being a low-cost provider will be important long term.

•	Offering an innovative warranty program that is contingent on the exclusive use of our disposable kit to enhance the success of our after-market disposable products.

Technology and Competition

Fluid Management for Surgical Procedures

The management of surgical waste fluids produced during and after surgery is a complex mix of materials and labor that consists of primary collection of fluid from the patient, transportation of the waste fluid within the hospital to a disposal or processing site and disposal of that waste either via incineration or in segregated landfills.

Once the procedure has ended, the canisters currently being used in many cases, and their contents, must be removed from the operating room and disposed. There are several methods used for such disposal, all of which present certain risks to the operating room team, the crews who clean the rooms following the procedure and the other personnel involved in their final disposal. These methods include:

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Direct Disposal Through the Sanitary Sewer.  In virtually all municipalities, the disposal of liquid blood may be done directly to the sanitary sewer where it is treated by the local waste management facility. This practice is approved and recommended by the EPA. In most cases these municipalities specifically request that disposed bio-materials not be treated with any known anti-bacterial agents such as glutalderhyde, as these agents not only neutralize potentially infectious agents but also work to defeat the bacterial agents employed by the waste treatment facilities themselves. Disposal through this method is fraught with potential exposure to the service workers, putting them at risk for direct contact with these potentially infectious agents through spillage of the contents or via splash when the liquid is poured into a hopper — a specially designated sink for the disposal of infectious fluids. Once the infectious fluids are disposed of into the hopper, the empty canister is sent to central processing for re-sterilization (glass and certain plastics) or for disposal with the bio-hazardous/infectious waste generated by the hospital (red-bagged).

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Conversion to Gel for Red-Bag Disposal.  In many hospital systems the handling of this liquid waste has become a liability issue due to worker exposure incidents and in some cases has even been a point of contention during nurse contract negotiations. The healthcare industry has responded to concerns of nurses over splash and spillage contamination by developing a powder that, when added to the fluid in the canisters, produces a viscous, gel-like substance that can be handled more safely. After the case is completed and final blood loss is calculated, a port on the top of each canister is opened and the powder is poured into it. It takes several minutes for the gel to form, after which the canisters are placed on a service cart and removed to the red-bag disposal area for disposal with the other infectious waste.

There are four major drawbacks to this system:

•	It does not ensure protection for healthcare workers, as there remains the potential for splash when the top of the canister is opened.
•	Based on industry pricing data, the total cost per canister increases by approximately $2.00.
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Disposal costs to the hospital increase dramatically as shipping, handling and landfill costs are based upon weight rather than volume in most municipalities. The weight of an empty 2,500 ml canister is about 1 pound. A canister and its gelled contents weigh about 7.5 pounds, and the typical cost to dispose of medical waste is approximately $0.30 per pound.

•	The canister filled with gelled fluid must be disposed; it cannot be cleaned and re-sterilized for future use.

Despite the increased cost of using gel and the marginal improvement in healthcare worker protection it provides, several hospitals have adopted gel as their standard procedure.

Drainage Systems

Several new medical devices have been developed which address some of the deficiencies described above. MD Technologies, Inc., Cardinal Health, Inc., Dornoch Medical Systems, Inc. (now Zimmer) and Stryker Instruments have all developed systems that provide disposal into the sanitary sewer without pouring the infectious fluids directly through a hopper disposal or using expensive gel powders. All of these newer products are currently sold with 510(k) exempt concurrence from the FDA. Most of these competing products incorporate an internal collection canister with finite capacity, and while not directly eliminating the need to transport a device to and from the surgical room, we believe most have been successful in eliminating the need for expensive gel and its associated handling and disposal costs.

Existing competitors, that already have products on the market, have a competitive advantage in terms of brand recognition and market exposure. In addition, the aforementioned companies have extensive marketing and development budgets that could overpower an early stage company like ours.

We believe that Stryker Instruments has the dominant market share position. We also believe competing products are used in select procedures and often in some, but not all, surgical procedures.

Current Competition, Technology, and Costs

Single Use Canisters

In the U.S., glass reusable containers are infrequently used as their high initial cost, frequent breakage and costs of reprocessing are typically more costly than single use high impact plastic canisters, even when disposal is factored in. Each single use glass canister costs roughly $8.00 each while the high impact plastic canisters cost $2.00 – $3.00 each and it is estimated that a range of two to eight canisters are used in each procedure, depending on the operation.

Our FMS would replace the use of canisters and render them unnecessary, as storage and disposal would be performed automatically by the FMS. It should be noted that these canisters are manufactured by companies with substantially more resources than our Company. Cardinal Health, a very significant competitor, manufactures both single use canisters as well as a more automated fluid handling system that compete with us. Accordingly, faced with this significant competition, we may have difficulty penetrating this market. Our true competitive advantage, however, is our unlimited capacity, eliminating the need for any high volume cases to be interrupted for canister changeover.

Solidifying Gel Powder

The market potential for solidifying gel was estimated by industry publications at over $100 million in 2002. This market is not yet fully realized, but many hospitals, responding to increased concerns over inadvertent worker exposure to liquid waste, are converting to this technology. It is clear that solidifying gels, while not providing complete freedom from exposure to healthcare workers do present a level of safety and peace of mind to the healthcare workers who handle gel-treated canisters. While several gel manufacturers proclaim that sterility of the contents is achieved with the use of their product, protocols continue to recommend that the red-bag procedure is followed when using these products. One significant drawback of the solidifying gels is that they increase the weight of the materials being sent to the landfill by a factor of five to seven times, resulting in a significant cost increase to the hospitals that elect to use the solidifying gels.

The FMS eliminates the need for solidifying gel, providing savings in both gel powder usage and associated landfill costs.

Sterilization and Landfill Disposal

Current disposal methods include the removal of the contaminated canisters (with or without the solidifying gel) to designated biohazardous/infectious waste sites. Previously many hospitals used incineration as the primary means of disposal, but environmental concerns at the international, domestic and local level have resulted in a systematic decrease in incineration worldwide as a viable method for disposing of blood, organs or materials saturated with bodily fluids. When landfill disposal is used, canisters are included in the general red-bag disposal and, when gel is used, comprise a significant weight factor. Where hopper disposal is still in use, most of the contents of the red-bag consist only of outer packaging of supplies used in surgery and small amounts of absorbent materials impregnated with blood and other waste fluid. These, incidentally, are retained and measured at the end of the procedure to provide a more accurate assessment of fluid loss or retention. Once at the landfill site, the red-bagged material is often steam-sterilized with the remaining waste being ground up and interred into a specially segregated waste dumpsite.

Handling Costs

Once the surgical team has finished the procedure, and a blood loss estimate is calculated, the liquid waste (with or without solidifying gels) is removed from the operating room and either disposed of down the sanitary sewer or transported to an infectious waste area of the hospital for later removal.

The FMS would significantly reduce the labor costs associated with the disposal of fluid or handling of contaminated canisters, as the liquid waste is automatically emptied into the sanitary sewer after measurements are obtained. We utilize the same suction tubing currently being used in the operating room, so no additional cost is incurred with our process. While each hospital handles fluid disposal differently, we believe that the cost of our cleaning fluid after each procedure will be less than the current procedural cost that could include the cost of canisters, labor to transport the canisters, solidifying powder, gloves, gowns, mops, goggles, shipping, and transportation, as well as any costs associated with spills that may occur due to manual handling.

A hidden but very real and considerable handling cost is the cost of infectious fluid exposure. A July 2007 research article published in Infection Control Hospital Epidemiology concluded that “Management of occupational exposures to blood and bodily fluids is costly; the best way to avoid these costs is by prevention of exposures.” According to the article, hospital management cost associated with occupational blood exposure can, conservatively, be more than $4,500 per exposure. Because of privacy laws, it is difficult to obtain estimates of exposure events at individual facilities; however, in each exposure the healthcare worker must be treated as a worse case event. This puts the healthcare worker through a tremendous amount of personal trauma, and the health care facility through considerable expense and exposure to liability and litigation.

Nursing Labor

Nursing personnel spend significant time in the operating room readying canisters for use, calculating blood loss and removing or supervising the removal of the contaminated canisters after each procedure. Various estimates have been made, our management team estimates that the average nursing team spends twenty minutes pre-operatively and intra-operatively setting up, monitoring fluid levels and changing canisters as needed and twenty minutes post-operatively readying blood loss estimates or disposing of canisters. Estimates for the other new technologies reviewed have noted few cost savings to nursing labor.

The FMS would save nursing time as compared to the manual process of collecting and disposing of surgical waste. Set-up is as easy as attaching the suction tube to the inflow port of the FMS. Post-operative clean-up requires approximately five minutes, the time required to dispose of the suction tubing and disposable filter to the red-bag, calculate the patient’s blood loss, attach the bottle of cleaning solution to the inlet port of the unit, initiate the cleaning cycle, and dispose of the emptied cleaning solution. The steps that our product avoids, which are typically involved with the manual disposal process include, canister setup, interpretation of an analog read out for calculating fluid, canister management during the case (i.e. swapping out full canisters), and then temporarily storing, transferring, dumping, and properly disposing of the canisters.

Competitive Products

Disposable canister system technology for fluid management within the operating room has gone virtually unchanged for decades. As concern for the risk of exposure of healthcare workers to bloodborne pathogens, and the costs associated with canister systems has increased, market attention has increasingly turned toward fluid management. The first quarter of 2001 saw the introduction of four new product entries within the infectious material control field. Stryker Instruments introduced the “Neptune™” system, offering a combination of bio-aerosol and fluid management in a portable two-piece system; Waterstone Medical (now DeRoyal) introduced the “Aqua Box™” stationary” system for fluid disposal; Cardinal Health introduced the Orwell Fluid Collection and Disposal System; and Dornoch Medical Systems, Inc. (Zimmer) introduced the “Red Away™” stationary system for fluid collection and disposal. All companies, regardless of size, have their own accessory kits.

We differentiate from these competitors since we are completely direct-to-drain and have the most automatic, hands-free process of any of the systems currently on the market. Each of our competitors, with the exception of MD Technologies, Inc., has some significant manual handling involved in the process. For instance, some competing products require transport of the mobile unit to a docking port and then emptying of the fluid, while others require that the canister be manually transported to a more efficient dumping station. Regardless, most of our competitors require more human interaction with the fluid than our products do. Please refer to the chart included in the section headed as “Products” for a comparison of the key features of the devices currently marketed and the FMS.

Although the mobility associated with most of the competing products adds time and labor to the process and increases the chance of worker exposure to waste fluids, it also allows the hospital to purchase only as many mobile units needed for simultaneous procedures in multiple operating rooms. With the FMS, a unit must be purchased and installed in each room where it is intended to be used.

Marketing and Sales Distribution

We sell the FMS and procedure disposables through various methods that include a direct sales force and independent distributors covering the vast majority of major U.S. markets. Currently we have one regional manager selling, and demoing the FMS for prospective customers and distributors, as well as, supporting our current customer base for disposable resupply. We are close to signing contracts with various hospital purchasing groups and have signed on independent distributors. Our targeted customer base includes nursing administration, operating room managers, CFOs, CEOs, risk management, and infection control. Other professionals with an interest in the product include physicians, nurses, biomedical engineering, anesthetists, imaging, anesthesiologists, human resources, legal, administration and housekeeping.

The major focus of our marketing efforts will be to introduce the FMS as a standalone device capable of effectively removing infectious waste and disposing of it automatically while providing accurate measurement of fluids removed, and also limiting exposure of the surgical team and healthcare support staff.

Governmental and professional organizations have become increasingly aggressive in attempting to minimize the risk of exposure by medical personnel to bloodborne pathogens. We believe that the FMS provides a convenient and cost effective way to collect and dispose of this highly contaminated material.

Our distributors may have installation and service capability, or we will contract those functions with an independent service/maintenance company. We have been in contact with both distributors and service companies regarding these installation requirements. We have established extensive training and standards for the service and installation of the FMS to ensure consistency and dependability in the field. Users of the system require a minimal amount of training to operate the FMS. The instructions for use and the installation guide are included with every system along with a quick start guide, a troubleshooting manual and an on-board PLC controlling an intuitive touch screen with step by step instruction and safety features.

We have structured our pricing and relationships with distributors and/or service companies to ensure that these entities receive at least a typical industry level compensation for their activities.

Promotion

The dangers of exposure to infectious fluid waste are well recognized in the medical community. It is our promotional strategy to effectively educate medical staff regarding the risks of contamination using current waste collection procedures and the advantages of the FMS in protecting medical personnel from inadvertent exposure. We intend to leverage this medical awareness and concern with education of regulatory agencies at the local, state and federal levels about the advantages of the FMS.

We supplement our sales efforts with a promotional mix that will include a number of printed materials, video support and a website. We believe our greatest challenge lies in reaching and educating the 1.6 million medical personnel who are exposed daily to fluid waste in the operating room or in other healthcare settings (OSHA, CPL 2-2.44C). These efforts will require utilizing single page selling pieces, video educational pieces for technical education, use of scientific journal articles and a webpage featuring product information, educational materials, and training sites.

We support our sales organization by attending major scientific meetings where large numbers of potential users are in attendance. The theme of our trade show booths will focus on education, the awareness of the hazards of infectious waste fluids and the Company’s innovative solution to the problem. We will focus our efforts initially on the Association of Operating Room Nurses (“AORN”) meeting, where the largest concentration of potential buyers and influencers are in attendance and the Radiological Society of North America Scientific Assembly and Annual Meeting. We feature information on protection of the healthcare worker on our website as well as links to other relevant sites. We have invested in limited journal advertising for targeted audiences that have been fully identified. The initial thrust focuses on features of the product and ways of contacting the Company via the webpage or directly through postage paid cards or direct contact. Additionally, we will create a press release distribution to clinician-oriented periodicals for inclusion in their new product development columns. These periodicals will provide the reader with an overview of the FMS and will direct readers to pursue more information by direct contact with us by accessing our webpage.

Pricing

We believe prices for the FMS and its disposable procedure kit reflect a substantial cost savings to hospitals compared to their long-term procedure costs. Our pricing strategy ensures that the customer realizes actual cost savings when using the FMS versus replacing traditional canisters, considering the actual costs of the canisters and associated costs such as biohazard processing labor and added costs of biohazard waste disposal. Suction tubing that is currently used in the operating room will continue to be used with our system and should not be considered in the return on investment equation. Our cleaning solution’s bottle is completely recyclable, and the selling price of the fluid is built into our cost analysis. In contrast, an operation using traditional disposal methods will often produce multiple canisters destined for biohazard processing. Once the canister has touched blood, it is considered “red bag” biohazard waste, whereas the cleaning fluid bottle used in the FMS can be recycled or disposed with the rest of the facility’s plastics.

The FMS lists for $21,900 per system (one per operating room — installation extra) and $24 per unit retail for the proprietary disposables: one filter and one bottle of cleaning solution to the U.S. hospital market. By comparison, the disposal system of Stryker Instruments, one of our competitors, retails for approximately $25,000 plus an $8,000 docking station and requires a disposable component with an approximate cost of $25 per procedure and a proprietary cleaning fluid (cost unknown per procedure). Per procedure cost of the traditional disposal process includes approximate costs of $2 – $3.00 per liter canister, plus solidifier at $2 per liter canister, plus the biohazard premium disposal cost approximated at $1.80 per liter canister. In addition, the labor, gloves, gowns, goggles, and other related material handling costs are also disposal expenses.

Installation is done by distributors, independent contractors, or in-house engineering at an estimated price of $300 – $1,000, depending on the operating room. Installation of the FMS requires access only to the hospital’s sanitary sewer, vacuum suction, and electricity. To help facilities maintain their utilization rates, we recommend installation during off peak hours. In smaller facilities, an outside contractor may be called in, while larger institutions have their own installation and maintenance workforce. Installation time should not seriously impact the use of the operating room. Each FMS will have an industry standard warranty period that can be extended through documented use of our disposables: one filter and one bottle of cleaning solution per procedure.

Engineering and Manufacturing

We are currently manufacturing the FMS in a leased facility. We have the capability to manufacture, test, house, ship and receive from our warehouse. We contracted a manufacturing company, Wair Products in Bloomington, Minnesota that meets our standards and requirements that can produce six times the amount of FMS systems produced in-house at our facility on a monthly basis as sales increase.

The disposables, including a bottle of proprietary cleaning solution and an in-line filter is sourced through Diversified Manufacturing Corporation (cleaning solution) situated in Newport, Minnesota and MPP Corporation (filters), located in Osceola, Wisconsin that has tooled to manufacture our own newly designed disposable filter. We are pursuing intellectual property protection for these disposable products as well.

Government Regulation

To date, no regulatory agency has established exclusive jurisdiction over the area of biohazardous and infectious waste in healthcare facilities. Several organizations maintain oversight function concerning various aspects of pertinent technologies and methods of protection.

These agencies include:

•	OSHA (Occupational Safety and Health Administration)
•	EPA (Environmental Protection Agency)
•	DOT (Department of Transportation)
•	JCAHO (Joint Commission of Accreditation of Hospitals)
•	NFPA (National Fire Protection Association)
•	AIA (American Institute of Architects)
•	AORN (Association of Operating Room Nurses)

Application for Electrical Safety Testing and Certification

We sought and achieved testing and certification to the IEC 60606-1 and IEC 60606-1-2, two internationally recognized standards.

The 6060101 & 60601-2 2nd edition certification for our STREAMWAY FMS is valid and enables us to continue to market and sell our product domestically.

A new standard; IEC 60601-1 3rd Edition Medical Device Safety Testing was adopted by the International Organization of Standards in 2005 and had a compliance date of June 2012 for OUS and December 31, 2013 for the U.S. This standard, which is now recognized by the U.S. FDA, includes a provision of risk management which the 2nd edition did not require. The purpose of these rules is to ensure that equipment manufacturers have safety, performance, and risk management control measures in place.

The EU & Canada required 60601-1 3rd Edition compliance for all product sold or currently on the market after June 2013. Any product that had previously been certified to the 60601-1 2nd generation standard was no longer allowed for use as the old standard was no longer recognized. This did not affect us as we did not sell internationally.

The U.S. FDA compliance date to meet the new standard was December 31, 2013. The major difference between the U.S. and the EU & Canadian market transition to the new standard is that the U.S. allows the 60601-1 2nd edition testing to be grandfathered in, allowing previously certified product to remain on the market. Any new product that will be tested after December 31, 2013 should be certified to the new 60601-1 3rd generation standard.

FDA Clearance under Section 510(k)

The FDA Center for Devices and Radiological Health requires 510(k) submitters to provide information that compares its new device to a marketed device of a similar type, in order to determine whether the device is substantially equivalent (“SE”).

This means that a manufacturer can submit a 510(k) comparing a new device to a device that has been found to be SE and the FDA can use this as evidence to determine whether the new device is SE to an already legally marketed device (or a “predicate device”). The ultimate burden of demonstrating the substantial equivalence of a new device to a predicate device remains with the 510(k) submitter, and in those occasions when the Center for Devices and Radiological Health is unfamiliar with certain aspects of the predicate device, the submitter will be required to provide information that substantiates a claim of substantial equivalence.

As a matter of practice, the Center for Devices and Radiological Health generally considers a device to be SE to a predicate device if, in comparison to the predicate device, (i) the new device has the same intended use, (ii) the new device has the same technological characteristics (i.e., same materials design, energy source), (iii) the new device has new technological characteristics that could not affect safety or effectiveness, or (iv) the new device has new technological characteristics that could affect safety or effectiveness, but there are accepted scientific methods for evaluating whether safety or effectiveness has been adversely affected and there is data to demonstrate that the new technological features have not diminished safety or effectiveness. Pre-market notification submissions are designed to facilitate these determinations.

The FDA requires, pursuant to a final regulation for Establishment Registration and Device Listing for Manufacturers of Devices, that a 510(k) premarket notification be submitted at least ninety days before marketing a device that: (1) is being introduced into distribution for the first time by that person or entity, or (2) is in distribution but is being significantly modified in design or use. A 510(k) submission must contain, among other things: (i) proposed labeling sufficient to describe the device’s intended use; (ii) a description of how the device is similar to or different from other devices of comparable type, or information about what consequences a proposed device modification may have on the device’s safety and effectiveness; and (iii) any other information necessary to determine whether the device is substantially equivalent. The FMS is a Class II device, which is less stringently reviewed as that of a Class III device. Our COO has numerous years’ significant experience in the FDA clearance process and plans on utilizing a team of regulatory consultants with significant experience in the FDA clearance process.

We filed the 510(k) submission for clearance of the FMS device on March 14, 2009 and received written confirmation on April 1, 2009 that our 510(k) has been cleared by the FDA.

Following this 510(k) clearance by the FDA, we continue to be subject to the normal ongoing audits and reviews by the FDA and other governing agencies. These audits and reviews are standard and typical in the medical device industry, and we do not anticipate being affected by any extraordinary guidelines or regulations.

Employees

We have 10 employees, 9 of whom are full-time, and one who is part-time.

Property

Our corporate offices are located at 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. On January 28, 2013, the Company signed an amendment to the month to month lease originally signed on April 30, 2012. The lease as amended has a five-year term effective February 1, 2013 ending January 31, 2018. We lease 5,773 square feet at this location, of which 2,945 square feet is used for office space and 2,828 is used for manufacturing. Our lease is effective through January 31, 2018. We expect that this space will be adequate for our current office and manufacturing needs.

Legal Proceedings

Darryl C. Demaray, Brady P. Farrell, Christopher S. Howell and Ronald W. Walters v. Skyline Medical Inc. On April 29, 2015, the plaintiffs filed an action in District Court in Dakota County, Minnesota against the Company. The four plaintiffs are former employees of the Company who were each engaged as a Regional Sales Manager. The action alleges, among other things, breach of employment agreements, failure to pay certain cash and non-cash compensation, negligent misrepresentation and unjust enrichment. The plaintiffs are seeking the amounts they claim are due, in addition to, among other things, certain penalties and certain attorney’s fees and costs. The Company’s records indicate that certain amounts are owing to these individuals. The Company intends to defend against the claims vigorously.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position	Date of Election or Appointment
Josh Kornberg	42	President, Chief Executive Officer, and Interim Chairman of the Board	July 1, 2012
Thomas J. McGoldrick	73	Director	2005
Andrew P. Reding	45	Director	2006
Frank Mancuso Jr.	56	Director	August 1, 2013
David O. Johnson	62	Chief Operating Officer	July 1, 2012
Bob Myers	60	Chief Financial Officer	July 1, 2012

Business Experience Descriptions

Set forth below is a summary of our executive officers’ and directors’ business experience for the past 5 years. Other than as described below, the experience and background of each of the directors, as summarized below, were significant factors in their previously being nominated as directors of the Company.

Josh Kornberg, President, Chief Executive Officer and Interim Chairman of the Board.   Effective July 22, 2012, Mr. Kornberg was appointed as the Chief Executive Officer and President of the Company. Mr. Kornberg was appointed Interim Chairman of the Board on August 21, 2013. Mr. Kornberg was elected Interim President and Chief Executive Officer by the Board on April 23, 2012. Mr. Kornberg was elected to the Board on March 9, 2012. Mr. Kornberg is President and founding partner of Atlantic Partners Alliance (APA), a private equity fund based in New York. APA and its affiliates are controlling stockholders of the Company. Prior to founding APA, Mr. Kornberg served as Chief Investment Officer of The Lightstone Group, a national private equity firm and Director of the Lightstone Value Plus REIT, a public company focused on commercial real estate. Mr. Kornberg worked in the capital markets group at Morgan Stanley, and also served as Vice President at The RREEF Funds, one of the leading global pension fund advisors. In December 2013 Mr. Kornberg was appointed to the Board of Directors of Prospect Park Capital Corporation a business development company currently trading on the Canadian TSX exchange.

Thomas J. McGoldrick.   Mr. McGoldrick has served as a Director of the Company since 2005. Prior to that, he served as Chief Executive Officer of Monteris Medical Inc. from November 2002 to November 2005. He has been in the medical device industry for over 30 years and was co-founder and Chief Executive Officer of Fastitch Surgical in 2000. Fastitch is a start-up medical device company with unique technology in surgical wound closure. Prior to Fastitch, Mr. McGoldrick was President and Chief Executive Officer of Minntech from 1997 to 2000. Minntech was a $75 million per year publicly traded (NASDAQ-MNTX) medical device company offering services for the dialysis, filtration, and separation markets. Prior to employment at Minntech from 1970 to 1997, he held senior marketing, business development and international positions at Medtronic, Cardiac Pacemakers, Inc. and Johnson & Johnson. Mr. McGoldrick is on the Board of Directors of two other start-up medical device companies.

Andrew P. Reding.   Mr. Reding is an executive with extensive experience in sales and marketing of capital equipment for the acute care markets. He has served as a director of the Company since 2006 and he is currently the President and Chief Executive Officer of TRUMPF Medical Systems, Inc., a position he has held since April 2007. Prior to that, he was Director of Sales at Smith & Nephew Endoscopy and prior to that, he served as Vice President of Sales and Director of Marketing with Berchtold Corporation from 1994 to 2006. His experience is in the marketing and sales of architecturally significant products for the operating room, emergency department and the intensive care unit. Mr. Reding has successfully developed high quality indirect and direct sales channels, implemented programs to interface with facility planners and architects and developed GPO and IDN portfolios. Mr. Reding holds a bachelor’s degree from Marquette University and an MBA from The University of South Carolina.

Frank Mancuso, Jr.   Mr. Mancuso is a veteran of the film production industry with more than 30 years of industry experience. He is currently the President of Boss Media, LLC, which he co-founded in 2010. Prior to joining Boss Media, Mr. Mancuso was the President of 360 Pictures, LLC and FGM Entertainment Inc. Mr. Mancuso also has an extensive background in healthcare and has served on the boards of multiple public companies. Mr. Mancuso has been a director of Prospect Park Capital Corp. (TSX VENTURE: PPK.P), a company whose strategy is to invest in early to mid-stage healthcare companies. Previously, he was a director at Delcath Systems, Inc. (NASDAQ: DCTH), a healthcare device company dedicated to the infusion of high dose chemotherapy to targeted areas of the body for the treatment of cancer. Mr. Mancuso obtained a Bachelor of Arts degree in business and graduated with honors from Upsala College in 1980.

David O. Johnson, Chief Operating Officer.   Mr. Johnson has been Chief Operating Officer since July 2012. He was previously the Acting Chief Operating Officer since December 2011 and had been a consultant to medical device companies since October 2010. Mr. Johnson has over 30 years’ experience in executive, operations and management positions in rapid growth medical device organizations, directing growth domestically and internationally with products ranging from consumer based disposable commodity items to Class III implantable devices. His experience includes executive management, training, product development, business development, regulatory and quality assurance, operations, supplier development and technology acquisitions. From August 2007 to September 2010 Mr. Johnson was President and CEO of Spring Forest Qigong, an alternative healthcare organization. Prior to August 2007 he had been a co-founder and Vice President of Operations at Epitek, Inc. since January 2005, and prior to that time he was a co-founder and President of Timm Medical Technologies. He also held positions including Vice President —  Operations/Technology at UroHealth/Imagyn, Vice-President Operations at Dacomed Corporation and various technical, operations and training positions at American Medical Systems and Pfizer Corporation. He also holds a number of patents in the medical device field and the exercise fitness industry.

Bob Myers, Chief Financial Officer.   Effective July 1, 2012, Mr. Myers was appointed as the Chief Financial Officer of the Company. Mr. Myers was the Acting Chief Financial Officer and Corporate Secretary for the Company since December 2011. He has over 30 years’ experience in multiple industries focusing on medical device, service and manufacturing and for the past ten years has been a financial contractor represented by various contracting firms in the Minneapolis area. He has spent much of his career as a Chief Financial Officer and/or Controller. Mr. Myers was a contract CFO at Disetronic Medical, contract Corporate Controller for Diametric Medical Devices and contract CFO for Cannon Equipment. Previously he held executive positions with American Express, Capitol Distributors, and International Creative Management and was a public accountant with the international firm of Laventhol & Horwath. Mr. Myers has an MBA in Finance from Adelphi University and a BBA in Public Accounting from Hofstra University.

Family Relationships

There are no family relationships among our directors and executive officers.

Audit Committee of the Board; Audit Committee Financial Expert

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements.

The functions of the Audit Committee include, among other things:

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;
•

coordinating, reviewing and appraising the audit efforts of our independent auditors and management and, to the extent we have an internal auditing or similar department or persons performing the functions of such department (“internal auditing department” or “internal auditors”), the internal auditing department; and

•

communicating directly with the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors regarding the matters related to the committee’s responsibilities and duties.

Both our independent registered public accounting firm and management periodically meet privately with the Audit Committee.

Our Audit Committee currently consists of Mr. McGoldrick as the chairperson and Mr. Reding. The Board of Directors has appointed Thomas McGoldrick to the Audit Committee. Mr. McGoldrick has a strong and vast financial history specializing in the medical device industry. He qualifies as a financial expert and meets independence within the meaning of NASDAQ’s listing standards. Each Audit Committee member is a non-employee Director of our Board of Directors. The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Audit Committee has met four times in fiscal 2013.

Director Independence

Although we are not required to comply with The NASDAQ Capital Market listing standards, we use these listing standards as our guide toward determining independence of our directors and other areas of corporate governance. Under NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management, and its independent registered public accounting firm, the Board of Directors has affirmatively determined that the following directors and nominees are independent directors within the meaning of the NASDAQ listing standards: Messrs. McGoldrick, Reding, and Mancuso. In making this determination, the Board of Directors found that none of these directors and nominees had a material or other disqualifying relationship with the Company. Mr. Kornberg, our President and Chief Executive Officer, is not independent by virtue of his managing partnership position with SOK Partners.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of two directors, Mr. Mancuso, as the chairperson, and Mr. McGoldrick. All members of the Compensation Committee were appointed by the Board of Directors, and consist entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent” as independence is currently defined in Rule 4200(a) (15) of the NASDAQ listing standards. In fiscal 2013, the Compensation Committee met two times. The functions of the Compensation Committee include, among other things:

•	approving the annual compensation packages, including base salaries, incentive compensation, deferred compensation and stock-based compensation, for our executive officers;
•	administering our stock incentive plans, and subject to board approval in the case of executive officers, approving grants of stock, stock options and other equity awards under such plans;
•	approving the terms of employment agreements for our executive officers;
•	developing, recommending, reviewing and administering compensation plans for members of the Board of Directors;
•	reviewing and discussing the compensation discussion and analysis with management; and
•	preparing any compensation committee report required to be included in the annual proxy statement.

All Compensation Committee approvals regarding compensation to be paid or awarded to our executive officers are rendered with the full power of the Board, though not necessarily reviewed by the full Board.

Our Chief Executive Officer may not be present during any Board or Compensation Committee voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business.

As indicated above, the Compensation Committee consists of Mr. McGoldrick and Mr. Mancuso. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the compensation committee or the board of directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Compensation Committee.

Governance/Nominating Committee

The Governance/Nominating Committee of the Board of Directors currently consists of Mr. McGoldrick, as the chairperson, and Mr. Reding, each of whom is an “independent director,” as such term is defined by The NASDAQ Market Listing Rule 5605(a)(2), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

The members of the Committee shall be elected annually by the Board. Committee members may be removed for any reason or no reason at the discretion of the Board, and the Board may fill any Committee vacancy that is created by such removal or otherwise. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson upon the affirmative vote of a majority of the directors serving on the Committee.

The Committee may form and delegate authority to subcommittees as it may deem appropriate in its sole discretion.

Structure and Meetings

The chairperson of the Committee presides at each meeting and, in consultation with the other members of the Committee, sets the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee ensures that the agenda for each meeting is circulated to each Committee member in advance of the meeting. The Committee reports its actions and recommendations to the Board.

Goals and Responsibilities

In furtherance of its purposes, the Committee:

•	Evaluates the composition, organization and governance of the Board, determines future requirements and make recommendations to the Board for approval;
•	Determines desired Board and committee skills and attributes and criteria for selecting new directors;
•

Reviews candidates for Board membership consistent with the Committee’s criteria for selecting new directors and annually recommend a slate of nominees to the Board for consideration at the Company’s annual stockholders’ meeting;

•	Reviews candidates for Board membership, if any, recommended by the Company’s stockholders;
•	Conducts the appropriate and necessary inquiries into the backgrounds and qualifications of possible director candidates;
•	Evaluates and considers matters relating to the qualifications and retirement of directors;
•	Develops a plan for, and consults with the Board regarding, management succession; and
•	Advises the Board generally on corporate governance matters.

In addition, the Committee, if and when deemed appropriate by the Board or the Committee, will develop and recommend to the Board a set of corporate governance principles applicable to the Company, and review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate. The Committee also advises the Board on (a) committee member qualifications, (b) appointments, removals and rotation of committee members, (c) committee structure and operations (including authority to delegate to subcommittees), and (d) committee reporting to the Board. Finally, the Committee performs any other activities consistent with this Charter, the Company’s certificate of incorporation, bylaws and governing law as the Committee or the Board deems appropriate.

The Committee will review and reassess at least annually the adequacy of the Charter and recommend any proposed changes to the Board for approval.

Committee Resources

The Committee has the authority to obtain advice and seek assistance from internal or external legal, accounting or other advisors. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

Diversity

The Board of Directors does not currently have a policy regarding attaining diversity on the Board.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2014 and December 31, 2013 by each of the named executive officers:

Summary Compensation Table for Fiscal 2014 and 2013

Name and Principal Position	Year	Salary (5)	Bonus (7)	Stock Awards	Option Awards (1)	All Other Compen- sation (6)	Total Compen- sation
Joshua Kornberg	2014	$275,000	$—	$—	$428,708	$33,000	$736,708
CEO, President (2)	2013	$238,691	$187,500	$—	$689,169	$36,000	$1,151,360

David O. Johnson	2014	$180,000	$—	$—	$52,910	$—	$232,910
COO (3)	2013	$161,466	$72,000	$—	$68,252	$10,350	$312,068

Bob Myers	2014	$165,000	$—	$—	$44,087	$—	$209,087
CFO (4)	2013	$140,561	$60,000	$—	$56,877	$1,133	$258,571

———————

(1)

Represents the actual compensation cost recognized during 2014 and 2013 as determined pursuant to FASB ASC 718 — Stock Compensation utilizing the assumptions discussed in Note 3, “Stock Options and Warrants,” in the notes to the financial statements included in this prospectus.

(2)

Mr. Kornberg’s bonus earned in 2013 was 75% of his base salary, $187,500, and will be paid in 2015. Mr. Kornberg was also awarded 225% of his base salary in the form of options to purchase 32,609 shares of common stock at $17.25. In 2014 he also received options to purchase 2,179 shares of common stock as fees for serving on the Board of Directors. In 2013 he also received options to purchase 457 shares of common stock as fees for serving on the Board of Directors. Mr. Kornberg received options to purchase 192,000 shares at $5.625 in 2013 as part of his 2012 bonus.

(3)	Mr. Johnson’s bonus awarded by the Board in 2013 was fifty percent payable in cash ($72,000) and fifty percent in the form of options to purchase 4,174 shares of common stock at $17.25 per share.
(4)	Mr. Myers’s bonus awarded by the Board in 2013 was fifty percent payable in cash ($60,000) and fifty percent in the form of options to purchase 3,479 shares of common stock at $17.25 per share.
(5)	Salaries shown, where applicable are net of the 401(k) retirement plan put in place during 2013.
(6)	Mr. Kornberg’s All Other Compensation consists of health insurance reimbursement for 2014 and 2013.
(7)

Bonuses shown for each year represent the amounts earned for the year, including amounts paid in later periods or accrued for payment in later periods. The CEO, COO and CFO waived all prior year unpaid bonuses totaling, $544,000, $108,000 and $93,000, respectively. The contractual minimum bonuses for the CEO, COO and CFO for 2014 are described under “Employment Contracts” below.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2014

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2014:

	Option Awards
	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options UnExercisable	Option Exercise Price	Option Expiration
Joshua Kornberg (1)	8/13/2012	80,000	—	$6.00	8/13/2022
	3/14/2013	192,000	—	$5.63	3/14/2023
	9/30/2013	210	—	$23.85	9/30/2018
	12/31/2013	247	—	$20.25	12/31/2018
	3/6/2014	32,609	—	$17.25	3/6/2024
	3/31/2014	360	—	$13.88	3/31/2024
	6/30/2014	444	—	$11.25	6/30/2024
	9/30/2014	606	—	$8.25	9/30/2024
	12/31/2014	769	—	$6.50	12/31/2024

David O. Johnson	8/13/2012	13,334	—	$6.00	8/13/2022
	3/18/2013	12,659	—	$5.93	3/18/2023
	3/6/2014	4,174	—	$17.25	3/6/2024

Bob Myers	8/13/2012	13,334	—	$6.00	8/13/2022
	3/18/2013	10,549	—	$5.93	3/18/2023
	3/6/2014	3,479	—	$17.25	3/6/2024

———————

(1)	Does not reflect an award of 66,667 shares of restricted stock which the Compensation Committee has approved. Such shares would vest upon certain changes in control of the Company.

Executive Compensation Components for Fiscal 2013

Base Salary.  Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally set base salaries at levels believed to attract and retain an experienced management team that will successfully grow our business and create stockholder value. We also utilize base salaries to reward individual performance and contributions to our overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our stock options and restricted stock awards.

The Compensation Committee reviews the Chief Executive Officer’s salary at least annually. The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee also reviews other executives’ salaries throughout the year, with input from the Chief Executive Officer. The Compensation Committee may recommend adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendation and the reviewed executives’ responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to recommend salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both our Company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

Stock Options and Other Equity Grants.  Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, we make periodic grants of long-term compensation in the form of stock options or restricted stock to our executive officers, directors and others in the organization.

Stock options provide executive officers with the opportunity to purchase common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if the common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest. This provides an incentive for an option holder to remain employed by us. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value. Under the 2012 Plan, we may also make grants of restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted the 2012 Plan to give us flexibility in the types of awards that we could grant to our executive officers and other employees.

Limited Perquisites; Other Benefits.  We provide our employees with a full complement of employee benefits, including health and dental insurance, long term disability insurance, life insurance, a 401(k) plan, FSA flex plan and Section 125 plan. Mr. Kornberg receives $3,000 monthly as a health insurance reimbursement in lieu of accepting the Company medical plan benefits.

Employment Contracts

Employment Agreement with Chief Executive Officer

Base Salary.   Our employment agreement, dated March 14, 2013, with Joshua Kornberg, President, Chief Executive Officer and Interim Chairman of the Board, provided that his initial annual base salary would be $250,000 and that his base salary for subsequent years is to be determined by the Board. Effective in March 2014 Mr. Kornberg’s annualized base salary was increased to $275,000. We offered this amount as part of a package of compensation to ensure that we retain Mr. Kornberg in his current capacity with our Company. The compensation package for Mr. Kornberg was designed to provide annual cash compensation, combined with the equity compensation described below, sufficient to induce him to remain with the Company and continue to incentivize him to create revenue growth and stockholder value. Based upon the recommendation of the Compensation Committee, the Board approved an increase to Mr. Kornberg’s base salary rate from $180,000 to $250,000 for calendar 2014.

Compensation and Related Matters.  Notwithstanding the terms of the Existing Employment Agreement, in connection with the Mr. Kornberg’s employment with the Company from April 24, 2012 to December 31, 2012, the Executive shall receive, or has received, the following incentive compensation payments in lieu of the payments described in Section 2(b) of the Existing Employment Agreement:

2012 Annual Bonus.  Mr. Kornberg shall receive a cash bonus equal to Three Hundred Sixty Thousand Dollars ($360,000), which is equal to two hundred percent (200%) of the Executive’s annual Base Salary in 2012, payable in a lump sum no later than the Company’s first regularly scheduled payroll date after the Effective Date. In March 2014 Mr. Kornberg was awarded a $187,500 cash bonus equal to 75% of his base salary, and 225% of his base salary in the form of options to purchase 32,609 shares of common stock at $17.25.

Incentive Compensation.  In connection with his employment during the Term, Mr. Kornberg shall be eligible to receive cash and/or equity incentive compensation as determined by the Board and/or the Compensation Committee from time to time, including, without limitation, the incentive compensation described below:

Annual Bonus.  Mr. Kornberg shall be eligible to receive with respect to each calendar year ending during the Term of the Executive’s employment with the Company a bonus payment subject to the terms of this Section (the “Annual Bonus”). The amount of the Annual Bonus shall be determined based on the attainment of reasonable Company and/or individual performance metrics established and revised annually by the Compensation Committee and/or Board in consultation with Mr. Kornberg, which shall be set at or about the beginning of the given year to which the metrics relate. Mr. Kornberg’s target Annual Bonus shall be one hundred fifty percent (150%) of his Base Salary (the “Target Annual Bonus”); provided, however, that the actual amount of the Annual Bonus for each calendar year shall be determined by the Compensation Committee and/or the Board based on relative level of achievement of the applicable metrics and which may be in an amount greater or less than the Target Annual Bonus but shall not be less than fifty percent (50%) of the Target Annual Bonus (the “Minimum Bonus”). The Annual Bonus shall be payable in a single lump sum in cash between January 1 and March 15 of the year following the calendar year to which such Annual Bonus relates. Except as otherwise provided in this Agreement, to earn and be entitled to payment of an Annual Bonus in respect of a given calendar year, Mr. Kornberg must be employed by the Company on the last day (i.e., December 31st) of the calendar year to which the bonus relates. Notwithstanding the foregoing, Mr. Kornberg (or his estate, if applicable) shall receive a pro-rata portion of the Target Annual Bonus (calculated as if all applicable performance metrics had been attained at one hundred percent (100%) and based on the portion of the calendar year during which the Executive was employed) (the “Pro-Rata Bonus”) for the calendar year during which the Executive’s employment terminates due to: (i) termination by the Company without Cause (as defined below); (ii) termination by the Executive for Good Reason (as defined below); or (iii) termination due to the Executive’s death or Disability (as defined below).

2012 Stock Option Award Grant.  On March 14, 2013, the Company granted to Mr. Kornberg 192,000 stock options, which is equal to (A) Three Hundred Sixty Thousand Dollars ($360,000) (i.e., two hundred percent (200%) of the Executive’s annual Base Salary in 2012); divided by (B) the price of a share of common stock of the Company on the day preceding the date of grant; multiplied by (C) three (3) (the “2012 Stock Option Award Grant”). The 2012 Stock Option Award Grant will be fully vested on the date of grant. If the shares covered by the 2012 Stock Option Award Grant exceed, as of the date of grant, the number of shares of common stock which may be issued under the Skyline Medical Inc. 2012 Stock Incentive Plan (the “Plan”) as last approved by the stockholders of the Company, then the 2012 Stock Option Award Grant shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of common stock issuable under the Plan is obtained in accordance with the provisions of the Plan on or before June 30, 2013.

2012 Restricted Stock Award Grant.  On March 14, 2013, the Company granted to Mr. Kornberg 66,667 shares of common stock, subject to the restrictions contained in the applicable award agreement (the “2012 Restricted Stock Award Grant”). The 2012 Restricted Stock Award Grant will fully vest on a Change in Control (as defined below), as provided in the applicable award agreement. If the shares covered by the 2012 Restricted Stock Award Grant exceed, as of the date of grant, the number of shares of common stock which may be issued under the Plan as last approved by the stockholders of the Company, then the 2012 Restricted stock Award Grant shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of common stock issuable under the Plan is obtained in accordance with the provisions of the Plan on or before June 30, 2013.

Equity Incentive Grants.  Mr. Kornberg shall receive annual equity incentive grants (e.g., stock options, restricted stock or other stock-based awards) with respect to each calendar year ending during the Term of Mr. Kornberg’s employment with the Company, which shall be granted on December 31st of the calendar year to which such grant pertains (each an “Annual Grant”). Each Annual Grant shall be granted in accordance with the terms and conditions of the applicable equity incentive plan or plans then in effect and will be evidenced by an award agreement issued under the applicable plan. The target aggregate grant date fair value of each such Annual Grant shall be two hundred percent (200%) of Mr. Kornberg’s Base Salary (the “Target Grant”); provided, however, that the actual amount of any such award shall be determined in the reasonable discretion of the Compensation Committee and/or the Board and may be greater than the Target Grant but shall not be less than the Target Grant. Each Annual Grant shall be fully vested on the date of grant; provided, however, that any equity incentive grant Mr. Kornberg receives that is not an Annual Grant will be subject to the vesting provisions contained in the applicable award agreement.

Compensation Upon Termination.

Termination Generally.  If Mr. Kornberg’s employment with the Company is terminated for any reason, the Company shall pay or provide to Mr. Kornberg (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination (paid on or before the time required by law but in no event more than thirty (30) days after the Date of Termination); (ii) if the Date of Termination occurs following the end of a given calendar year, but prior to payment of the Annual Bonus with respect to such year, the Annual Bonus payable for such prior calendar year (paid in accordance with Section 2(c)(i))of the Employment Contract; (iii) if applicable under Section 2(c)(i), the Pro-Rata Bonus for the year during which the Date of Termination occurs (paid at the time the Company pays bonuses with respect to such year); (iv) unpaid expense reimbursements (subject to, and in accordance with, Sections 2(d), 2(f) and 2(i) of the Employment Contract) and, if applicable under Section 2(h) of the Employment Contract, unused vacation that accrued through the Date of Termination (paid on or before the time required by law but in no event more than thirty (30) days after the Date of Termination); and (v) any vested benefits the Executive may have under any Executive Benefit Plan or other employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such benefit plans (collectively, the “Accrued Benefits”).

Termination by the Company Without Cause or by the Executive with Good Reason.  During the Term, if Mr. Kornberg’s employment is terminated by the Company without Cause as provided in Section 3(d) the Employment Contract or Mr. Kornberg terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay Mr. Kornberg his Accrued Benefits (as provided in Section 4(a) of the Employment Contract). In addition, subject to Mr. Kornberg signing a full and final release of all releasable claims in favor of the Company and related persons and entities in a reasonable form and manner reasonably satisfactory to the Company (the “Release”) and the expiration of the applicable revocation period for the Release:

a.

the Company shall pay Mr. Kornberg an amount equal to two (2) times the sum of (x) the Executive’s Base Salary; and (y) the Executive’s Target Annual Bonus (i.e., one hundred percent (100%) of the Target Annual Bonus amount as if employed for the full year and all applicable performance metrics had been fully achieved) (the “Severance Amount”). The Severance Amount shall be paid in a cash lump sum payment within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the lump sum payment of the Severance Amount shall be paid in the second calendar year (but prior to the end of the sixty (60) day period). Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2);

b.

effective upon the Date of Termination, all stock options and other stock-based awards (including, without limitation, all such awards/grants under Sections 2(b)(ii) and 2(c)(ii)) of the Employment Contract held by Mr. Kornberg and all yet unvested portions thereof shall immediately and fully accelerate and vest and become exercisable or nonforfeitable as of the Date of Termination (to the extent that the Release is not effective as of the Date of Termination, the Company shall take all necessary corporate action to ensure that no such stock-based awards terminate or are forfeited by Mr. Kornberg from the Date of Termination until the date such accelerated vesting and/or exercisability becomes effective);

c.

if the Annual Grant had not been made with respect to the year in which the Date of Termination occurs, the Company shall grant to Mr. Kornberg on the Date of Termination such number of shares of common stock with an aggregate fair market value on the Date of Termination equal to two hundred percent (200%) of Mr. Kornberg’s Base Salary (which grant shall be fully vested on the Date of Termination); and

d.

the Company shall provide Mr. Kornberg (and, as applicable, his spouse and eligible dependents) with continued medical (health, dental, and vision), life insurance (as provided in Section 2(g) of the Employment Contract) and disability benefits, at the Company’s expense, to the same extent in which the Executive participated prior to the Date of Termination for a period of eighteen (18) months following the Date of Termination; provided, however, if the Company cannot provide, for any reason, Mr. Kornberg or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph (at the Company’s expense), the Company shall pay to Mr. Kornberg a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph plus an amount necessary to “gross-up” Mr. Kornberg with respect to any Federal, state or local taxation due on such single sum cash payment. If Mr. Kornberg (and his spouse and dependents, as applicable) was/were covered by Mr. Kornberg’s own health insurance premiums for which Mr. Kornberg was being reimbursed pursuant to Section 2(t) of the Employment Contract, then the Company shall pay to Mr. Kornberg a single sum cash payment, payable within sixty (60) days following the Date of Termination, equal to the total amount of the monthly premiums for such insurance coverage for a period of eighteen (18) months.

Change in Control Payment.  The provisions of this set forth certain terms of an agreement reached between Mr. Kornberg and the Company regarding Mr. Kornberg’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Mr. Kornberg’s continued attention and dedication to his assigned duties and his objectivity during the pendency and/or after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4 of the Employment Contract regarding severance pay and benefits upon a termination of employment by the Company without Cause as provided in Section 3(d) of the Employment Contract, if such termination of employment occurs in connection with or within eighteen (18) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change in Control if Mr. Kornberg remains employed with the Company through and at such time.

Change in Control.  In the event of a Change in Control (as defined below):

a.

notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Mr. Kornberg (including, without limitation, all such awards/grants under Sections 2(b)(ii) and 2(c)(ii)) the Employment Contract and all yet unvested portions thereof shall immediately and fully accelerate and vest and become fully exercisable or nonforfeitable as of immediately prior to the closing or occurrence (as applicable) of the event constituting the Change in Control; and

b.

if, in connection with or within eighteen (18) months after a Change in Control, Mr. Kornberg’s employment is terminated by the Company without Cause as provided in Section 3(d) the Employment Contract or Mr. Kornberg terminates his employment for any reason, then the Company shall pay Mr. Kornberg his Accrued Benefits (as provided in Section 4(a) above). In addition, subject to the signing of the Release by the Executive and the expiration of the applicable revocation period for the Release:

(A)

the Company shall pay Mr. Kornberg a lump sum in cash in an amount equal to three (3) times the sum of (A) Mr. Kornberg’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); and (B) Mr. Kornberg’s Target Annual Bonus (or Mr. Kornberg’s Target Annual Bonus in effect immediately prior to the Change in Control, if higher). Such payment shall be paid within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year (but prior to the end of the sixty (60) day period);

(B)

to the extent not covered by and accelerated pursuant to Section 5(a)(i) of the Employment Contract, effective upon the Date of Termination all stock options and other stock-based awards (including, without limitation, all such awards/grants under Sections 2(b)(ii) and 2(c)(ii)) of the Employment Contract held by Mr. Kornberg and all yet unvested portions thereof shall immediately and fully accelerate and vest and become exercisable or nonforfeitable as of the Date of Termination (to the extent that the Release is not effective as of the Date of Termination, the Company shall take all necessary corporate action to ensure that no such stock-based awards terminate or are forfeited by Mr. Kornberg from the Date of Termination until the date such accelerated vesting and/or exercisability becomes effective);

(C)

if the Annual Grant had not been made with respect to the year in which the Date of Termination occurs, the Company shall grant to Mr. Kornberg on the Date of Termination such number of shares of common stock with an aggregate fair market value on the Date of Termination equal to two hundred percent (200%) of Mr. Kornberg’s Base Salary (which grant shall be fully vested on the Date of Termination);

(D)

the Company shall provide Mr. Kornberg (and, as applicable, his spouse and eligible dependents) with continued medical (health, dental, and vision), life insurance (as provided in Section 2(g) of the Employment Contract) and disability benefits, at the Company’s expense, to the same extent in which Mr. Kornberg participated prior to the Date of Termination for a period of eighteen (18) months following the Date of Termination; provided, however, if the Company cannot provide, for any reason, Mr. Kornberg or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph (at the Company’s expense), the Company shall pay to Mr. Kornberg a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph plus an amount necessary to “gross-up” Mr. Kornberg with respect to any Federal, state or local taxation due on such single sum cash payment. If Mr. Kornberg (and his spouse and dependents, as applicable) was/were covered by Mr. Kornberg’s own health insurance premiums for which Mr. Kornberg was being reimbursed pursuant to Section 2(f) of the Employment Contract, then the Company shall pay to Mr. Kornberg a single sum cash payment, payable within sixty (60) days following the Date of Termination, equal to the total amount of the monthly premiums for such insurance coverage for a period of eighteen (18) months;

(E)

Gross-Up Payment.

(i)

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the amount of any compensation, payment or distribution by the Company to or for the benefit of Mr. Kornberg, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Mr. Kornberg with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Mr. Kornberg shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by Mr. Kornberg, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(ii)

Subject to the provisions of Section 5(b)(iii) of the Employment Contract, all determinations required to be made under this clause (ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Mr. Kornberg within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Mr. Kornberg. For purposes of determining the amount of the Gross-Up Payment, Mr. Kornberg shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Mr. Kornberg’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this clause (ii), shall be paid to the relevant tax authorities as withholding taxes on behalf of Mr. Kornberg at such time or times when each Excise Tax payment is due. Any determination by the Accounting Firm shall be binding upon the Company and Mr. Kornberg. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 5(b)(iii) of the Employment Contract and Mr. Kornberg thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Mr. Kornberg in connection with the proceedings described in Section 5(b)(iii) of the Employment Contract, shall be promptly paid by the Company to the relevant tax authorities as withholding taxes on behalf of Mr. Kornberg.

(iii)

Mr. Kornberg shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Mr. Kornberg knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Mr. Kornberg shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Mr. Kornberg in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

(A)

give the Company any information reasonably requested by the Company relating to such claim;

(B)

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

(C)

cooperate with the Company in good faith in order to effectively contest such claim; and

(D)

permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Mr. Kornberg harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.

(iv)

If, after a Gross-Up Payment by the Company on behalf of Mr. Kornberg pursuant to this Section 5(b) of the Employment Contract, Mr. Kornberg becomes entitled to receive any refund with respect to such claim, Mr. Kornberg shall (subject to the Company’s complying with the requirements of Section 5(b)(iii) of the Employment Contract) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

Definitions.  For purposes of Section 5 of the Employment Contract, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)

there is consummated a merger, consolidation, statutory exchange or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii)

any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly, is controlled by or is under common control with the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders;

(iii)

there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or

(iv)

individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new director shall, for purposes of sentence, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (ii) solely as the result of (A) the acquisition of additional securities by Dr. Samuel Herschkowitz, Joshua Kornberg or their affiliates; or (B) a repurchase or other acquisition of securities by the Company which, by reducing the number of shares of voting securities outstanding, increases the proportionate number of voting securities beneficially owned by any person to thirty percent (30%) or more of the combined voting power of all of the then outstanding voting securities; provided, however, that if any person referred to in this clause (B) shall thereafter become the beneficial owner of any additional shares of voting securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns thirty percent (30%) or more of the combined voting power of all of the then outstanding voting securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (ii).

Employment Agreements with Chief Operating Officer and Chief Financial Officer.

On August 13, 2012, the Company entered into employment agreements with David O. Johnson, who has served as Chief Operating Officer since July 1, 2012, and Bob Myers, who has served as Chief Financial Officer since July 1, 2012 (Messrs. Johnson and Myers are referred to as the “executives”). Under the agreements the employment of each of these individuals with the Company is at will.

The annualized base salaries of Messrs. Johnson and Myers were $150,000 and $125,000, respectively for their first year employed. Effective July 1, 2013 the annualized base salaries of Messrs. Johnson and Myers were $180,000 and $150,000, respectively. Effective in March 2014 Mr. Myers annualized base salary was increased to $165,000. Such base salaries may be adjusted by the Company but may not be reduced except in connection with a reduction imposed on substantially all employees as part of a general reduction. The executives will also each be eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by the Company, subject to the attainment of certain objectives. The executives have a minimum bonus guarantee of twenty percent (20%) of their annualized salary. Messrs. Johnson and Myers each had received ten year stock options to purchase 13,334 shares of common stock at $6.00 per share with each option vested immediately with respect to 9,334 shares and with the remaining 4,000 shares to vest 18 months after the date of grant. The executives received bonuses for 2012 equal to one hundred percent (100%) of their annualized salary; fifty percent (50%) in cash and fifty percent (50%) in options to purchase 12,659 and 10,549 shares of common stock, respectively, at $5.93 per share, with each option vesting immediately. Also, in 2013 the 4,000 unvested shares for Messrs. Johnson and Myers were accelerated to immediate vesting.

If the Company terminates the executive’s employment without cause or if the executive terminates his employment for “good reason,” he shall be entitled to receive from Company severance pay in an amount equal to (a) before the first anniversary of the date of the agreement, three months of base salary, or (b) on or after the first anniversary of the date of the agreement, twelve months of base salary, in either case less applicable taxes and withholdings. In that event, he will receive a bonus payment on a pro-rata basis through the date of termination and any accrued, unused vacation pay. The severance pay, bonus payment, and other consideration are conditioned upon executive’s execution of a full and final release of liability. “Cause” is defined to mean the executive engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board, if such conduct is not cured within 30 days after notice; the executive embezzles or misappropriates assets of Company or any of its subsidiaries; the executive’s violation of his obligations in the agreement, if such conduct is not cured within 30 days after notice; breach of any agreement between the executive and the Company or to which Company and the executive are parties, or a breach of his fiduciary responsibility to the Company; commission by of fraud or other willful conduct that adversely affects the business or reputation of Company; or, Company has a reasonable belief the executive engaged in some form of harassment or other improper conduct prohibited by Company policy or the law. “Good reason” is defined as (i) a material diminution in Employee’s position, duties, base salary, and responsibilities; or (ii) Company’s notice to Employee that his or her position will be relocated to an office which is greater than 100 miles from Employee’s prior office location. In all cases of Good Reason, Employee must have given notice to Company that an alleged Good Reason event has occurred and the circumstances must remain uncorrected by Company after the expiration of (30) days after receipt by Company of such notice.

During each executive’s employment with the Company and for twelve months thereafter, regardless of the reason for the termination, he will not engage in a competing business, as defined in the agreement and will not solicit any person to leave employment with the Company or solicit clients or prospective clients of the Company with whom he worked, solicited, marketed, or obtained confidential information about during his employment with the Company, regarding services or products that are competitive with any of the Company’s services or products.

Potential Payments Upon Termination or Change of Control

Most of our stock option agreements provide for an acceleration of vesting in the event of a change in control as defined in the 2012 Stock Incentive Plan. Also, see “Employment Contracts” above.

Most of our stock option agreements provide for an acceleration of vesting in the event of a change in control as defined in the agreements and in the 2012 Stock Incentive Plan. Additionally, the restricted stock agreements that were awarded to management and directors in 2013 also provide for an acceleration of vesting in the event there is a change in control as defined in the 2012 Plan. Also, see “Employment Contracts” above.

Adoption of 2012 Stock Incentive Plan

2012 Stock Incentive Plan.  On August 13, 2012, the board adopted the 2012 Stock Incentive Plan (the “Plan”) and the Plan became effective. The stockholders approved the Plan on September 20, 2013. The Plan replaced the 2008 Equity Incentive Plan (the “2008 Plan”). A summary of the Plan is as follows:

General.  The purpose of the Plan is to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees, certain key consultants and directors of the Company. The Plan is administered by the compensation committee, or if no committee is designated, the board. The compensation committee may grant incentives to employees (including officers) of the Company or its subsidiaries, members of the board, and consultants or other independent contractors who provide services to the Company or its subsidiaries, in the following forms: (a) non-statutory stock options and incentive stock options; (b) stock appreciation rights (“SARs”); (c) stock awards; (d) restricted stock; (e) restricted stock units (“RSUs”); and (f) performance awards.

Shares Subject to Plan.  Subject to adjustment, the number of shares of common stock which may be issued under the Plan shall not exceed 1,333,334 shares. In addition, any shares that were available in the reserve of the 2008 Plan were added to the Plan share reserve for issuance under the Plan. If an incentive granted under the Plan or under the 2008 Plan expires or is terminated or canceled unexercised as to any shares of common stock or forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan pursuant to another incentive.

Description of Incentives.

Stock Options.  The compensation committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of common stock from the Company. The Plan confers on the compensation committee discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option. However, the option price per share may not be less than the fair market value of the common stock on the grant date, and the term of each option shall not exceed ten years and one day from the grant date. With respect to stock options which are intended to qualify as “incentive stock options” (as defined in Code Section 422), the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time cannot exceed $100,000. All incentive stock options must be granted within ten years from the earlier of the date of the Plan’s adoption by the board or approval by the Company’s stockholders.

Stock Appreciation Rights.  A stock appreciation right or “SAR” is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of common stock as to which the SAR is exercised. The compensation committee has the discretion to determine the number of shares as to which a SAR will relate as well as the duration and exercisability of a SAR. The exercise price may not be less than the fair market value of the common stock on the grant date.

Limitation on Certain Grants.  During any one fiscal year, no person shall receive Incentives under the Plan that could result in that person receiving, earning or acquiring, subject to adjustment: (a) stock options and SARs for, in the aggregate, more than 266,667 shares of common stock; or (b) performance awards, in the aggregate, for more than 266,667 shares of common stock or, if payable in cash, with a maximum amount payable exceeding $2,000,000.

Stock Awards.  Stock awards consist of the transfer by the Company to an eligible participant of shares of common stock, with or without other payment, as additional compensation for services to the Company. The number of shares transferred pursuant to any stock award is determined by the compensation committee.

Restricted Stock.  Restricted stock consists of the sale or transfer by the Company to an eligible participant of one or more shares of common stock that are subject to restrictions on their sale or other transfer by the employee which restrictions will lapse after a period of time as determined by the compensation committee. If restricted stock is sold to a participant, the sale price will be determined by the compensation committee, and the price may vary from time to time and among participants and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to those shares.

RSUs.  Restricted stock units represent the right to receive one share of common stock at a future date that has been granted subject to terms and conditions, including a risk of forfeiture, established by the compensation committee. Dividend equivalents may be granted with respect to any amount of RSU’s and either paid at the dividend payment date in cash or in shares of unrestricted stock having a fair market value equal to the amount of such dividends, or deferred with respect to such RSU’s and the amount or value thereof automatically deemed reinvested in additional RSU’s until the time for delivery of shares pursuant to the terms of the restricted stock unit award. RSU’s may be satisfied by delivery of shares of stock, cash equal to the fair market value of the specified number of shares covered by the RSU’s, or a combination thereof, as determined by the compensation committee at the date of grant or thereafter.

Performance Awards.  A performance award is a right to either a number of shares of common stock, their cash equivalent, or a combination thereof, based on satisfaction of performance goals for a particular period. At or about the same time that performance goals are established for a specific period, the compensation committee shall in its absolute discretion establish the percentage of the performance awards granted for such performance period which shall be earned by the participant for various levels of performance measured in relation to achievement of performance goals for such performance period.

Performance goals applicable to a performance award will be established by the compensation committee not more than 90 days after the beginning of the relevant performance period. The performance goals for performance awards that are intended to qualify as “performance based” compensation within the meaning of Section 162(m) of the Code must be based on one or more of the business criteria specified in the Plan, including earnings per share, operating income or profit, net income, gross or net sales, or other specified criteria. The compensation committee may modify the performance goals if it determines that circumstances have changed and modification is required to reflect the original intent of the performance goals; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any participant who is a “covered employee” within the meaning of Code Section 162(m).

The compensation committee will determine the terms and conditions applicable to any performance award, which may include restrictions on the delivery of common stock payable in connection with the performance award, the requirement that the stock be delivered in the form of restricted stock, or other restrictions that could result in the future forfeiture of all or part of any stock earned. The compensation committee will, as soon as practicable after the close of a performance period, determine the extent to which the performance goals for such performance period have been achieved; and the percentage of the performance awards earned as a result. Performance awards will not be earned for any participant who is not employed by the Company or a subsidiary continuously during the entire performance period for which such performance award was granted, except in certain events such as death, disability or retirement.

Transferability of Incentives.  Incentives granted under the Plan may not be transferred, pledged or assigned by the holder thereof except, in the event of the holder’s death, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. However, non-qualified stock options may be transferred by the holder thereof to certain family members or related entities.

Duration, Termination and Amendment of the Incentive Plan and Incentives.  The Plan will remain in effect until all Incentives granted under the Plan have been satisfied or terminated and all restrictions on shares issued under the Plan have lapsed. No Incentives may be granted under the Plan after August 13, 2022, the tenth anniversary of the approval of the Plan by the Board of Directors. The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance may adversely change or impair a previously granted incentive without the consent of the recipient thereof. Certain Plan amendments require stockholder approval, including amendments which would increase the maximum number of shares of common stock which may be issued to all participants under the Plan, change the class of persons eligible to receive Incentives under the Plan, or materially increase the benefits accruing to participants under the Plan. Generally, the terms of an existing incentive may be amended by agreement between the compensation committee and the participant. However, in the case of a stock option or SAR, no such amendment shall (a) without stockholder approval, lower the exercise price of a previously granted stock option or SAR when the exercise price per share exceeds the fair market value of the underlying shares in exchange for another incentive or cash or take any other action with respect to a stock option that may be treated as a re-pricing under the federal securities laws or generally accepted accounting principles, or (b) extend the term of the incentive, with certain exceptions.

Change in Control; Effect of Sale, Merger, Exchange or Liquidation.  Upon the occurrence of an event satisfying the definition of “change in control” with respect to a particular incentive, unless otherwise provided in the agreement for the incentive, such incentive shall become vested and all restrictions shall lapse. The compensation committee may, in its discretion, include such further provisions and limitations in any agreement for an incentive as it may deem desirable. The definition of “change in control” is similar to that in Mr. Kornberg’s employment agreement. Unless otherwise provided in the agreement for an incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event, the compensation committee has broad discretion to take any and all action it deems equitable under the circumstances, including but not limited to terminating the Plan and all incentives and issuing to the holders of outstanding vested options and SARs the stock, securities or assets they would have received if the incentives had been exercised immediately before the transaction, or other specified actions.

Amendment to Agreement.  The Compensation Committee amended Mr. Kornberg’s Employment Agreement. In this amendment the Committee has approved for Mr. Kornberg, among other things, an increase in his base salary to $250,000 per year and a further grant of 66,667 shares of restricted stock relating to fiscal 2012 performance that would vest only upon certain events relating to a change in control of the Company.

Director Compensation

The directors of Skyline Medical Inc. are not paid cash compensation for their service on the Board except for Lawrence Gadbaw, the former Chairman of the Board, who was paid $2,000 per month for his service as Chairman of the Board.

Mr. Gadbaw and Dr. Peter Morawetz were awarded 267 shares of common stock, par value $0.01 by the Board upon resigning from the Board in 2013. Additionally, both Mr. Gadbaw and Dr. Morawetz were awarded 400 shares of common stock, par value $0.01 by the Board pursuant to prior agreements recognizing the attainment of a fund-raising threshold.

Effective in 2013 the Board instituted a quarterly and an annual stock options award program for all the directors under which they will be awarded options to purchase $5,000 worth of shares of common stock, par value $0.01 per quarter at an exercise price determined by the close on the last day of the quarter. Additionally, the directors that serve on a committee will receive options to purchase $10,000 worth of shares of common stock, par value $0.01 annually, per committee served, at an exercise price determined by the close on the last day of the year.

Director Compensation Table for Fiscal 2014

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended December 31, 2014.

Name	Fees Paid or Earned in Cash	Stock Awards	Option Awards	Total
Thomas McGoldrick (1)	$—	—	22,161	$22,161
Ricardo Koenigsberger (2)	$—	—	22,161	$22,161
Andrew Reding (3)	$—	—	18,468	$18,468
Dr. Arnon Dreyfuss (4)	$—	—	14,797	$14,797
Frank Mancuso Jr. (5)	$—	—	18,468	$18,468

———————

(1)	Mr. McGoldrick was awarded options to purchase 3,068 shares of common stock both for serving on the Board and for participating on the Audit and Corporate Governance Committees.
(2)

Mr. Koenigsberger was awarded options to purchase 3,068 shares of common stock both for serving on the Board and for participating on the Audit and Corporate Governance Committees. Mr. Koenigsberger resigned as a Director effective June 5, 2015.

(3)	Mr. Reding was awarded options to purchase 2,264 shares of common stock both for serving on the Board and for participating on the Audit Committee.
(4)

Dr. Dreyfuss was awarded options to purchase 1,855 shares of common stock both for serving on the Board and for participating on the Compensation Committee. Dr. Dreyfuss resigned as a director effective October 1, 2014.

(5)	Mr. Mancuso was awarded options to purchase 2,624 shares of common stock both for serving on the Board and for participating on the Compensation Committee.

Equity Compensation Plan Information

The following table presents the equity compensation plan information as of December 31, 2014:

	Number of securities to be issued upon exercise of outstanding restricted stock, warrants and options (a)	Weighted-average exercise price of outstanding options, warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	515,268	$7.63	869,410
Equity Compensation plans not approved by security holders	—	$—	—

———————

(1)

Consists of outstanding options under the 2008 Equity Incentive Plan and the 2012 Stock Incentive Plan. The remaining share authorization under the 2008 Equity Incentive Plan was been rolled over to the current 2012 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee has the responsibility to review and approve all transactions to which a related party and the Company may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements.

Agreements with Former Directors

The Company entered into agreements, in 2008, with our Chairman of the Board, Lawrence Gadbaw, and in 2009 with a board member, Peter Morawetz, to pay Mr. Gadbaw $25,000 and Mr. Morawetz $30,000 upon the Company raising $3 million in new equity. Mr. Gadbaw received 3,704 shares at $6.75 per share in June 2012 as compensation in lieu of the $25,000 cash for raising $3 million in new equity. Mr. Gadbaw was paid the balance due under his separation agreement from 2008. This amount was $46,000 upon signing the agreement in 2008 payable at $2,000 per month; the payments to Mr. Gadbaw are complete. Mr. Gadbaw was due $10,000 in accounts payable as of December 31, 2012 pertaining to his monthly fee as Chairman of the Board of Directors. Mr. Gadbaw also received a warrant for 400 shares at $11.25 per share in June 30, 2012 as compensation for service as Chairman. Mr. Gadbaw and Mr. Morawetz have both resigned from the Board in the third quarter of 2013. Both Mr. Gadbaw and Mr. Morawetz received 667 shares of common stock each at $24.38 per share; 267 of these shares were for compensation from serving as Board members and the remaining 400 shares were issued to satisfy previous contractual agreements.

Convertible Note Issuances to Dr. Samuel Herschkowitz and SOK Partners, LLC

On September 11, 2013, both the Herschkowitz Note and the SOK Note (each as defined below) were converted in full by the holders thereof at $1.05 per share. The principal and interest balance of the Herschkowitz Note of $314,484 was converted into 299,509 shares of common stock. The principal and interest balance of the SOK Note of $680,444 was converted into 648,050 shares of common stock. The collateral that secured these notes was released back to the Company.

On March 28, 2012, the Company, entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 (the “SOK Purchase Agreement”) with SOK Partners, LLC (“SOK Partners”), an investment partnership. Josh Kornberg, who is the Company’s Chief Executive Officer and Chairman of the Board, and Dr. Samuel Herschkowitz are affiliates of the manager of SOK Partners and Ricardo Koenigsberger, a director, is a holder of membership units of SOK Partners. Pursuant to the SOK Purchase Agreement, the Company issued a 20.0% convertible note due August 2012 in the principal amount of up to $600,000 (the “SOK Note”). Principal and accrued interest on the SOK Note was initially due and payable on August 28, 2012. The Company’s obligations under the SOK Note were secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The SOK Purchase Agreement and the SOK Note included customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness and bankruptcy and insolvency defaults. The occurrence of an event of default would have resulted in the acceleration of the Company’s obligations under the SOK Note, and interest rate of twenty-four (24%) percent per annum accrues if the SOK Note had not been paid when due.

On March 28, 2012, the Company received an advance of $84,657 under the SOK Note, including a cash advance of $60,000 net of a prepayment of interest on the first $300,000 in advances under the SOK Note. The holder of the SOK Note was entitled to convert such note into shares of common stock of the Company at an initial conversion price per share of $4.88 per share, subject to adjustment in the event of (1) certain issuances of common stock or convertible securities at a price lower than the conversion price of the SOK Note, and (2) recapitalizations, stock splits, reorganizations and similar events. In addition, the Company is required to issue two installments of an equity bonus to SOK Partners in the form of common stock valued at the rate of $4.88 per share. In March 2012, the Company issued the first equity bonus to SOK Partners, consisting of 61,539 shares of common stock, with a second installment due within five business days after SOK Partners has made aggregate advances under the note of at least $300,000. In May 2012, the Company issued the second installment consisting of 61,539 shares of common stock subsequent to SOK Partners surpassing the aggregate advances of $300,000. Until the maturity date of the SOK Note, if the Company obtained financing from any other source without the consent of SOK Partners, then the Company was required to issue additional bonus equity in an amount equal to $600,000 less the aggregate advances on the SOK Note made prior to the breach. The principal balance of the SOK Note was $357,282 as of December 31, 2012.

As long as any amount payable under the SOK Note remained outstanding, SOK Partners or its designee were entitled to appoint a new member to the Company’s Board of Directors, to be appointed upon request. As a result, Mr. Koenigsberger was appointed to the Board by SOK Partners on June 25, 2012.

On March 28, 2012, the Company signed an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, with Dr. Herschkowitz (as amended, the “Herschkowitz Purchase Agreement”). Pursuant to the Herschkowitz Purchase Agreement, the Company issued a 20.0% convertible note due June 20, 2012 in the principal amount of $240,000 for previous advances under the note (the “Herschkowitz Note”). The Company’s obligations under the Herschkowitz Note was secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The Company has previously issued to Dr. Herschkowitz an equity bonus consisting of 20,623 shares of common stock. An additional 100,000 shares were transferred to Dr. Herschkowitz effective in April 2012, upon the occurrence of an event of default on the Herschkowitz Note. On August 13, 2012, the Company entered into a settlement and forbearance agreement described below, relating to the defaults under the Herschkowitz Note and other matters.

As long as any amount payable under the Herschkowitz Note remained outstanding, Dr. Herschkowitz or his designee was entitled to appoint a special advisor to the Company’s Board of Directors, to be appointed as a member of the Board upon request. Pursuant to this authority, Josh Kornberg was appointed to the Board on March 9, 2012. In addition, pursuant to this authority, Ricardo Koenigsberger was appointed to the Board on June 25, 2012.

Pursuant to a letter dated April 20, 2012, Dr. Herschkowitz advised the Company of the occurrence of numerous events of default under the terms of the Herschkowitz Note and the Herschkowitz Note Purchase Agreement. As a result of such events of default, Dr. Herschkowitz asserted significant rights as a secured creditor of the Company, including his rights as a secured creditor with a security interest in substantially all assets of the Company. Without a settlement relating to the defaults and other matters, Dr. Herschkowitz could have taken action to levy upon the Company’s assets, including patents and other intellectual property.

In addition, the Company and Atlantic Partners Alliance LLC (“APA”) were parties to a letter agreement dated March 14, 2012, providing APA and its affiliates (including Dr. Herschkowitz and SOK) with rights to avoid dilution relating to additional issuances of equity securities by the Company through July 14, 2012, evidencing the parties’ intent that APA would be provided with significant protection against dilution. This protection was in recognition of APA’s investments in the Company involving a high degree of risk and the Company’s contemplated need for restructuring its indebtedness, which were anticipated to result, and have resulted, in significant dilution. The parties acknowledged that Dr. Herschkowitz and SOK would not have made their historical cash investments in the Company to the same degree had the dilution protection not been provided, and the investments by these parties have enabled the Company to avoid insolvency. Since the respective dates of the Herschkowitz Note Purchase Agreement and the SOK Note Purchase Agreement, the Company has issued in excess of 213,334 shares of common stock to parties other than APA and its affiliates, resulting in significant dilution.

Effective August 15, 2012, the Company entered into a letter agreement with Dr. Herschkowitz, APA and SOK (the “Forbearance Agreement”). Under the Forbearance Agreement, among other things, (i) Dr. Herschkowitz agreed to forbear from asserting his rights as a secured creditor to substantially all of the Company’s assets, resulting from the Company’s defaults; (ii) the Company issued an aggregate 353,334 shares of common stock to Dr. Herschkowitz and SOK and adjusted the conversion price of the Herschkowitz Note and the SOK Note, respectively, to $1.05 per share from $4.88 per share, to satisfy the Company’s obligations to adjust for dilution under the March 14, 2012 letter agreement; (iii) Dr. Herschkowitz and SOK agreed to extend the maturity of the Herschkowitz Note and the SOK Note, respectively, to December 31, 2012; (iv) the Company agreed to pay certain compensation to Dr. Herschkowitz upon the achievement of financial milestones; and (v) Dr. Herschkowitz clarified and waived certain of his rights, including the right to interest at a penalty rate upon default.

In the Forbearance Agreement, Dr. Herschkowitz agreed to forbear from exercising any of his rights arising under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement with respect to the existing defaults against the Company, subject to the limitations set forth in the letter agreement and without releasing or waiving any future breach of the letter agreement. He further agreed to forbear from exercising any rights with respect to events of default, security interests in the collateral and other similar remedies against the Company or his interests under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement until the occurrence of an event of default under the Herschkowitz Note: (a) that does not constitute an existing default and (b) occurs and accrues after the effective date of the letter agreement.

Dr. Herschkowitz and the Company acknowledged that 100,000 shares of the Company’s common stock, constituting the “penalty shares” under the Herschkowitz Note Purchase Agreement, were delivered to Dr. Herschkowitz in April 2012 as provided in the Herschkowitz Note Purchase Agreement upon an event of default. Notwithstanding a provision that would have increased the rate of interest from 20% to 24% upon an event of default, Dr. Herschkowitz agreed that the Company would not pay the increased rate of interest but would accrue interest at 20% until a subsequent event of default.

Under the Forbearance Agreement, the Herschkowitz Note and the SOK Note were amended as follows: (i) the due dates of the notes were extended to December 31, 2012, from the previous due dates of June 20, 2012 and August 28, 2012, respectively; (ii) Dr. Herschkowitz will release his security agreement after payment of all currently outstanding promissory notes to parties other than SOK; and (iii) the Herschkowitz Note was amended to add certain events of default relating to judgments against the Company or other creditors taking action with respect to the collateral. In consideration of the extension additional milestone fees were revised as described below. Pursuant to a Forbearance and Settlement Agreement with these parties dated August 15, 2012, as subsequently amended, the due date of these notes were extended to August 31, 2013.

APA and its affiliates agreed to terminate the letter agreement regarding dilution dated March 14, 2012. In consideration of the various provisions of the letter agreement and in recognition of the understanding of the parties regarding dilution and the agreements of APA and its affiliates to forebear and to extend the due dates of the notes, the Company (i) issued 176,667 shares to Dr. Herschkowitz, (ii) issued 176,667 shares to SOK, and (iii) the conversion price of the Herschkowitz Note and the SOK Note, respectively was changed to $1.05 per share from $4.88 per share.

In the event that the Company consummated the following series of transactions on or prior to June 30, 2013: (i) a merger or similar transaction with a public shell company, (ii) raising between $2 million and $4 million through an offering of the securities of the public shell company concurrent with or subsequent to the shell merger and (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5 million and $30 million, then the Company would have been required to deliver to Dr. Herschkowitz the following compensation: (A) $75,000 upon consummating the shell merger, (B) $150,000 upon consummating the qualifying financing round and (C) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000. The Company was also required to reimburse Dr. Herschkowitz at his actual out-of-pocket cost for reasonable expenses incurred in connection with the shell transactions, with a maximum limit of $10,000 for such expenses.

In connection with the extension of the due date for the Herschkowitz Note and the SOK Note on March 6, 2013, the milestone fees were revised. The following fees were payable to Dr. Herschkowitz in the event that the Company consummates the following series of transactions on or prior to December 31, 2013: (i) financing raising not less than $1 million, compensation of $75,000; (ii) a going private transaction, compensation of $200,000 and (iii) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $3,000,000. In May 2013 Dr. Herschkowitz received $75,000 after the Company surpassed raising $1 million. On January 6, 2014 a side-letter to the forbearance agreement was signed between Dr. Herschkowitz and the Company. Skyline agreed that the private offering for its Series A Convertible Preferred Stock, plus any future offering of any class of its preferred stock, shall be considered a NASDAQ underwriting for purposes of Section 8(e) of the Forbearance Agreement. As such Dr. Herschkowitz received $200,000 or 3% of the gross proceeds of any such offering per the terms of Section 8(e) of the Forbearance Agreement. In addition, any listing of the Company’s shares on the New York Stock Exchange shall qualify as a NASDAQ underwriting under the Forbearance Agreement. For the avoidance of doubt, the payment in the aggregate for all offerings qualifying as a NASDAQ underwriting shall under no circumstances be less than $200,000 or greater than $1,000,000. Section 8(e) of the Forbearance Agreement will apply to any transactions consummated by Skyline on or before June 30, 2014.

As a result of the transactions under the Forbearance Agreement and other investments, Dr. Herschkowitz, SOK and their affiliates currently own shares of common stock and securities representing beneficial ownership of approximately 49% of the Company’s outstanding common stock, giving such parties significant control over election of the Board of Directors and other matters.

On November 6, 2012, the Company issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. The Company issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes. These notes bear interest at a rate of 20% per annum and are secured by a security interest in the Company’s accounts receivable, patents and certain patent rights and are convertible into common stock upon certain mergers or other fundamental transactions at a conversion price based on the trading price prior to the transaction. The proceeds from this transaction were used to pay off approximately $155,000 in principal amount of secured indebtedness. Such notes were converted in April 2013 into 13,889 shares of common stock at $7.50 per share.

In December 2013 the Company received an additional $300,000 in debt financing from SOK Partners under a non-convertible grid note due February 28, 2014, with 10% interest based on a 365 day year. Dr. Herschkowitz received 10% of the gross proceeds in advance, and the Company received $250,000 in three tranches in December 2013. In January 2014, the Company received an additional $20,000 from SOK Partners completing the grid note maximum. Should the company default on the note the interest rate will increase to 20% interest based on a 365 day year. In February 2014, the Company wired $305,589.04 to SOK Partners in complete payment of the grid note, including interest.

In connection with the sale of the Series A Preferred Shares on February 4, 2014, Josh Kornberg, our CEO, was one of the Purchasers. Mr. Kornberg purchased 19,231 Series A Preferred Shares for a purchase price of $25,000 and received warrants to purchase 52 shares of common stock.

Finally, SOK invested in the July 2014 offering of convertible notes and warrants. In November 2014, the convertible noteholders agreed to convert certain balances of the convertible notes in connection with this offering, in consideration of the agreement to issue certain additional shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Historical Financing — 2014 Sales of Convertible Notes and Warrants.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth as of June 30, 2015 certain information regarding beneficial ownership of our common stock by:

•	Each person known to us to beneficially own 5% or more of our common stock;
•	Each of our executive officers who in this prospectus are collectively referred to as the “named executive officers;”
•	Each of our directors; and
•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 3,312,862 shares of the Company’s common stock outstanding on June 30, 2015. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Skyline Medical Inc., 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Officers and Directors
Josh Kornberg (2)	1,770,275	48.6%
David Johnson (3)	30,227	0.9%
Bob Myers (4)	27,493	0.9%
Thomas J. McGoldrick (5)	9,156	0.3%
Andrew Reding (6)	7,951	0.2%
Frank Mancuso (6)	11,082	0.3%
All directors and executive officers as a group (6 persons)	1,823,970	55.0%

5% Security Holders
APA (7)	1,457,661	43.8%
SOK Partners (8)	1,770,275	48.6%
Sam Herschkowitz (9)	1,770,275	48.6%
APA, SOK Partners, Sam Herschkowitz, Josh Kornberg	1,770,275	48.6%
Carl Schwartz (10)	168,556	5.0%

———————

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)

Includes (i) 4,183 shares owned directly, (ii) 310,307 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2015, (iii) 1,282 shares issuable upon conversion of shares of Series A Convertible Preferred Stock, (iv) 1,025 shares issuable upon exercise of warrants, (v) 805,982 shares owned directly by SOK Partners, (vi) 10,862 shares issuable upon conversion of a convertible note held by SOK Partners, (vii) 6,312 shares issuable upon exercise of warrants held by SOK Partners, (viii) 615,281 shares owned directly by APA, and (ix) 15,041 shares held directly by Dr. Herschkowitz. Mr. Kornberg and Dr. Samuel Herschkowitz are the managing partners of SOK Partners and APA. Upon the consummation of this offering, 250 shares of Series A Convertible Preferred Stock held by Mr. Kornberg will be exchanged for 2,778 Exchange Units, assuming the public offering price of the Units in this offering is $9.00 per Unit.

(3)	Includes options to purchase 30,038 shares that are exercisable within 60 days of June 30, 2015.

(4)	Includes options to purchase 27,362 shares that are exercisable within 60 days of June 30, 2015.

(5)	Includes options to purchase 7,216 shares that are exercisable within 60 days of June 30, 2015.

(6)	Includes options to purchase 6,268 shares that are exercisable within 60 days of June 30, 2015.

(7)

Includes (i) 615,281 shares owned directly, (ii) 805,982 shares owned directly by SOK Partners, (iii) 10,862 shares issuable upon conversion of a convertible note held by SOK Partners, (iv) 6,312 shares issuable upon exercise of warrants held by SOK Partners, (v) 4,183 shares held directly by Mr. Kornberg, and (vi) 15,041 shares held directly by Dr. Herschkowitz. Mr. Kornberg and Dr. Samuel Herschkowitz are the managing partners of SOK Partners and APA. Upon the consummation of this offering, 250 shares of Series A Convertible Preferred Stock held by Mr. Kornberg will be exchanged for 2,778 Exchange Units, assuming the public offering price of the Units in this offering is $9.00 per Unit.

(8)

Includes (i) 805,982 shares owned directly, (ii) 10,862 shares issuable upon conversion of a convertible note, (iii) 6,312 shares issuable upon exercise of warrants held by SOK Partners, (iv) 15,041 shares held directly by Dr. Herschkowitz, (v) 4,183 shares held directly by Mr. Kornberg, (vi) 310,307 shares issuable upon exercise of options held by Mr. Kornberg that are exercisable within 60 days of June 30, 2015, (vii) 1,282 shares issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Kornberg, (viii) 1,025 shares issuable upon exercise of warrants held by Mr. Kornberg, and (ix) 615,281 shares owned directly by APA. Mr. Kornberg and Dr. Samuel Herschkowitz are the managing partners of SOK Partners and APA. Upon the consummation of this offering, 250 shares of Series A Convertible Preferred Stock held by Mr. Kornberg will be exchanged for 2,778 Exchange Units, assuming the public offering price of the Units in this offering is $9.00 per Unit.

(9)

Includes (i) 15,041 shares owned directly, (ii) 805,982 shares owned directly by SOK Partners, (iii) 10,862 shares issuable upon conversion of a convertible note held by SOK Partners, (iv) 6,312 shares issuable upon exercise of warrants held by SOK Partners, (v) 4,183 shares held directly by Mr. Kornberg, (vi) 310,307 shares issuable upon exercise of options held by Mr. Kornberg that are exercisable within 60 days of June 30, 2015, (vii) 1,282 shares issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Kornberg, (viii) 1,025 shares issuable upon exercise of warrants held by Mr. Kornberg, (ix) 615,281 shares owned directly by APA. Mr. Kornberg and Dr. Samuel Herschkowitz are the managing partners of SOK Partners and APA. Upon the consummation of this offering, 250 shares of Series A Convertible Preferred Stock held by Mr. Kornberg will be exchanged for 2,778 Exchange Units, assuming the public offering price of the Units in this offering is $9.00 per Unit.

(10)

Includes 97,493 shares of common stock. Includes (i) options to purchase 14,682 shares that are exercisable within 60 days of June 30, 2015 and (iii) a warrant to purchase 56,381 shares of common stock.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our certificate of incorporation and our bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, each as amended, that have been incorporated by reference or filed with the SEC as exhibits to the registration statement on Form S-1 of which this prospectus forms a part.

General

Since July 24, 2015 when the Charter Amendment became effective, we are authorized to issue 100,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, of which 40,000 shares are authorized as Series A Convertible Preferred Stock with a stated value of $100 per share and a par value of $0.01 per share.

Common Stock

As of June 30, 2015, we had 3,312,862 shares of common stock issued and outstanding and held by approximately 652 stockholders of record.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, provided that no proxy shall be voted if executed more than three years prior to the date of the stockholders’ meeting except if such proxy provides for a longer period. Holders of our common stock do not have cumulative voting rights.

The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights and there are no redemption provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

Except for directors, who are elected by receiving the highest number of affirmative votes of the shares entitled to be voted for them, or as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding (if any), all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy. In the absence of a quorum for the transaction of business, any meeting may be adjourned from time to time. The stockholders present at a duly called or held meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Our Chairman of the Board or, in his absence, any other director designated from time to time by the board of directors, shall preside at all meetings of stockholders.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 20,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. The Board’s authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage such attempt.

Series A Convertible Preferred Stock and Warrants

On January 24, 2014, the board filed the Certificate of Designation with the Delaware Secretary of State, designating 40,000 shares of preferred stock as the Company’s Series A Convertible Preferred Stock. On February 4, 2014, the Company entered into a Securities Purchase Agreement with certain investors pursuant to which the Company agreed to offer and sell 20,550 shares of Series A Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Shares”), in addition to warrants to purchase shares of the Company’s common stock. On August 4, 2014, the Company issued additional warrants to such investors, which was required because the Company’s common stock was not listed on NASDAQ within 180 days of the closing of the offering of the Series A Preferred Shares.

In connection with the Company’s offering of convertible promissory notes and accompanying warrants (see “Convertible Notes and Warrants” below), the minimum requisite number of holders of Series A Preferred Shares executed a Waiver and Consent of, and Notice to, Holder of Preferred Stock of the Company with such holders as of July 23, 2014 (as amended on January 27, 2015, the “Waiver and Consent”), pursuant to which the Company agreed, among other things, to issue certain additional shares of its common stock to the holders of Series A Preferred Shares upon the conversion of such Series A Preferred Shares under the terms and conditions described therein. The terms and conditions of the Securities Purchase Agreement relating to the Series A Preferred Shares, the Waiver and Consent and related documents are described herein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Historical Financing.” Prior to the commencement of the offering of the Units offered hereby, the holders of the Series A Preferred Shares have agreed to exchange all of the outstanding Series A Preferred Shares for Exchange Units. See “Summary – Recent Developments – Agreement by Holders of Series A Preferred Shares and Related Warrants to Exchange the Series A Preferred Shares and Warrants for Units.”

Convertible Notes and Warrants

On July 23, 2014, the Company entered into Securities Purchase Agreements with certain investors, including SOK Partners, LLC, an affiliate of the Company, pursuant to which the Company agreed to offer and sell an aggregate of $733,173.60 in principal amount of senior convertible notes (the “Convertible Notes”), in addition to warrants to purchase shares of the Company’s common stock.

On July 31, 2014, August 8, 2014, August 12, 2014, September 4, 2014 and September 5, 2014, the Company entered into Securities Purchase Agreements with certain affiliates of the Company, pursuant to which the Company agreed to offer and sell an aggregate of $1,069,211.50 in principal amount of Convertible Notes, in addition to warrants to purchase shares of the Company’s common stock.

On April 8, 2015, the Company entered into a securities purchase agreement with Magna Equities II, pursuant to which the Company agreed to issue and sell a senior convertible note, in an original principal amount of $125,000 (the “April 2015 Note”), which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the April 2015 Note, for an aggregate purchase price of $125,000 (representing an approximately 20% original issue discount (the “April 2015 Convertible Notes Offering”). The terms of the April 2015 Note are substantially similar to those of the 2014 Convertible Notes.

On May 8, 2015, the Company entered into a securities purchase agreement with Magna Equities II, pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $150,000 (the “May 2015 Note”), which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the May 2015 Note, for an aggregate purchase price of $150,000 (the “May 2015 Convertible Notes Offering”). The terms of the May 2015 Note are substantially similar to those of the 2014 Convertible Notes.

The terms and conditions of the Convertible Notes, including the Warrants offered thereby, related documents are described herein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Historical Financing.”

Prior to the commencement of the offering of the Units offered hereby, the holders of the outstanding Convertible Notes have agreed not to exercise their right to convert the Convertible Notes into shares of our common stock, in exchange for our agreement to redeem all of the outstanding Convertible Notes at a redemption price equal to 140% of the principal amount thereof, plus accrued and unpaid interest, promptly following the consummation of this offering. See “Summary – Recent Developments – Recent Developments Regarding Convertible Promissory Notes.”

Other Warrants Issued to Investors

From time to time prior to 2014, the Company has issued stock purchase warrants to other investors in private placements of securities. Information regarding these warrants is included in the Condensed Financial Statements included in this prospectus under “Note 3 – Stockholders’ Deficit, Stock Options and Warrants.”

Description of Securities We Are Offering

Units

We are offering 1,666,667 Units, each Unit consisting of one share of common stock, one share of Series B Convertible Preferred Stock and four Series A Warrants. Each share of Series B Convertible Preferred Stock will be convertible into one share of common stock as described in the following section. Each Series A Warrant is exercisable for one share of common stock at an initial cash exercise price of $      per share. The Series A Warrants will expire on the fifth anniversary of the Issuance Date. This prospectus also covers the securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

Separation of Units

The shares of common stock and Series B Convertible Preferred Stock and the Series A Warrants are issued and will trade together as Units until the six month anniversary of the Issuance Date at which point they will automatically separate. However, the shares of common stock and Series B Convertible Preferred Stock and the Series A Warrants will become separable prior to the expiration of the six-month period if at any time after 30 days from the Issuance Date (i) the closing price of our common stock on the NASDAQ Capital Market is greater than 200% of the Series A Warrants exercise price for a period of 20 consecutive trading days (the “Trading Separation Trigger”), (ii) the Series A Warrants are exercised for cash (solely with respect to the Units that include the exercised Series A Warrants) (a “Warrant Cash Exercise Trigger”) or (iii) the Units are delisted from the NASDAQ Capital Market for any reason (the “Delisting Trigger”). Upon the occurrence of any of the foregoing Separation Trigger Events, the shares of common stock and Series B Convertible Preferred Stock and Series A Warrants will separate: (i) 15 days after the Trading Separation Trigger date, (ii) on the date the Warrant Cash Exercise Trigger (solely with respect to the Units that include the exercised Series A Warrants) or (iii) on the date of the Delisting Trigger. We refer to the separation of the Units prior to the end of the six-month period after the Issuance Date as an Early Separation.

Series B Convertible Preferred Stock Included in the Units Offered Hereby

In connection with this offering, we will issue as part of the Units 1,666,667 shares of Series B Convertible Preferred Stock pursuant to a Certificate of Designation approved by our Board. The number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. Each share of Series B Convertible Preferred Stock will be convertible into one share of common stock upon the six month anniversary of the Issuance Date, or in the event of an Early Separation resulting from the Trading Separation Trigger or the Delisting Trigger, the date of such Early Separation. In the event of an Early Separation due to a Warrant Cash Exercise Trigger, the related Series B Convertible Preferred Stock will not be convertible into common stock until the six-month period expires or the Units separate due to a Trading Separation Trigger or Delisting Trigger.

In addition, upon the occurrence of a “Fundamental Transaction”, each share of Series B Convertible Preferred Stock shall be automatically converted into one share of common stock of the Company, subject to the beneficial ownership limitation discussed in the next paragraph. A “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving corporation) any other person unless the shareholders of the Company immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of voting stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, to any other person, or (3) allow any other person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person whereby such other person acquires more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than a Permitted Holder, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Company. The term Permitted Holders means Josh Kornberg, Atlantic Partners Alliance and SOK Partners, LLC and each of their respective affiliates.

The Series B Convertible Preferred Stock will not be convertible by the holder of such preferred stock to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 4.99% of the common stock of the Company. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

The Series B Convertible Preferred Stock has no voting rights, except that the holders of shares of a majority of the Series B Convertible Preferred Stock will be required to effect or validate any amendment, alteration or repeal of any of the provisions of the Certificate of Designation that materially adversely affects the powers, preferences or special rights of the Series B Convertible Preferred Stock, whether by merger or consolidation or otherwise; provided, however, that (i) in the event of an amendment to terms of the Series B Convertible Preferred Stock, including by merger or consolidation, so long as the Series B Convertible Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series B Convertible Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights that are, in the good faith determination of the Board of the Company, taken as a whole, not materially less favorable to the holders of the Series B Convertible Preferred Stock than the powers, preferences or special rights of the Series B Convertible Preferred Stock in effect prior to such amendment or the occurrence of such event, taken as a whole, then such amendment or the occurrence of such event will not be deemed to materially and adversely affect such powers, preferences or special rights of the Series B Convertible Preferred Stock and (ii) the authorization, establishment or issuance by the Corporation of any other series of preferred stock with powers, preferences or special rights that are senior to or on a parity with the Series B Preferred Stock, including, but not limited to, powers, preferences or special rights with respect to dividends, distributions or liquidation preferences, shall not be deemed to materially and adversely affect the power, preferences or special rights of the Series B Preferred Stock, and in the case of either clause (i) or (ii), the holders shall not have any voting rights with respect thereto, and provided further that, (iii) prior to the date that is the six month anniversary of the Issuance Date, no amendment, alteration or repeal of any of the provisions of this Certificate of Designation shall be made that affects the powers, preferences or special rights of the Series B Preferred Stock in any manner, whether by merger or consolidation or otherwise. An amendment to the terms of the Series B Convertible Preferred Stock only requires the vote of the holders of Series B Convertible Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series B Convertible Preferred Stock shall rank equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the Series B Convertible Preferred Stock. As such, the Series B Convertible Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by the Company due to an arrearage in the payment of dividends or sinking fund installments.

The Series B Convertible Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our Board related to the Series B Convertible Preferred Stock.

The shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock have been duly authorized and will be, when issued and delivered in accordance with the Series B Convertible Preferred Stock, validly issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon conversion of all outstanding Series B Convertible Preferred Stock.

THE HOLDER OF SERIES B CONVERTIBLE PREFERRED STOCK WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK UNTIL THE HOLDER CONVERTS THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK.

There is no established public trading market for our Series B Convertible Preferred Stock, and we do not expect a market to develop. We do not intend to apply to list Series B Convertible Preferred Stock on any securities exchange. Without an active market, the liquidity of the Series B Convertible Preferred Stock will be limited.

Series A Warrants Included in the Units Offered Hereby

In connection with this offering, we will issue as part of the Units 6,666,668 Series A Warrants to purchase shares of our common stock. The Series A Warrants will separate from the Series B Convertible Preferred Stock and shares of common stock included within the Unit as described above and be exercisable upon the separation of the Units, provided that the Series A Warrants may be exercised for cash at any time commencing 30 days after the Issuance Date. The Series A Warrants will terminate on the fifth anniversary of the Issuance Date and have an initial cash exercise price of $      per share. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Cashless Exercise Provision. Holders may exercise Series A Warrants by paying the exercise price in cash or, in lieu of payment of the exercise price in cash, by electing to receive a number of shares of common stock equal to the Black Scholes Value (as defined below) based upon the number of shares the holder elects to exercise. The number of shares of our common stock to be delivered will be determined according to the following formula, referred to as the Cashless Exercise.

Total Shares = (A x B) / C

Where:

•

Total Shares is the number of shares of common stock to be issued upon a Cashless Exercise

•

A is the total number of shares with respect to which the Series A Warrant is then being exercised.

•

B is the Black Scholes Value (as defined below).

•

C is the closing bid price of our common stock as of two trading days prior to the time of such exercise, provided that in no event may “C” be less than $      per share (subject to appropriate adjustment in the event of stock dividends, stock splits or similar events affecting our common stock).

As defined in the Series A Warrants, “Black Scholes Value” means the Black Scholes value of an option for one share of our common stock at the date of the applicable Cashless Exercise, as such Black Scholes value is determined, calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to 55% of the Unit price, or $      per share, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Series A Warrant as of the applicable Cashless Exercise, (iii) a strike price equal to the exercise price in effect at the time of the applicable Cashless Exercise, (iv) an expected volatility equal to 135% and (v) a remaining term of such option equal to five years (regardless of the actual remaining term of the Series A Warrant). In the event that the Black Scholes Option Pricing Model from the “OV” function on Bloomberg is unavailable, the Company will calculate the Black Scholes Value in good faith, which calculation shall be definitive.

The shares of common stock issuable on exercise of the Series A Warrants are duly authorized and will be, when issued, delivered and paid for in accordance with the Series A Warrants, validly issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise or exchange of all outstanding Series A Warrants.

The Series A Warrants will not be exercisable or exchangeable by the holder of such warrants to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 4.99% of the common stock of the Company. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rule and regulations promulgated thereunder.

In addition to (but not duplicative of) the adjustments to the exercise price and the number of shares of common stock issuable upon exercise of the Series A Warrants in the event of stock dividends, stock splits, reorganizations or similar events, if the Company, at any time prior to the three year anniversary of the Issuance Date:

•

declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to all or substantially all of the holders of shares of common stock (a “Distribution”), at any time after the Issuance Date, then, in each such case, the holders of the Series A Warrants will be entitled to participate in such Distribution to the same extent that the holders would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series A Warrants by either paying the exercise price for such shares of common stock in cash in full or by exercising the Series A Warrants in full pursuant to a Cashless Exercise, whichever results in the lesser number of shares of common stock issued, as of the date immediately preceding the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution; or

•

grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of shares of common stock (the “Purchase Rights”), then the holders of Series A Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series A Warrant by either paying the exercise price for such shares of common stock in cash in full or by exercising the Series A Warrant in full pursuant to a Cashless Exercise, whichever results in the lesser number of shares of common stock issued, as of the date immediately preceding the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

If, at any time a Series A Warrant is outstanding, we consummate any fundamental transaction, as described in the Series A Warrants and generally including any consolidation or merger into another corporation, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any Series A Warrants will thereafter receive, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or exchange of such Series A Warrants would have been entitled upon such consolidation or merger or other transaction.

The Series A Warrants will be issued in book-entry form under a warrant agent agreement between Corporate Stock Transfer, Inc., as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

THE HOLDER OF A SERIES A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT SERIES A WARRANT UNTIL THE HOLDER EXERCISES THE SERIES A WARRANT.

You should review a copy of the warrant agent agreement and the form of warrant, each of which are included as exhibits to the registration statement of which this prospectus forms a part.

There is no established public trading market for our Series A Warrants, and we do not expect a market to develop. We do not intend to apply to list Series A Warrants on any securities exchange. Without an active market, the liquidity of the Series A Warrants will be limited.

Representative’s Unit Purchase Option

We agreed to issue to the representative of the underwriters in this offering a Unit Purchase Option to purchase a number of our Units equal to an aggregate of 5% of the Units sold in this offering. The representative’s Unit Purchase Option will have an exercise price equal to 125% of the public offering price of the Units set forth on the cover of this prospectus (or $      per Unit) and may be exercised on a cashless basis. The representative’s Unit Purchase Option is not redeemable by us. This prospectus also covers the sale of the representative’s Unit Purchase Option and the Units issuable upon the exercise of the Unit Purchase Option, and the common stock, Series B Convertible Preferred Stock and Series A Warrants underlying such Units, as well as the common stock underlying such Series B Convertible Preferred Stock and Series A Warrants. The material terms and provisions of the representative’s Unit Purchase Option are described under the heading “Underwriting—Representative’s Unit Purchase Option”.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders. In addition, note that while Delaware law permits companies to opt out of its business combination statute, our Certificate of Incorporation does not include this opt-out provision.

Certificate of Incorporation and Bylaws

Our current Certificate of Incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our Board of Directors to defend against a takeover attempt. See “Preferred Stock” above.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

The shares of our common stock are quoted on the OTCQB marketplace under the symbol “SKLN.QB.” We have applied to list our common stock and Units on the NASDAQ Capital Market under the symbols “SKLN” and “SKLNU,” respectively. On August 7, 2015, the last reported sale price per share for our common stock as reported by the OTCQB marketplace was $4.30.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our Units, each comprised of one share of common stock, one share of Series B Convertible Preferred Stock, each convertible into one share of our common stock, and four Series A Warrants, each exercisable to acquire one share of common stock, which we refer to collectively as our securities, purchased pursuant to this offering. This discussion applies only to securities that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and is applicable only to holders who purchased Units in this offering.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the alternative minimum tax and the different consequences that may apply if a holder is subject to special rules that may apply including, without limitation:

•

banks, insurance companies and other financial institutions

•

brokers and dealers in securities or commodities;

•

dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•

persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•

regulated investment companies;

•

real estate investment trusts;

•

U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States;

•

person that hold or are deemed to hold more than 5% of our common stock or warrants at any time and personal holding companies;

•

partnerships or other pass-through entities for U.S. federal income tax purposes; and

•

tax-exempt entities, retirement plans, individual retirement accounts and other tax-deferred accounts.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or non-U.S. tax consequences, of the acquisition, ownership and disposition of our securities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership, or a partner, you are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury regulations promulgated under the Code and administrative pronouncements, judicial decisions and published rulings and procedures of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We have not sought and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below and there can be no assurances that the IRS will not take a position contrary to the tax consequences discussed herein or that a position taken by the IRS would not be sustained. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

The discussion below is a general summary and does not cover all tax matters that may be important to you. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes and, therefore, the tax treatment of a Unit is not entirely clear. We intend to treat the acquisition of a Unit as the acquisition of one share of common stock, one share of our Series B Convertible Preferred Stock and four Series A Warrants for U.S. federal income tax purposes. By purchasing a Unit, holders agree to adopt such treatment for tax purposes. Based on such characterization, for U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the common stock, Series B Convertible Preferred Stock and Series A Warrants based on the relative fair market value of each at the time of issuance. The purchase price for each Unit will be allocated between the underlying common stock, Series B Convertible Preferred Stock and Series A Warrants in proportion to their relative fair market values at the time the Unit is purchased by the holder. This allocation of the purchase price will establish a holder’s initial tax basis for U.S. federal income tax purposes in the common stock, Series B Convertible Preferred Stock and Series A Warrants that comprise each Unit. Each holder should consult its own tax advisor regarding the allocation of the purchase price for the Units.

Furthermore, based on this characterization, any disposition of a Unit should be treated for U.S. federal income tax purposes as a disposition of the relevant common stock, Series B Convertible Preferred Stock and Series A Warrants comprising the Unit, and the amount realized on the disposition should be allocated between the common stock, Series B Convertible Preferred Stock and Series A Warrants based on their respective relative fair market values. The separation of the common stock, Series B Convertible Preferred Stock and Series A Warrants comprising a Unit is not expected to be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the common stock, Series B Convertible Preferred Stock and Series A Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

U.S. Holders

This section applies to “U.S. holders.” A U.S. holder is a beneficial owner of our Units, who or that is, for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of a Security

Upon a sale, exchange or other taxable disposition of a security (including a Unit, a share of our Series B Convertible Preferred Stock, a share of our common stock or a Series A Warrant to acquire our common stock), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the security. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the security disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the common stock, Series B Convertible Preferred Stock or Series A Warrant are held as part of a Unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the common stock, Series B Convertible Preferred Stock or Series A Warrant based upon the then fair market values of the common stock, Series B Convertible Preferred Stock and Series A Warrant included in the Unit) and (ii) the U.S. holder’s adjusted tax basis in its disposed of security. A U.S. holder’s adjusted tax basis in a security generally will equal the U.S. holder’s acquisition cost of such security less any prior distributions treated as a return of capital on such security.

Conversion of Series B Convertible Preferred Stock into Common Stock

A holder of a Unit generally will not recognize any income, gain, or loss upon the conversion of Series B Convertible Preferred Stock into common stock. A U.S. holder’s aggregate tax basis in the common stock received upon a conversion will generally equal the aggregate tax basis of the Series B Convertible Preferred Stock that was converted. A U.S. holder’s holding period for the common stock received upon conversion generally will include the U.S. holder’s holding period for the Series B Convertible Preferred Stock.

Exercise or Lapse of a Series A Warrant

Except as discussed below with respect to the cashless exercise of a Series A Warrant, a U.S. holder generally will not recognize taxable gain or loss the acquisition of common stock upon exercise of a Series A Warrant. The U.S. holder’s aggregate tax basis in the share of our common stock received upon exercise of a Series A Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Series A Warrant (i.e., the portion of the U.S. holder’s purchase price for a Unit that is allocated to the Series A Warrant, as described above under “— Characterization of Units”) and the exercise price. The U.S. holder’s holding period for the common stock received upon exercise of the Series A Warrant generally will begin on the date following the date of exercise of the Series A Warrant and will not include the period during which the U.S. holder held the Series A Warrant. If a Series A Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Series A Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock represented by the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock represented by the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. A U.S. holder’s holding period for the common stock generally would commence on the date following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Taxation of Distributions

If we pay cash distributions to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of a Security” above.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Units, shares of common stock, Series B Convertible Preferred Stock and Series A Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain U.S. holders who are individuals may be required to submit certain information to the IRS with respect to such holder’s beneficial ownership of the securities, subject to certain exceptions (including an exception for securities held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders should consult their tax advisors regarding the potential information reporting obligations that may be imposed with respect to the ownership and disposition of the securities.

Medicare Surtax on Net Investment Income

Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% Medicare contribution tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of a security. U.S. holders should consult their tax advisors regarding the applicability of this surtax to their income and gains in respect of an investment in a security.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Units, shares of Series B Convertible Preferred Stock or Series A Warrants who or that is, for U.S. federal income tax purposes:

•

a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•

a foreign corporation; or

•

an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of a Security

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of a security (including a Unit, a share of our Series B Convertible Preferred Stock, a share of our common stock or a Series A Warrant to acquire our common stock), in each case without regard to whether those securities were held as part of a Unit, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of a security (including a Unit, a share of our Series B Convertible Preferred Stock, a share of our common stock or a Series A Warrant to acquire our common stock) will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 10% of the amount realized upon such disposition. We cannot determine whether we will be a U.S. real property holding corporation in the future until we complete an initial business combination. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Conversion of Series B Convertible Preferred Stock into Common Stock

Subject to the discussion above concerning ownership of shares of a U.S. real property holding corporation and the discussion above under “— U.S. Holders — Conversion of Series B Convertible Preferred Stock into Common Stock,” a Non-U.S. holder will generally not recognize any gain in respect of the receipt of common shares upon the conversion of our Series B Convertible Preferred Stock.

Exercise or Lapse of a Series A Warrant

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Series A Warrant, or the lapse of a Series A Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Series A Warrant by a U.S. holder, as described under “U.S. Holders — Exercise or Lapse of a Series A Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of a Security.”

Taxation of Distributions

In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of a Security” above. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of a Security” above), we will withhold 10% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our securities (including a Unit, a share of our Series B Convertible Preferred Stock, a share of our common stock or a Series A Warrant to acquire our common stock). A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock or warrants, and, beginning in 2017, sales or other disposition proceeds from the Units, shares of common stock and Series B Convertible Preferred Stock and Series A Warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult their tax advisers regarding the effects of FATCA on their investment in our securities.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN THE UNITS. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR THE CONSEQUENCES UNDER ANY TAX TREATY.

UNDERWRITING

We have entered into an underwriting agreement with Dawson James Securities, Inc., as representative of the underwriters, with respect to the Units subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of Units provided below opposite their respective names.

Underwriters	Number of Units

Dawson James Securities, Inc.

Total

The underwriters are offering the Units subject to their acceptance of the Units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. Because the underwriters have agreed to purchase the Units on a “firm-commitment basis,” the underwriters are obligated to take and pay for all of the Units if any such Units are taken. However, the underwriters are not required to take or pay for the Units covered by the underwriters’ over-allotment option described below. Persons associated with the underwriter may purchase Units in this offering.

Over-allotment Option

We have granted to the underwriters an option to purchase up to 250,000 Units to be sold in this offering at the price per Unit set forth on the cover page of this prospectus, which price reflects underwriting discounts and commissions. The over-allotment option may be used to purchase Units, as determined by the underwriters, but such purchases cannot exceed an aggregate of 15% of the number of Units sold in the primary offering. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of Units by underwriters in excess of the total number of units set forth in the table above. If any of these additional securities are purchased, the underwriters will offer the additional Units on the same terms as those on which the Units are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the Units to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per Unit. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Units are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional Units.

	Per Unit	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option

Public offering price	$	$	$
Underwriting discounts Payable by us	$	$	$
Proceeds to us, before expenses	$	$	$

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $300,000.

We have agreed to pay Dawson James Securities, Inc. a non-accountable expense allowance equal to 1% of the gross proceeds of the offering (excluding any proceeds from the over-allotment option, if any). We have agreed to reimburse the underwriters for all of its actual road show expenses not to exceed $20,000. In addition, we have agreed to reimburse the expenses incurred by the underwriters in conducting its legal and diligence fees, up to a maximum amount of $70,000, of which $25,000 has been advanced to the underwriters. Any portion of the advance payment will be returned to us in the event not actually incurred.

Representative’s Unit Purchase Option

We have also agreed to issue to the representative of the underwriters a Unit Purchase Option to purchase a number of our Units equal to an aggregate of 5% of the Units sold in this offering (excluding the over-allotment option). The representative’s Unit Purchase Option will have an exercise price equal to 125% of the public offering price of the Units set forth on the cover of this prospectus (or $      per Unit) and may be exercised on a cashless basis. The Unit Purchase Option has a term of five years and is not redeemable by us. This prospectus also covers the sale of the representative’s Unit Purchase Option and the Units issuable upon the exercise of such Option, as well as the shares of common stock and Series B Convertible Preferred Stock and Series A Warrants underlying such Units, and the shares underlying such Series B Convertible Preferred Stock and Series A Warrants. The representative’s Unit Purchase Option and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the representative’s Unit Purchase Option nor any securities issued upon exercise of the representative’s Unit Purchase Option may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the representative’s Unit Purchase Option are being issued, except the transfer of any security:

•

by operation of law or by reason of reorganization of our company;

•

to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•

if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•

the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the representative’s Unit Purchase Option may not contain certain anti-dilution terms.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers, directors and certain of our shareholders have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, such period being referred to as the “Lock-Up Period”, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the Lock-Up Period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase such securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when a security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Units or preventing or retarding a decline in the market price of our Units. As a result, the price of our Units may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

The underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of Units will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of Units has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

(c)

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

(d)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Units shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The Units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the Units have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the Units cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The Units have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The Units offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA), nor have such Units been registered for sale in Israel. The Units may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the Units being offered. Any resale in Israel, directly or indirectly, to the public of the Units offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the Units in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the Units may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the Units or distribution of any offer document relating to the Units in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the Units in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such Units being declared null and void and in the liability of the entity transferring the Units for any damages suffered by the investors.

Japan

The Units have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the Units may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires Units may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of Units is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The Units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the Units have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of Units in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the Units be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The Units may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the Units may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the Units have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Units will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the Units have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the Units within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the Units, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for Units is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the Units. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the Units may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the Units has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Mayer Brown LLP, New York, New York has rendered an opinion regarding the legality of the issuance of the securities being registered in this prospectus. Maslon LLP, Minneapolis, Minnesota is representing us in connection with various legal matters associated with this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Schiff Hardin LLP, Washington, DC.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2014 and December 31, 2013 were audited by our independent auditors, Olsen Thielen & Co., Ltd., certified public accountants registered with the Public Company Accounting Oversight Board.

We have included our financial statements in this prospectus in reliance on the reports of the above-named independent auditors, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act. Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site at http://www.sec.gov. and the Company’s website at www.skylinemedical.com.

SKYLINE MEDICAL INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders of

Skyline Medical Inc.

We have audited the accompanying balance sheets of Skyline Medical Inc. as of December 31, 2014 and 2013 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. Skyline Medical Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Skyline Medical Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company has incurred losses since inception, has an accumulated deficit and has not received significant revenue from sales of products and services. These factors raise substantial doubt about its ability to continue as a going concern. Managements’ plan in regard to these matters is also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Olsen Thielen & Co., Ltd.

St. Paul, Minnesota

April 30, 2015

SKYLINE MEDICAL INC.

BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash	$16,384	$101,953
Accounts Receivable	57,549	97,245
Inventories	367,367	122,175
Prepaid Expense and other assets	190,015	60,588
Total Current Assets	631,315	381,961

Fixed Assets, net	196,479	158,110
Intangibles, net	73,183	53,355

Total Assets	$900,977	$593,426

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts Payable	$2,194,518	$1,062,108
Accrued Expenses	3,066,379	2,057,957
Short-term notes payable net of discounts of $194,097 and $0 (See Note 4)	937,424	280,000
Deferred Revenue	5,000	69,000
Total Current Liabilities	6,203,321	3,469,065

Accrued Expenses	213,883	331,216
Liability for equity-linked financial instruments (See Note 8)	—	11,599
Total Liabilities	6,417,204	3,811,880

Commitments and Contingencies	—	—

Stockholders’ Deficit:
Series A Convertible Preferred Stock, $.01 par value, $100 Stated Value, 10,000,000 authorized, 20,550 outstanding	206	—
Common Stock, $.01 par value, 10,666,667 authorized, 3,092,766 and 2,932,501 outstanding	30,927	29,325
Additional paid-in capital	30,093,745	25,449,636
Deficit accumulated during development stage	(35,641,105)	(28,697,415)
Total Stockholders' Deficit	(5,516,227)	(3,218,454)

Total Liabilities and Stockholders' Deficit	$900,977	$593,426

See Notes to Financial Statements

SKYLINE MEDICAL INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013
Revenue	$951,559	$468,125

Cost of goods sold	385,323	189,707

Gross margin	566,236	278,418

General and administrative expense	4,882,549	7,530,037

Operations expense	972,830	1,096,969

Sales and marketing expense	1,178,305	578,793

Interest expense	377,719	636,503

Loss (gain) on valuation of equity-linked financial instruments	(11,599)	(157,580)

Total Expense	7,399,804	9,684,722

Net loss available to common shareholders	$(6,833,568)	$(9,406,304)

Loss per common share - basic and diluted	$(2.29)	$(4.64)

Weighted average shares used in computation - basic and diluted	2,990,471	2,026,115

See Notes to Financial Statements

SKYLINE MEDICAL INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2014 and 2013

	Preferred	Common Stock		Paid-in
	Stock	Shares	Amount	Capital	Deficit	Total
Balance at 12/31/2012	$—	1,389,963	$13,900	$15,974,008	$(19,291,111)	$(3,303,203)
Shares issued to debtors as compensation at $11.25 per share		3,869	39	43,482		43,521
Shares issued under PPM to five investors at $5.25 per share		95,238	952	499,048		500,000
Shares issued to an escrow account underlying a debt agreement		13,333	133	9,867		10,000
Shares issued to debtors as compensation at $11.25 per share		3,071	31	34,519		34,550
Shares issued to an institutional investor at $5.25 per share		95,238	952	499,048		500,000
Value of shares per an agreement with a former officer		—	—	40,480		40,480
Shares issued to consultant as compensation at $5.03 per share		3,333	33	16,717		16,750
Value of Equity instruments issued with debt		—	—	392,556		392,556
Shares issued to former consultant exercising options at $.75 per share		2,667	27	1,973		2,000
Shares issued to former CEO exercising options at $.01 per share.		4,444	44	3,289		3,333
Shares issued upon conversion of four notes payable at $11.25 per share		13,888	139	156,104		156,243
Shares issued for interest to the four notes payable at $11.25 per share		993	10	11,160		11,170
Shares issued for cashless exercise of warrants at $9.00 per share		3,704	37	2,741		2,778
Shares issued for cashless exercise of warrants at $12.00 per share		2,178	22	1,611		1,633
Shares issued for cashless exercise of warrants at $11.25 per share		8,436	84	6,243		6,327
Shares issued for cashless exercise of warrants at $15.00 per share		3,491	35	2,583		2,618
Shares issued to 24 warrant holders exercised at a reduced price for $7.50 per share		139,265	1,393	1,043,097		1,044,490
Shares issued to 4 PPM investors converting notes at $9.00 per share		35,167	352	316,152		316,504
Shares issued to 10 PPM investors converting notes at $13.50 per share		72,072	721	1,019,479		1,020,200
Shares issued to consultant as compensation at $28.50 per share		2,000	20	56,980		57,000
Shares issued for two note conversions at $1.05 per share		947,551	9,476	985,452		994,928
Shares issued for warrant exercise at $11.25 per share		14,286	143	160,572		160,715
Shares issued for a cashless exercise of warrants at $7.50 per share		40,325	403	29,841		30,244
Shares issued to an investor for a cashless exercise of warrants at $12.75 per share		2,724	27	2,017		2,044
Shares issued for a cashless exercise of warrants at $5.63 per share		7,263	73	5,374		5,447
Shares issued to former Board Directors as compensation at $24.38 per share		1,333	13	99,987		100,000
Reduced warrant exercise compensation expense		—	—	2,140,946		2,140,946
Options issued as part of employee bonus		—	—	147,500		147,500
Shares issued to one investor for cashless warrant exercised at $9.00 per share		3,704	37	2,741		2,778
Shares issued for cashless warrant exercise at $9.75 per share		2,130	21	1,576		1,597
Shares issued for interest on two note conversions at $13.50 per share		546	5	7,360		7,365
Shares issued in settlement with a former noteholder at $20.25 per share		5,040	50	102,010		102,060
Shares issued for a stock option exercise at $4.88 per share		133	1	649		650
Shares issued to one warrant holder executed at a reduced price of $9.38 per share		13,333	133	124,867		125,000
Shares issued for option exercise at $5.25 per share		227	2	1,188		1,190
Shares issued for cashless warrant exercise at $5.63 per share		1,556	16	1,151		1,167
Vesting expense		—	—	1,505,270		1,505,270
Net loss		—	—	—	(9,406,304)	(9,406,304)
Balance at 12/31/13	$—	2,932,501	$29,325	$25,449,636	$(28,697,415)	$(3,218,454)

See Notes to Financial Statements

SKYLINE MEDICAL INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2014 and 2013

	Preferred	Common Stock		Paid-in
	Stock	Shares	Amount	Capital	Deficit	Total
Balance at 12/31/13	$—	2,932,501	$29,325	$25,449,636	$(28,697,415)	$(3,218,454)
Shares issued for cashless warrant exercise at $15.00 per share		1,728	17	1,279		1,296
Shares issued for option exercise at $1.25 per share		4,336	43	5,387		5,430
Shares issued at $20.63 per share as Investor Relations compensation		2,000	20	41,230		41,250
Shares issued for cashless warrant exercise at $12.75 per share		3,323	33	2,460		2,493
Shares issued for an option exercise at $5.25 per share		267	3	1,397		1,400
Shares issued for cashless warrant exercise at $.75 per share		2,174	22	1,608		1,630
Shares issued for warrant exercise at $13.50 per share		2,667	27	35,973		36,000
Shares issued at $18.75 per share as Investor Relations compensation		1,333	13	24,987		25,000
Reduction in escrow account per settlement agreement		(4,444)	(44)	(3,289)		(3,333)
Shares issued for cashless warrant exercise at $7.50 per share		4,807	48	3,557		3,605
Shares issued for cashless warrant exercise at $5.63 per share		3,112	31	2,302		2,333
Shares issued for cashless warrant exercise at $12.75 per share		299	3	221		224
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		972	10	18,909	(18,919)	—
Vesting Expense		—	—	705,434		705,434
Options issued as part of employee bonus		—	—	694,500		694,500
Shares issued for combined cashless and cash warrant exercise at $11.25 per share.		7,778	78	52,422		52,500
Issuance of Preferred stock	206	—	—	2,054,795		2,055,001
Shares issued to Investor Relations consultant exercisable at $11.25 per share		2,133	21	23,979		24,000
Shares issued to Investor Relations consultant exercisable at $18.75 per share		1,333	13	24,987		25,000
Shares issued for cashless warrant exercise at $13.50 per share		3,725	37	2,757		2,794
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		1,561	16	30,384	(30,400)	—
Value of equity instruments issued with debt		—	—	313,175		313,175
Shares issued for cashless warrant exercise at $9.75 per share		1,410	14	1,044		1,058
Shares issued for a cash warrant exercise at $5.63 per share		11,111	111	62,389		62,500
Shares issued for an option exercise at $5.25 per share		333	3	1,747		1,750
Shares issued for a note conversion at $6.68 per share		3,018	30	19,970		20,000
Shares issued for a note conversion at $6.68 per share		3,019	30	19,970		20,000
Shares issued for a note conversion at $5.85 per share		3,435	34	19,966		20,000
Shares issued for a note conversion at $5.03 per share		3,894	38	19,962		20,000
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		1,561	16	30,385	(30,401)	—
Shares issued for a note conversion at $5.14 per share		3,894	39	19,961		20,000
Shares issued for a note conversion at $5.00 per share		3,997	40	19,960		20,000
Shares issued for a note conversion at $5.26 per share		3,804	38	19,962		20,000
Shares issued for a note conversion at $5.26 per share		5,706	57	29,943		30,000
Shares issued for a note conversion at $5.95 per share		5,044	50	29,950		30,000
Shares issued into an escrow account per settlement agreement		13,700	137	—		137
Shares issued for a note conversion at $5.05 per share		55,568	556	280,060		280,616
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		1,561	16	30,385	(30,402)	(1)
Shares adjusted for rounding per reverse stock split		106	1	1	—	2
Net loss		—	—	—	(6,833,568)	(6,833,568)
Balance at 12/31/2014	$206	3,092,766	$30,927	$30,093,745	$(35,641,105)	$(5,516,227)

See Notes to Financial Statements

SKYLINE MEDICAL INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Cash flow from operating activities:
Net loss	$(6,833,568)	$(9,406,305)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	63,040	148,761
Vested stock options and warrants	723,367	3,700,070
Equity instruments issued for management and consulting	112,054	239,290
Amortization of debt discount	247,338	413,695
(Gain) loss on valuation of equity-linked instruments	(11,599)	(157,580)
Changes in assets and liabilities:
Accounts receivable	39,696	(57,534)
Inventories	(245,192)	23,034
Prepaid expense and other assets	(129,427)	(33,179)
Accounts payable	1,132,410	429,033
Accrued expenses	1,594,468	776,548
Deferred Revenue	(64,000)	69,000
Net cash used in operating activities:	(3,371,413)	(3,855,166)

Cash flow from investing activities:
Purchase of fixed assets	(101,409)	(162,761)
Purchase of intangibles	(19,828)	(53,355)
Net cash used in investing activities	(121,237)	(216,116)

Cash flow from financing activities:
Proceeds from long-term and convertible debt	1,500,000	1,822,718
Principal payments on debt	(305,000)	—
Issuance of preferred stock	2,055,000	—
Issuance of common stock	157,081	2,337,378
Net cash provided by (used in) financing activities	3,407,081	4,160,096

Net increase (decrease) in cash	$(85,569)	$88,814
Cash at beginning of period	101,953	13,139
Cash at end of period	$16,384	$101,953

Non cash transactions:
Conversion of debt to accrued liabilities	—	415,775
Common stock issued for accrued interest/bonus	694,500	402,669
Common stock issued to satisfy debt	480,616	2,318,568
Stock/warrant issued to satisfy accounts payable/Liabilities	—	100,521

See Notes to Financial Statements

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Continuance of Operations

Skyline Medical Inc. (the "Company") was incorporated under the laws of the State of Minnesota in 2002. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. As of December 31, 2014, the registrant had 3,092,766 shares of common stock, par value $.01 per share, outstanding, adjusted for a 1-for-75 reverse stock split effective October 24, 2014. In this Report, all numbers of shares and per share amounts, as appropriate, have been stated to reflect the reverse stock split. Pursuant to an Agreement and Plan of Merger dated effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. The Company has developed an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. The Company also makes ongoing sales of our proprietary cleaning fluid and filters to users of our systems. In April 2009, the Company received 510(k) clearance from the FDA to authorize the Company to market and sell its STREAMWAY FMS products.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a stockholders’ deficit. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In September 2014, we filed a registration statement with the SEC in connection with a proposed public offering of common stock and warrants. We continue to pursue this public offering, with the intention of listing our common stock on NASDAQ, and we intend to update the registration statement as soon as possible following the filing of this report. We also are seeking additional financing through one or more private placements of securities.

Since inception to December 31, 2014, the Company raised approximately $9,168,000 in equity, inclusive of $2,055,000 from a private placement of Series A Convertible Preferred Stock, and $5,435,000 in debt financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers and created a new topic in the FASB Accounting Standards Codification ("ASC"), Topic 606. The new standard provides a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is not permitted. We are currently evaluating the impact this guidance may have on our financial statements and related disclosures.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 during the year 2014.

In June 2014, the FASB issued ASU 2014-12, "Compensation - Stock Compensation" providing explicit guidance on how to account for share-based payments granted to employees in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. We are currently evaluating the impact this guidance may have on our financial statements.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We reviewed all other significant newly issued accounting pronouncements and determined they are either not applicable to our business or that no material effect is expected on our financial position and results of our operations.

Valuation of Intangible Assets

We review identifiable intangible assets for impairment in accordance with ASC 350 — Intangibles —Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Our intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which we operate. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made. The Company wrote off the entire original STREAMWAY FMS product patent of $140,588 in June 2013. The balance represented intellectual property in the form of patents for our original STREAMWAY FMS product. The Company’s enhanced STREAMWAY FMS product has a new patent pending.

Accounting Policies and Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of Taxes Collected from Customers

Sales taxes are imposed on the Company’s sales to nonexempt customers. The Company collects the taxes from customers and remits the entire amounts to the governmental authorities. The Company’s accounting policy is to exclude the taxes collected and remitted from revenues and expenses.

Shipping and Handling

Shipping and handling charges billed to customers are recorded as revenue. Shipping and handling costs are recorded within cost of goods sold on the statement of operations.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $19,394 in 2014, and there were no advertising expenses in 2013.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs were approximately $394,000 and $235,000 for 2014 and 2013, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with the SEC’s Staff Accounting Bulletin Topic 13 Revenue Recognition and ASC 605- Revenue Recognition.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable. Delivery is considered to have occurred upon either shipment of the product or arrival at its destination based on the shipping terms of the transaction. The Company’s standard terms specify that shipment is FOB Skyline and the Company will, therefore, recognize revenue upon shipment in most cases. This revenue recognition policy applies to shipments of the STREAMWAY FMS units as well as shipments of cleaning solution kits. When these conditions are satisfied, the Company recognizes gross product revenue, which is the price it charges generally to its customers for a particular product. Under the Company’s standard terms and conditions, there is no provision for installation or acceptance of the product to take place prior to the obligation of the customer. The customer’s right of return is limited only to the Company’s standard one-year warranty whereby the Company replaces or repairs, at its option, and it would be rare that the STREAMWAY FMS unit or significant quantities of cleaning solution kits may be returned. Additionally, since the Company buys both the STREAMWAY FMS units and cleaning solution kits from “turnkey” suppliers, the Company would have the right to replacements from the suppliers if this situation should occur.

Receivables

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. Inventory balances are as follows:

	December 31,
	2014	2013

Finished goods	$88,362	$56,818
Raw materials	237,556	18,603
Work-In-Process	41,449	46,754
Total	$367,367	$122,175

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

Years
Computers and office equipment	3 - 7
Leasehold improvements	5
Manufacturing Tooling	3 - 7
Demo Equipment	3

The Company’s investment in Fixed Assets consists of the following:

	December 31,
	2014	2013
Computers and office equipment	$123,708	$61,505
Leasehold Improvements	23,874	23,614
Manufacturing Tooling	97,288	89,900
Demo Equipment	30,576
Total	275,446	175,019
Less: Accumulated Depreciation	78,967	16,909
Total Fixed Assets, Net	$196,479	$158,110

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Intangible Assets

Intangible assets consist of trademarks and patent costs. These assets are not subject to amortization until the property patented is in production. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740- Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2011 remain open to examination by federal and state tax authorities.

Patents and Intellectual Property

On January 25th, 2014 the Company filed a non-provisional PCT Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25th, 2013. The Patent Cooperation Treaty (“PCT”) allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148 countries of the PCT, including the United States. By filing this single “international” patent application through the PCT, it is easier and more cost effective than filing separate applications directly with each national or regional patent office in which patent protection is desired.

Our PCT patent application is for the new model of the surgical fluid waste management system. We obtained a favorable International Search Report from the PCT searching authority indicating that the claims in our PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed in the PCT application is the ability to maintain continuous suction to the surgical field while measuring, recording and evacuating fluid to the facilities sewer drainage system. This provides for continuous operation of the STREAMWAY System unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid.

The Company holds the following granted patents in the United States and a pending application in the United States on its earlier models: US7469727, US8123731 and U.S. Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

NOTE 2 – DEVELOPMENT STAGE OPERATIONS

The Company was formed April 23, 2002. Since inception through December 31, 2014, 3,092,766 shares of common stock have been issued between par value and $125.25. Operations since incorporation have primarily been devoted to raising capital, obtaining financing, development of the Company’s product, administrative services, customer acceptance and sales and marketing strategies.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS

The Company has an equity incentive plan, which allows issuance of incentive and non-qualified stock options to employees, directors and consultants of the Company, where permitted under the plan. The exercise price for each stock option is determined by the Board of Directors. Vesting requirements are determined by the Board of Directors when granted and currently range from immediate to three years. Options under this plan have terms ranging from three to ten years.

On February 4, 2014, (the “Closing Date”) we raised $2,055,000 in gross proceeds from a private placement of Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”) pursuant to a Securities Purchase Agreement with certain investors (the Purchasers”) purchased 20,550 Preferred Shares, and warrants (the “Warrants”) to acquire an aggregate of approximately 21,334 shares of Common Stock. The Preferred Shares are convertible into shares of Common Stock at an initial conversion price of $19.50 per share of Common Stock. The Warrants are exercisable at an exercise price of $24.38 per share and expire five years from the Closing Date. If the Common Stock is not listed on the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE MKT within 180 days of the Closing, the Company was required to issue additional Warrants to purchase additional shares of Common Stock, equal to 30% of the shares of Common Stock which the Preferred Shares each Purchaser purchased are convertible into. As of August 4, 2014, the Company issued additional warrants to purchase 61,539 shares to the Purchasers in connection with this provision.

The Securities Purchase Agreement requires the Company to register the resale of the shares of Common Stock underlying the Preferred Shares (the “Underlying Shares”) and the Common Stock underlying the Warrants (the “Warrant Shares”). On September 9, 2014, a resale registration statement covering the Underlying Shares, the Warrant Shares and certain other securities (the “Resale Registration Statement”) was declared effective.

The Preferred Shares are convertible at the option of the holder into the number of shares of Common Stock determined by dividing the stated value of the Preferred Shares being converted by the conversion price of $19.50, subject to adjustment for stock splits, reverse stock splits and similar recapitalization events. If the Company issues additional shares of Common Stock, other than certain stock that is excluded under the terms of the Securities Purchase Agreement, in one or more capital raising transactions with an aggregate purchase price of at least $100,000 for a price less than the then existing conversion price for the Preferred Shares (the “New Issuance Price”), then the then existing conversion price shall be reduced to the New Issuance Price, provided, however, that under no circumstances shall the New Issuance Price be less than $9.75 or reduced to a price level that would be in breach of the listing rules of any stock exchange or that would have material adverse effect on the Company’s ability to list its Common Stock on a stock exchange, including but not limited to the change of accounting treatment of the Preferred Stock. In July 2014, in connection with the issuance of certain convertible notes, the conversion price of the Preferred Stock was adjusted to $9.75 per share. Further, the Company has agreed to additional shares of Common Stock to holders of the Preferred Stock in certain circumstances, as described in the following paragraph. The Preferred Shares contain certain limitations on conversion so that the holder will not own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Shares held by the applicable holder, with the percentage subject to increase in certain circumstances. The Preferred Shares are eligible to vote with the Common Stock on an as-converted basis, but only to the extent that the Preferred Shares are eligible for conversion without exceeding the Beneficial Ownership Limitation. The Preferred Shares are entitled to receive dividends on a pari passu basis with the Common Stock, when, and if declared. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of Common Stock ranking prior to the Preferred Shares upon liquidation, the holders of the Preferred Shares shall receive, prior and in preference to the holders of any junior securities, an amount equal to $2,055,000 times 1.2, plus all declared but unpaid dividends.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

In July 2014, in connection with the offering of convertible notes and warrants and in connection with the waiver of certain rights, the Company agreed to issue additional shares of Common Stock to the Preferred Stockholders (the “Additional Shares”) (A) automatically upon the closing of a Qualified Public Offering (as defined in the Certificate of Designation), to the extent that (i) the Qualified Public Offering closes within six (6) months of the first closing of the convertible notes offering (“Qualified Public Offering Deadline”) and (ii) 70% of the public offering price per share of the Common Stock in the Qualified Public Offering (the “QPO Discount Price”) is less than the Conversion Price floor contained in Section 7(e)(i) of the Certificate of Designation (the “Conversion Price Floor”), or (B) if a Qualified Public Offering has not been consummated by the Qualified Public Offering Deadline, upon the Preferred Stockholders’ conversion of their shares of Preferred Stock to the extent that 70% of the volume weighted average price of the Common Stock on the principal Trading Market (as defined in the Certificate of Designation) of the Common Stock during the ten Trading Days (as defined in the Certificate of Designation) immediately preceding the Qualified Public Offering Deadline (the “Non-QPO Discount Price”) is less than the Conversion Price Floor.

The Warrants are exercisable on any day on or after the date of issuance, have an exercise price of $24.38 per share, subject to adjustment, and a term of five years from the date they are first exercisable. However, a holder will be prohibited from exercising a Warrant if, as a result of such exercise, the holder, together with its affiliates, would exceed the Beneficial Ownership Limitation as described above for the Preferred Shares. If any Warrant has not been fully exercised prior to the first anniversary of the Closing and if during such period the Company has not installed or received firm purchase orders (accepted by the Company) for at least 500 STREAMWAY ® Automated Surgical Fluid Disposal Systems, then, the number of shares of Common Stock for which such Warrant may be exercised shall be increased 2.5 times.

In addition, in July, August and September 2014, the Company issued 71,257 warrants to investors in convertible notes as further described below.

Accounting for share-based payment

The Company has adopted ASC 718- Compensation-Stock Compensation ("ASC 718"). Under ASC 718 stock-based employee compensation cost is recognized using the fair value based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006. Compensation costs for unvested stock options and non-vested awards that were outstanding at January 1, 2006, are being recognized over the requisite service period based on the grant-date fair value of those options and awards, using a straight-line method. We elected the modified-prospective method under which prior periods are not retroactively restated.

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model or other acceptable means. The Company uses the Black-Scholes option valuation model which requires the input of significant assumptions including an estimate of the average period of time employees will retain vested stock options before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions the Company uses in calculating the fair value of stock-based payment awards represent the Company's best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based compensation expense could be materially different in the future.

Since the Company's common stock has no significant public trading history, and the Company has experienced no significant option exercises in its history, the Company is required to take an alternative approach to estimating future volatility and estimated life and the future results could vary significantly from the Company's estimates. The Company compiled historical volatilities over a period of 2 to 7 years of 15 small-cap medical companies traded on major exchanges and 10 mid-range medical companies on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of ordinary options to employees the Company determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, the Company estimated the life to be the legal term unless there was a compelling reason to make it shorter.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

When an option or warrant is granted in place of cash compensation for services, the Company deems the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason the Company also uses the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period the investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based consulting and/or compensation and, consequently, the related expense recognized.

Since the Company has limited trading history in its stock and no first-hand experience with how its investors and consultants have acted in similar circumstances, the assumptions the Company uses in calculating the fair value of stock-based payment awards represent its best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based consulting and interest expense could be materially different in the future.

Valuation and accounting for options and warrants

The Company determines the grant date fair value of options and warrants using a Black-Scholes option valuation model based upon assumptions regarding risk-free interest rate, expected dividend rate, volatility and estimated term.

In January 2013, in connection with a private placement offering we issued 8% convertible one year promissory notes in an aggregate principal amount of $300,000 convertible into 33,333 shares of common stock assuming a conversion rate of $9.00 per share and five year warrants to purchase up to an aggregate of 33,333 shares of the corporation’s common stock at an exercise price of $11.25 per share. The value of the notes are being treated as a debt discount with an aggregate discount of $77,644, and amortized as an additional interest expense over the twelve month term of the notes. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 2,667 shares of common stock at an exercise price of $9.00 per share.

In January and March 2013, in connection with a separate and new private placement offering we issued 95,238 shares of common stock at $5.25 per share and warrants to purchase 95,238 shares of common stock at $11.25 per share to 5 investors in return for their $500,000 investment in the Company.

On March 15, 2013 the Company completed the private sale of 95,239 shares of the Company’s common stock, par value $.01 per share, at $5.25 per share for an aggregate purchase price of $500,000, warrants to purchase 95,239 shares of common stock at an exercise price of $6.00 per share, and warrants to purchase 47,619 shares of common stock at an exercise price of $11.25 per share.

In April 2013, the Company issued 2,667 shares of common stock, par value $.01 per share, to a former consultant exercising options; the Company issued 4,444 shares of common stock, par value $.01 per share, at $0.75 per share to the former CEO exercising options.

In May 2013, the Company converted four (4) notes totaling $156,243, plus $11,169 in interest; issued in November 2012, the noteholders received 14,881 shares of common stock, par value $.01, at $7.50 per share. One of the noteholders was Dr. Samuel Herschkowitz who received 4,762 shares.

In May and June 2013 in connection with a private placement offering we issued 8% convertible one year promissory notes in an aggregate principal amount of $1,000,000 convertible into 80,000 shares of common stock assuming a conversion rate of $13.50 per share and five year warrants to purchase up to an aggregate of 61,481 shares of the corporation’s common stock at an exercise price of $14.85 per share. The value of the notes net of discount was $275,640 in 2013; due in May and June 2014. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 5,926 shares of common stock at an exercise price of $13.50 per share.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

In August and September 2013 the Company entered into agreements with holders of certain of its outstanding warrants to purchase the Company’s common stock to amend the exercise price of the warrant to $7.50 per share in connection with the agreement of each such holder to exercise the warrants in full. Prior to the amendments, the exercise prices of such warrants ranged from $11.25 to $34.50 per share. Twenty-four warrants were exercised with a reduced exercise price, and nineteen warrants were exercised pursuant to a net exercise provision. Together such warrant exercises resulted in aggregate cash proceeds of $1,044,490 to the Company, and the issuance of an aggregate 139,265 shares of common stock through the reduced warrant exercise and 87,117 shares which were issued pursuant to a net exercise provision.

In October 2013 the Company entered into agreements with a holder of certain of its outstanding warrants to purchase the Company’s common stock to amend the exercise price of the warrant to $9.38 per share in connection with the agreement of the holder to exercise the warrants in full. Prior to the amendments, the exercise price of such warrants was $18.75 per share. Two warrants were exercised with a reduced exercise price. Together the warrant exercises resulted in aggregate cash proceeds of $125,000 to the Company, and the issuance of an aggregate 13,333 shares of common stock.

For grants of stock options and warrants in 2013 the Company used a 0.78% to 2.04% risk-free interest rate, 0% dividend rate, 59% or 66% volatility and estimated terms of 5 or 10 years. Value computed using these assumptions ranged from $1.43 to $18.34 per share.

In January 2014 the Company issued 4,336 shares of common stock to the former CEO at $1.25 per share upon his exercising options.

In January through March 2014, 9 warrant holders exercised warrants through a cashless exercise for a total of 15,442 shares of common stock.

In January and February 2014 the Company issued warrants to purchase 21,538 shares pursuant to a February 4, 2014 private placement whereby the Company issued 20,550 shares of Series A Convertible Preferred Stock raising gross proceeds of $2,055,000. The warrants are at an exercise price of $24.38.

In February 2014 the Company issued a warrant to purchase 1,482 shares of common stock at an exercise price of $20.25 to a major shareholder Dr. Samuel Herschkowitz. The warrant is in consideration for a bridge loan extended in December 2013 that has been paid in February 2014.

On March 31, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 970 shares of common stock were issued to 16 holders of Preferred Shares.

In March 2014, the Company issued 4,444 shares of common stock to a warrant holder for a partial cash exercise at $11.25 per share; issued 3,333 shares to the holder via the cashless exercise of the remainder of the warrant.

In June 2014, the Company issued 3,725 shares of common stock to a warrant holder exercising cashless warrants.

On June 30, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 1,561 shares of common stock were issued to 16 holders of Preferred Shares.

On June 30, 2014, the Company issued a warrant to purchase 5,431 shares of common stock at an exercise price of $12.38 to SOK Partners, LLC, in consideration for a bridge loan in the form of convertible notes. On September 9, 2014 the Resale Registration Statement went into effect. The convertible note agreement provided an immediate approximately 11% reduction to the warrant agreement. Therefore, the warrant has been adjusted to purchase 4,831 shares of common stock at an exercise price of $12.38 to SOK Partners, LLC in consideration for a bridge loan.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

In July 2014, the Company issued warrants to purchase 28,986 shares of common stock at an exercise price of $12.38 to two lenders in consideration for a bridge loan in the form of convertible notes. The shares above reflect approximately an 11% reduction resulting from the Resale Registration Statement that went effective September 9, 2014.

In August 2014, the Company issued warrants to purchase 61,539 of common stock at an exercise price of $24.38 to the Purchasers of the Preferred Shares. The Securities Purchase Agreement with the Preferred Shareholders stipulated that if the Company was not listed on either the NASDAQ Stock Market, the New York Stock Exchange or the NYSE MKT within 180 days of closing the agreement then warrants to purchase the above additional shares would be issued in aggregate to the Preferred Shareholders.

In August and September 2014, the Company issued warrants to purchase 37,440 shares of common stock at an exercise price of $12.38 to four lenders in consideration for a bridge loan in the form of convertible notes. The shares above reflect the approximate 11% reduction resulting from the Resale Registration Statement that went effective September 9, 2014.

On September 30, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 1,561 shares of common stock were issued to 16 holders of Preferred Shares.

In November 2014, the Company issued 13,700 shares of common stock, par value $0.01, in escrow for debt settlement.

On December 31, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 1,559 shares of common stock were issued to 16 holders of Preferred Shares.

For grants of stock options and warrants in 2014 the Company used a 1.44% to 2.75% risk-free interest rate, 0% dividend rate, 59% or 66% volatility and estimated terms of 5 or 10 years. Value computed using these assumptions ranged from $3.2006 to $13.9195 per share.

The following summarizes transactions for stock options and warrants for the periods indicated:

	Stock Options		Warrants
		Average		Average
	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price
Outstanding at December 31, 2012	168,856	$6.75	468,431	$9.75

Issued	239,816	6.75	343,196	9.00
Expired	(15,467)	18.00	(111,025)	13.50
Exercised	(7,472)	0.75	(238,682)	8.25

Outstanding at December 31, 2013	385,733	$6.75	461,920	$10.50

Issued	75,683	8.12	161,375	3.81
Expired	(7,879)	23.58	(81,851)	13.54
Exercised	(4,936)	1.76	(40,722)	8.38

Outstanding at December 31, 2014	448,601	$7.51	500,722	$7.95

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

At December 31, 2014, 429,930 stock options are fully vested and currently exercisable with a weighted average exercise price of $7.19 and a weighted average remaining term of 7.94 years. There are 500,722 warrants that are fully vested and exercisable. Stock-based compensation recognized in 2014 and 2013 was $723,367 and $3,700,070, respectively. The Company has $198,220 of unrecognized compensation expense related to non-vested stock options that are expected to be recognized over the next 16 months.

The following summarizes the status of options and warrants outstanding at December 31, 2014:

Range of Exercise Prices	Shares	Weighted Average Remaining Life
Options:
$0.75	7,333	6.52
$4.875	134	8.20
$5.25	2,031	7.62
$5.625	192,000	8.21
$5.925	23,206	8.22
$6.00	123,998	7.63
$6.50	3,845	10.00
$6.60	5,332	7.07
$8.25	3,636	9.76
$9.9375	3,019	8.54
$10.50	3,238	8.54
$11.25	13,666	8.08
$12.75	10,069	9.29
$13.875	2,160	9.25
$15.00	3,334	9.22
$17.25	40,261	9.19
$18.75	3,335	9.15
$20.25	4,940	9.01
$21.75	1,336	8.77
$23.85	1,260	8.75
$24.75	334	8.73
$25.6125	134	8.49
Total	448,601

Warrants:
$0.75	400	0.94
$6.00	102,857	3.20
$9.00	2,666	3.07
$11.25	204,200	3.02
$12.375	71,257	4.61
$12.38	5,557	4.85
$13.50	4,444	3.47
$14.85	23,612	3.41
$15.00	1,168	0.09
$20.25	1,481	4.13
$24.375	83,080	4.46
Total	500,722

Stock options and warrants expire on various dates from January 2015 to December 2024.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

The shareholders approved an increase in authorized shares to 1,066,067 shares in an annual shareholder meeting held on June 22, 2010 and approved an increase in authorized shares to 2,666,667 shares in a special shareholder meeting held on September 7, 2011.

The shareholders approved an increase in authorized shares to 4,000,000 shares in a special shareholder meeting held on January 15, 2013.

The shareholders approved an amendment of the Company’s 2012 Stock Incentive Plan to increase the reserve of shares authorized for issuance to 666,667 shares and to increase the threshold of limitation on certain grants to 266,667 shares on April 15, 2013.

An increase from 4,000,000 to 10,666,667 authorized shares, and an amendment of the Company’s 2012 Stock Incentive Plan to increase the reserve of shares authorized for issuance to 1,333,334 shares was approved at the September 10, 2013 annual meeting.

Stock Options and Warrants Granted by the Company

The following table is the listing of stock options and warrants as of December 31, 2014 by year of grant:

Stock Options:
Year	Shares	Price
2011	11,666	$.75
2012	126,029	5.25 – 6.00
2013	238,556	4.875 – 25.613
2014	72,350	6.50 – 18.75
Total	448,601	$.75 – 25.613

Warrants:
Year	Shares	Price
2010	400	$.75
2012	71,368	11.25 – 15.00
2013	267,579	6.00 – 14.85
2014	161,375	12.375 – 24.375
Total	500,722	$.75 – 24.375

NOTE 4 – SHORT-TERM NOTES PAYABLE

On July 23, 2014, the Company entered into a Securities Purchase Agreement (the “SOK Securities Purchase Agreement”) with SOK Partners, LLC, an affiliate of the Company (“SOK”), pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $122,196 (the “SOK Note”), which SOK Note shall be convertible into a certain amount of shares (the “SOK Conversion Shares”) of Common Stock, in accordance with the terms of the SOK Note, and (ii) a warrant (the “SOK Warrant”) to initially acquire up to 5,431 additional shares of Common Stock (the “SOK Warrant Shares,” and collectively with the SOK Note, the SOK Warrant and the SOK Conversion Shares, the “SOK Securities”) for an aggregate purchase price of $100,000 (with the reduced principal amount as described below representing an approximately 8.7% original issue discount) (the “SOK Convertible Notes Offering”). Upon effectiveness of the Resale Registration Statement (as defined below) on September 9, 2014, the principal amount of the note was reduced to $108,696 and the number of warrants was reduced to 4,831 shares.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 – SHORT-TERM NOTES PAYABLE (CONTINUED)

Also, on July 23, 2014, the Company entered into a Securities Purchase Agreement with 31 Group, LLC (an affiliate of Aegis Capital Corp., the underwriter for the Company’s pending public offering) pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $610,978 (subsequently reduced to $543,478) (the “31 Group Note”), which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the 31 Group Note, (ii) a warrant (the “31 Group Warrant”) to initially acquire up to 27,155 additional shares of Common Stock (subsequently reduced to 24,155 shares) (the “31 Group Conversion Shares,” and collectively with the 31 Group Note, the 31 Group Warrant and the 31 Conversion Shares, the “31 Group Securities”) for an aggregate purchase price of $500,000 (representing an approximately 8.7% original issue discount) (the “31 Group Convertible Notes Offering”).

On July 31, 2014, August 8, 2014, August 12, 2014, September 4, 2014 and September 5, 2014, the Company entered into Securities Purchase Agreements (collectively, the “Affiliate Securities Purchase Agreements”) with certain affiliates of the Company and certain persons with whom the Company was required to have a pre-existing relationship (the “Affiliates”) pursuant to which the Company agreed to issue and sell (i) senior convertible notes, in an original aggregate principal amount of $1,069,222 (subsequently reduced to $951,086) (the “Affiliate Notes”), which Affiliate Notes shall be convertible into a certain amount of shares (the “Affiliate Conversion Shares”) of the Company’s Common Stock in accordance with the terms of the Affiliate Notes, and (ii) warrants (the “Affiliate Warrants”) to initially acquire up to 48,879 additional shares of Common Stock (subsequently reduced to 42,271 shares) (the “Affiliate Warrant Shares,” and collectively with the Affiliate Notes, the Affiliate Warrants and the Affiliate Conversion Shares, the “Affiliate Securities”) for an aggregate purchase price of $875,000 (representing an approximately 8.7% original issue discount) (the “Affiliate Convertible Notes Offering”).

The SOK Note, 31 Group Note and the Affiliate Notes mature on July 23, 2015 (subject to extension as provided in the Notes) and, in addition to the original issue discount, accrue interest at a rate of 12.0% per annum. The Notes are convertible at any time after issuance, in whole or in part, at the Investor’s or SOK’s option, as the case may be, into shares of Common Stock, at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three volume weighted average prices of the Common Stock during the ten consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 72.5% (or if an event of default has occurred and is continuing, 70%), and (ii) $11.25 (as adjusted for stock splits, stock dividends, recapitalizations or similar events).

On September 30, 2014, the SOK Note, 31 Group Note and the Affiliate Notes had a combined amortization of $250,494. At the same point in time the SOK Note, the 31 Group Note and the Affiliate Notes had a combined original issue discount of $103,088. Additionally, as of September 30, 2014, the 31 Group, LLC converted $40,000 of their note. One of the affiliate investors also converted $40,000 of their note by September 30, 2014.

In October 2014, the 31 Group LLC converted $40,000 of their note, and one of the affiliate investors converted $80,000 of their note.

On November 18, 2014, one of the other affiliate investors converted their entire note totaling $280,615.81.

On December 31, 2014, the SOK Note, 31 Group Note and the Affiliates Note had a combined amortization of $137,470. At the same point in time the SOK Note, the 31 Group Note and the Affiliates Note had a combined original issue discount of $56,627.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - LOSS PER SHARE

The following table presents the shares used in the basic and diluted loss per common share computations:

	Year Ended
	December 31,
	2014	2013
Numerator:
Net loss available in basic and diluted calculation	$(6,833,568)	$(9,406,304)

Denominator:
Weighted average common shares outstanding-basic	2,990,471	2,026,115

Effect of dilutive stock options and warrants (1)	—	—

Weighted average common shares outstanding-diluted	2,990,471	2,026,115

Loss per common share-basic and diluted	$(2.29)	$(4.64)

———————

(1)

The number of shares underlying options and warrants outstanding as of December 31, 2014 and December 31, 2013 are 949,323 and 847,777, respectively. The effect of the shares that would be issued upon exercise of such options and warrants has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

NOTE 6 – INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods.  Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

There is no income tax provision in the accompanying statements of operations due to the cumulative operating losses that indicate a 100% valuation allowance for the deferred tax assets and state income taxes is appropriate.

During September 2013, the Company experienced an "ownership change" as defined in Section 382 of the Internal Revenue Code which could potentially limit the ability to utilize the Company’s net operating losses (NOLs). The general limitation rules allow the Company to utilize its NOLs subject to an annual limitation that is determined by multiplying the federal long-term tax-exempt rate by the Company’s value immediately before the ownership change.

At December 31, 2013, the Company had approximately $13.0 million of gross NOLs to reduce future federal taxable income, the majority of which are expected to be available for use in 2015, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2022 if unused. The Company also had approximately $13.6 million of gross NOLs to reduce future state taxable income at December 31, 2013, which will expire in years 2022 through 2033 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2013, the federal and state valuation allowances were $6.0 million and $1.2 million, respectively.

At December 31, 2014, the Company had approximately $18.7 million of gross NOLs to reduce future federal taxable income, the majority of which are expected to be available for use in 2015, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2022 if unused. The Company also had approximately $12.4 million of gross NOLs to reduce future state taxable income at December 31, 2014, which will expire in years 2022 through 2034 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2014, the federal and state valuation allowances were $8.1 million and $1.0 million, respectively.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 – INCOME TAXES (CONTINUED)

The components of deferred income taxes at December 31, 2014 and December 31, 2013 are as follows:

	December 31,
	2014	2013

Deferred Tax Asset:
Net Operating Loss	$7,919,000	$3,259,000
Other	1,150,000	59,000
Total Deferred Tax Asset	9,069,000	3,318,000
Less Valuation Allowance	9,069,000	3,318,000
Net Deferred Income Taxes	$—	$—

NOTE 7 – RENT OBLIGATION

The Company leases its principal office under a lease that can be cancelled after three years with proper notice per the lease and an amortized schedule of adjustments that will be due to the landlord. The lease extends five years and expires January 2018. In addition to rent, the Company pays real estate taxes and repairs and maintenance on the leased property. Rent expense was $64,753 and $61,150 for 2014 and 2013, respectively.

The Company’s rent obligation for the next four years are as follows:

2015	$37,000
2016	$38,000
2017	$39,000
2018	$3,000

NOTE 8 – LIABILITY FOR EQUITY-LINKED FINANCIAL INSTRUMENTS

The Company adopted ASC 815- Derivatives and Hedging (“ASC 815”) on January 1, 2009. ASC 815 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity's own stock. It was effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which was the Company's first quarter of 2009. Many of the warrants issued by the Company contain a strike price adjustment feature, which upon adoption of ASC 815, changed the classification (from equity to liability) and the related accounting for warrants with a $479,910 estimated fair value of as of January 1, 2009. An adjustment was made to remove $486,564 from paid-in capital (the cumulative values of the warrants on their grant dates), a positive adjustment of $6,654 was made to accumulated deficit, representing the gain on valuation from the grant date to January 1, 2009, and $479,910 was booked as a liability. The warrants issued in 2011 do not contain a strike price adjustment feature and, therefore, are not treated as a liability.

The January 1, 2009 valuation was computed using the Black-Scholes valuation model based upon a 2.5-year expected term, an expected volatility of 63%, an exercise price of $34.50 per share, a stock price of $26.25, a zero dividend rate and a 1.37% risk free interest rate. Subsequent to January 1, 2009 these warrants were re-valued at the end of each quarter and a gain or loss was recorded based upon their increase or decrease in value during the quarter. Likewise, new warrants that were issued during 2009 and 2010 were valued, using the Black- Scholes valuation model on their date of grant and an entry was made to reduce paid-in capital and increase the liability for equity-linked financial instruments. These warrants were also re-valued at the end of each quarter based upon their expected life, the stock price, the exercise price, assumed dividend rate, expected volatility and risk free interest rate. A significant reduction in the liability was realized in 2010 primarily due to a reduction from $37.50 to $16.50 per share in the underlying stock price. The Company realized a slight increase in the liability for existing warrants during the first quarter of 2012. In 2013 there was a significant decrease in the liability primarily due to current expirations and the amount of warrants reaching expiration in the near term. In 2014, all warrants expired and the liability was reduced to zero.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 – LIABILITY FOR EQUITY-LINKED FINANCIAL INSTRUMENTS (CONTINUED)

The inputs to the Black-Scholes model during 2009 through 2014 were as follows:

Stock price	$3.75 - $37.50
Exercise price	$.75 - $24.38
Expected life	2.0 to 6.5 years
Expected volatility	59%
Assumed dividend rate	—%
Risk-free interest rate	.13% to 2.97%

The original valuations, annual gain (loss) and end of year valuations are shown below:

	Initial Value	Annual Gain (Loss)	Value at 12/31/09	2010 Gain (Loss)	Value at 12/31/10	2011 Gain (Loss)	Value at 12/31/2011	2012 Gain (Loss)	Value at 12/31/2012	2013 Gain (Loss)	Value at 12/31/2013	2014 Gain (Loss)	Value at 12/31/2014
January 1, 2009 adoption	$479,910	$(390,368)	$870,278	$868,772	$1,506	$(88,290)	$89,796	$(21,856)	$111,652	$100,053	$11,599	$11,599	$—
Warrants issued in quarter ended 6/30/2009	169,854	20,847	149,007	147,403	1,604	(4,689)	6,293	6,293	—	—	—	—	—
Warrants issued in quarter ended 9/30/2009	39,743	(738)	40,481	40,419	62	(1,562)	1,624	910	714	714	—	—	—
Warrants is used in quarter ended 12/31/2009	12,698	617	12,081	12,053	28	(724)	752	415	337	337	—	—	—
Subtotal	702,205		1,071,847
Warrants issued in quarter ended 3/31/2010	25,553			25,014	539	(5,570)	6,109	3,701	2,408	2,408	—	—	—
Warrants issued in quarter ended 6/30/2010	31,332			30,740	592	(6,122)	6,714	6,083	631	631	—	—	—
Warrants issued in quarter ended 9/30/2010	31,506			20,891	10,615	(44,160)	54,775	1,338	53,437	53,437	—	—	—
Total	$790,596	$(369,642)	$1,071,847	$1,145,292	$14,946	$(151,117)	$166,063	$(3,116)	$169,179	$157,580	$11,599	$11,599	$—

NOTE 9 – RELATED PARTY TRANSACTIONS

The Audit Committee has the responsibility to review and approve all transactions to which a related party and the Company may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements.

Convertible Note Issuances to Dr. Samuel Herschkowitz and SOK Partners, LLC

On September 11, 2013, both the Herschkowitz Note and the SOK Note (each as defined below in this Note 9) were converted in full by the holders thereof at $0.014 per share. The principal and interest balance of the Herschkowitz Note of $314,484 was converted into 299,509 shares of common stock. The principal and interest balance of the SOK Note of $680,444 was converted into 648,050 shares of common stock. The collateral that secured these notes was released back to the Company.

The remaining disclosure of this Note 9 provides historical information regarding the Herschkowitz Note, the SOK Note and certain other convertible note issuances.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED)

On March 28, 2012, the Company, entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 (the “SOK Purchase Agreement”) with SOK Partners, LLC (“SOK Partners”), and an investment partnership. Josh Kornberg, who is a member of the Company’s Board of Directors, and Dr. Samuel Herschkowitz are affiliates of the manager of SOK Partners. Pursuant to the SOK Purchase Agreement, the Company issued a 20.0% convertible note due August 2012 in the principal amount of up to $600,000. Principal and accrued interest on the note is due and payable on August 28, 2012. The Company’s obligations under the note are secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The SOK Purchase Agreement and the note include customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness and bankruptcy and insolvency defaults. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the note, and interest rate of twenty-four (24%) percent per annum accrues if the note is not paid when due.

On March 28, 2012, the Company received an advance of $84,657 under the note, including a cash advance of $60,000 net of a prepayment of interest on the first $300,000 in advances under the note. The holder of the note is entitled to convert the note into shares of common stock of the Company at an initial conversion price per share of $4.88 per share, subject to adjustment in the event of (1) certain issuances of common stock or convertible securities at a price lower than the conversion price of the note, and (2) recapitalizations, stock splits, reorganizations and similar events. In addition, the Company is required to issue two installments of an equity bonus to SOK Partners in the form of common stock valued at the rate of $4.88 per share. In March 2012, the Company issued the first equity bonus to SOK Partners, consisting of 61,539 shares of common stock, with a second installment due within five business days after SOK Partners has made aggregate advances under the note of at least $300,000. In May 2012 the Company issued the second installment consisting of 61,539 shares of common stock subsequent to SOK Partners surpassing the aggregate advances of $300,000. Until the maturity date of the note, if the Company obtains financing from any other source without the consent of SOK Partners, then the Company is required to issue additional bonus equity in an amount equal to $600,000 less the aggregate advances on the note made prior to the breach. The principal balance of the SOK Note was $357,282 as of December 31, 2012.

As long as any amount payable under the SOK Note remains outstanding, SOK Partners or its designee is entitled to appoint a new member to the Company’s Board of Directors, who will be appointed upon request. Mr. Koenigsberger was appointed to the Board by SOK Partners on June 25, 2012.

On March 28, 2012, the Company signed an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, with Dr. Samuel Herschkowitz (as amended, the “Herschkowitz Purchase Agreement”). Pursuant to the Herschkowitz Purchase Agreement, the Company issued a 20.0% convertible note due June 20, 2012 in the principal amount of $240,000 for previous advances under the note. The Company’s obligations under the note are secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The Company has previously issued to Dr. Herschkowitz an equity bonus consisting of 20,623 shares of common stock. An additional 100,000 shares were transferred to Dr. Herschkowitz effective in April 2012, upon the occurrence of an event of default on the note. On August 13, 2012, the Company entered into a settlement and forbearance agreement described below, relating to the defaults under the Herschkowitz Note and other matters.

As long as any amount payable under the Herschkowitz Note remains outstanding, Dr. Herschkowitz or his designee is entitled to appoint a special advisor to the Company’s Board of Directors, to be appointed as a member upon request. Pursuant to this authority, Josh Kornberg was appointed to the Board on March 9, 2012. In addition, pursuant to this authority, Mr. Koenigsberger was appointed to the Board on June 25, 2012.

Pursuant to a letter dated April 12, 2012, Dr. Herschkowitz advised the Company of the occurrence of numerous events of default under the terms of the Herschkowitz Note and the Herschkowitz Note Purchase Agreement. As a result of such events of default, Dr. Herschkowitz asserted significant rights as a secured creditor of the Company, including his rights as a secured creditor with a security interest in substantially all assets of the Company. Without a settlement relating to the defaults and other matters, Dr. Herschkowitz could have taken action to levy upon the Company’s assets, including patents and other intellectual property.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED)

In addition, the Company and Atlantic Partners Alliance LLC (“APA”) were parties to a letter agreement dated March 14, 2012, providing APA and its affiliates (including Dr. Herschkowitz and SOK) with rights to avoid dilution relating to additional issuances of equity securities by the Company through July 14, 2012, evidencing the parties’ intent that APA would be provided with significant protection against dilution. This protection was in recognition of APA’s investments in the Company involving a high degree of risk and the Company’s contemplated need for restructuring its indebtedness, which were anticipated to result, and have resulted, in significant dilution. The parties acknowledged that Dr. Herschkowitz and SOK would not have made their historical cash investments in the Company to the same degree had the dilution protection not been provided, and the investments by these parties have enabled the Company to avoid insolvency. Since the respective dates of the Herschkowitz Note Purchase Agreement and the SOK Note Purchase Agreement, the Company had issued in excess of 213,334 shares of common stock to parties other than APA and its affiliates, resulting in significant dilution.

Effective August 15, 2012, the Company entered into a letter agreement with Dr. Herschkowitz, APA and SOK (the “Forbearance Agreement”). Under the Forbearance Agreement, among other things, (i) Dr. Herschkowitz agreed to forbear from asserting his rights as a secured creditor to substantially all of the Company’s assets, resulting from the Company’s defaults; (ii) the Company issued an aggregate 353,334 shares of common stock to Dr. Herschkowitz and SOK and adjusted the conversion price of their convertible notes to $1.05 per share from $4.88 per share, to satisfy the Company’s obligations to adjust for dilution; (iii) Dr. Herschkowitz and SOK agreed to extend the maturity of their notes to December 31, 2012; (iv) the Company agreed to pay certain compensation to Dr. Herschkowitz upon the achievement of financial milestones; and (v) Dr. Herschkowitz clarified and waived certain of his rights, including the right to interest at a penalty rate upon default.

In the Forbearance Agreement, Dr. Herschkowitz agreed to forbear from exercising any of his rights arising under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement with respect to the existing defaults against the Company, subject to the limitations set forth in the letter agreement and without releasing or waiving any future breach of the letter agreement. He further agreed to forbear from exercising any rights with respect to events of default, security interests in the collateral and other similar remedies against the Company or his interests under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement until the occurrence of an event of default under the Herschkowitz Note: (a) that does not constitute an existing default; and (b) occurs and accrues after the date of the letter agreement.

Dr. Herschkowitz and the Company acknowledged that 100,000 shares of the Company’s common stock, constituting the “penalty shares” under the Herschkowitz Note Purchase Agreement, were delivered to Dr. Herschkowitz in April 2012 as provided in the Herschkowitz Note Purchase Agreement upon an event of default. Notwithstanding a provision that would have increased the rate of interest from 20% to 24% upon an event of default, Dr. Herschkowitz agreed that the Company would not pay the increased rate of interest but would accrue interest at 20% until a subsequent event of default.

Under the Forbearance Agreement, the Herschkowitz Note and the SOK Note were amended as follows: (i) the due dates of the notes were extended to December 31, 2012 from the previous due dates of June 20, 2012 and August 28, 2012, respectively; (ii) Dr. Herschkowitz will release his security agreement after payment of all currently outstanding promissory notes to parties other than SOK; and (iii) the Herschkowitz Note was amended to add certain events of default relating to judgments against the Company or other creditors taking action with respect to the collateral. In consideration of the extension additional milestone fees were revised as described below. Pursuant to a Forbearance and Settlement Agreement with these parties dated August 15, 2012, as subsequently amended, the due date of these notes were extended to August 31, 2013.

APA and its affiliates agreed to terminate the letter agreement regarding dilution dated March 14, 2012. In consideration of the various provisions of the letter agreement and in recognition of the understanding of the parties regarding dilution and the agreements of APA and its affiliates to forbear and to extend the due dates of the notes, the Company (i) issued 176,667 shares to Dr. Herschkowitz, (ii) issued 176,667 shares to SOK, and (iii) the conversion price of the Herschkowitz Note and the SOK Note, respectively was changed to $1.05 per share from $4.88 per share.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED)

In the event that the Company consummated the following series of transactions on or prior to June 30, 2013: (i) a merger or similar transaction with a public shell company, (ii) raising between $2 million and $4 million through an offering of the securities of the public shell company concurrent with or subsequent to the shell merger; and (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5 million and $30 million, then the Company would have to be required to deliver to Dr. Herschkowitz the following compensation: (A) $75,000 upon consummating the shell merger, (B) $150,000 upon consummating the qualifying financing round; and (C) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000. The Company was also required to reimburse Dr. Herschkowitz at his actual out-of-pocket cost for reasonable expenses incurred in connection with the shell transactions, with a maximum limit of $10,000 for such expenses.

In connection with the extension of the due date for the Herschkowitz Note and the SOK Note on March 6, 2013, the milestone fees were revised. The following fees were payable to Dr. Herschkowitz in the event that the Company consummates the following series of transactions on or prior to December 31, 2013: (i) financing raising not less than $1 million, compensation of $75,000; (ii) a going private transaction, compensation of $200,000 or greater; and (iii) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $3,000,000. In May 2013 Dr. Herschkowitz received $75,000 after the Company surpassed raising $1 million.

As a result of the transactions under the Forbearance Agreement and other investments, Dr. Herschkowitz, SOK and their affiliates currently own shares of common stock and securities representing beneficial ownership of more than 49% of the Company’s outstanding common stock, giving such parties significant control over election of the Board of Directors and other matters.

On November 6, 2012, the Company issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. The Company issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes. The notes bear interest at a rate of 20% per annum and are secured by a security interest in the Company’s accounts receivable, patents and certain patent rights and are convertible into common stock upon certain mergers or other fundamental transactions at a conversion price based on the trading price prior to the transaction. The proceeds from this transaction were used to pay off approximately $155,000 in principal amount of secured indebtedness. Such notes were converted in April 2013 in to 13,889 shares of common stock at $7.50 per share.

In December 2013 the Company received an additional $300,000 in debt financing from SOK Partners under a non-convertible grid note due February 28, 2014, with 10% interest based on a 365 day year. Dr. Herschkowitz received 10% of the gross proceeds in advance, and the Company received $250,000 in three tranches in December 2013. In January 2014, the Company received an additional $20,000 from SOK Partners completing the grid note maximum. Should the company default on the note the interest rate will increase to 20% interest based on a 365 day year. In February 2014, the Company wired $305,589.04 to SOK Partners in complete payment of the grid note, including interest.

In connection with the sale of the Preferred Shares on February 4, 2014 as described in Note 3, Josh Kornberg, our CEO, was one of the Purchasers. Mr. Kornberg purchased 19,231 Preferred Shares for a purchase price of $25,000 and received warrants to purchase 52 shares of common stock.

On July 23, 2014, the Company entered into the SOK Securities Purchase Agreement pursuant to which the Company agreed to issue and sell certain securities to SOK, as described in Note 4 of this Report.

NOTE 10 – RETIREMENT SAVINGS PLANS

We have a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2013, and again in 2014, we matched 100%, of the employee’s contribution up to 4.0% of their earnings. The employer contribution was $37,730 and $32,790 in 2014 and 2013. There were no discretionary contributions to the plan in 2014 and 2013.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 – COMMITMENTS AND CONTINGENCIES

On July 17, 2014, Skyline Medical Inc. (the “Company”) and a stockholder entered into a settlement agreement and release (the “Settlement Agreement”) with Marshall Ryan (“Ryan”) and a company related to Ryan (together, the “Plaintiffs”). The settlement relates to a previously disclosed lawsuit by the Plaintiffs initiated in March 2014. Ryan is an engineer who previously worked with the Company on design of certain of the Company’s products. The lawsuit alleged among other things, breach of a 2008 consulting agreement, a 2006 manufacturing agreement and a 2006 supply agreement among the Plaintiffs and the Company, various claims of fraud and negligent misrepresentation, and breach of the duty of good faith and fair dealing.

Under the Settlement Agreement, the parties have agreed that the lawsuit will be dismissed. The Company has agreed to pay Ryan an aggregate of $500,000 in various cash installments through April 25, 2015, which amount includes $200,000 in installments that are payable during the remainder of 2014. The Settlement Agreement, among other things, extinguishes any prior claims of Plaintiffs for royalties or other alleged rights to payments under their prior agreements with the Company. Payment of the outstanding balance under the Settlement Agreement will be accelerated if the Company raises $2 million or more of gross dollars in a single funding round or raises aggregate funding of $4 million of gross dollars on or before April 10, 2015. If the Company defaults on the required cash payments and fails to cure as provided in the Settlement Agreement, then Ryan will have the option to either sue Skyline to enforce the Settlement Agreement or rescind the Settlement Agreement, including returning all payments previously made thereunder.

The Settlement Agreement also contains mutual releases covering claims other than a breach of the Settlement Agreement. In the Settlement Agreement, Ryan fully, unconditionally and irrevocably affirms and ratifies the Company’s rights to Ryan’s prior patent assignments, and disclaims any right, title or interest in the Company’s Streamway product including any claims to royalties both past and future. In addition, the parties confirmed that the patents related to the Streamway product belong exclusively to Skyline and remain in full force and effect.

NOTE 12 – SUPPLEMENTAL CASH FLOW DATA

Cash payments for interest were $47,111 and $57,281 for the fiscal years ended December 31, 2014 and December 31, 2013, respectively.

SKYLINE MEDICAL INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash	$44,103	$16,384
Accounts Receivable	15,855	57,549
Inventories	257,668	367,367
Prepaid Expense and other assets	202,591	190,015
Total Current Assets	520,217	631,315

Fixed Assets, net	147,243	196,479
Intangibles, net	77,995	73,183

Total Assets	$745,455	$900,977

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts Payable	2,474,186	2,194,518
Accrued Expenses	3,474,043	3,066,379
Short-term notes payable net of discounts of $0 and $194,097 (See Note 4)	933,074	937,424
Deferred Revenue	8,375	5,000
Total Current Liabilities	6,889,678	6,203,321

Accrued Expenses	—	213,883
Total Liabilities	$6,889,678	$6,417,204

Commitments and Contingencies	—	—

Stockholders’ Deficit:
Series A Convertible Preferred Stock, $.01 par value, $100 Stated Value, 20,000,000 authorized, 20,550 outstanding	206	206
Common Stock, $.01 par value, 100,000,000 authorized, 3,312,863 and 3,092,766 outstanding	33,128	30,927
Additional paid-in capital	30,935,472	30,093,745
Accumulated Deficit	(37,113,029)	(35,641,105)
Total Stockholders' Deficit	(6,144,223)	(5,516,227)

Total Liabilities and Stockholders' Deficit	$745,455	$900,977

See Notes to Condensed Financial Statements

SKYLINE MEDICAL INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$234,012	$318,293	$385,286	$388,513

Cost of goods sold	83,566	98,365	179,534	129,448

Gross Margin	150,446	219,928	205,752	259,065

General and administrative expense	856,219	1,330,222	728,424	2,509,504

Operations expense	151,313	291,584	172,630	556,859

Sales and marketing expense	139,026	319,303	372,983	524,223

Interest expense	189,215	14,773	342,837	32,897

Gain on valuation of equity-linked financial instruments	—	—	—	(11,469)

Total expense	1,335,773	1,955,882	1,616,874	3,612,014

Net loss available to common shareholders	$(1,185,327)	$(1,735,954)	$(1,411,122)	$(3,352,949)

Loss per common share basic and diluted	$(0.36)	$(0.58)	$(0.44)	$(1.13)

Weighted average shares used in computation, basic and diluted	3,263,356	2,968,279	3,182,706	2,958,965

See Notes to Condensed Financial Statements

SKYLINE MEDICAL INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

(UNAUDITED)

	Preferred	Common Stock
	Stock	Shares	Amount	Paid-in Capital	Deficit	Total
Balance at 12/31/13	$—	2,932,501	$29,325	$25,449,636	$(28,697,415)	$(3,218,454)
Shares issued for cashless warrant exercise at $15.00 per share		1,728	17	1,279		1,296
Shares issued for option exercise at $1.25 per share		4,336	43	5,387		5,430
Shares issued at $20.63 per share as Investor Relations compensation		2,000	20	41,230		41,250
Shares issued for cashless warrant exercise at $12.75 per share		3,323	33	2,460		2,493
Shares issued for an option exercise at $5.25 per share		267	3	1,397		1,400
Shares issued for cashless warrant exercise at $.75 per share		2,174	22	1,608		1,630
Shares issued for warrant exercise at $13.50 per share		2,667	27	35,973		36,000
Shares issued at $18.75 per share as Investor Relations compensation		1,333	13	24,987		25,000
Reduction in escrow account per settlement agreement		(4,444)	(44)	(3,289)		(3,333)
Shares issued for cashless warrant exercise at $7.50 per share		4,807	48	3,557		3,605
Shares issued for cashless warrant exercise at $5.63 per share		3,112	31	2,302		2,333
Shares issued for cashless warrant exercise at $12.75 per share		299	3	221		224
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		972	10	18,909	(18,919)	—
Vesting Expense			—	705,434		705,434
Options issued as part of employee bonus			—	694,500		694,500
Shares issued for combined cashless and cash warrant exercise at $11.25 per share		7,778	78	52,422		52,500
Issuance of Preferred stock	206		—	2,054,795		2,055,001
Shares issued to Investor Relations consultant exercisable at $11.25 per share		2,133	21	23,979		24,000
Shares issued to Investor Relations consultant exercisable at $18.75 per share		1,333	13	24,987		25,000
Shares issued for cashless warrant exercise at $13.50 per share		3,725	37	2,757		2,794
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		1,561	16	30,384	(30,400)	—
Value of equity instruments issued with debt			—	313,175		313,175
Shares issued for cashless warrant exercise at $9.75 per share		1,410	14	1,044		1,058
Shares issued for a cash warrant exercise at $5.63 per share		11,111	111	62,389		62,500
Shares issued for an option exercise at $5.25 per share		333	3	1,747		1,750
Shares issued for a note conversion at $6.68 per share		3,018	30	19,970		20,000
Shares issued for a note conversion at $6.68 per share		3,019	30	19,970		20,000
Shares issued for a note conversion at $5.85 per share		3,435	34	19,966		20,000
Shares issued for a note conversion at $5.03 per share		3,894	38	19,962		20,000
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		1,561	16	30,385	(30,401)	—
Shares issued for a note conversion at $5.14 per share		3,894	39	19,961		20,000
Shares issued for a note conversion at $5.00 per share		3,997	40	19,960		20,000
Shares issued for a note conversion at $5.26 per share		3,804	38	19,962		20,000
Shares issued for a note conversion at $5.26 per share		5,706	57	29,943		30,000
Shares issued for a note conversion at $5.95 per share		5,044	50	29,950		30,000
Shares issued into an escrow account per settlement agreement		13,700	137			137
Shares issued for a note conversion at $5.05 per share		55,568	556	280,060		280,616
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		1,561	16	30,385	(30,402)	(1)
Shares adjusted for rounding per reverse stock split		106	1	1	—	2
Net loss			—	—	(6,833,568)	(6,833,568)
Balance at 12/31/2014	$206	3,092,766	$30,927	$30,093,745	$(35,641,105)	$(5,516,227)

See Notes to Condensed Financial Statements

SKYLINE MEDICAL INC.

STATEMENT OF STOCKHOLDERS' DEFICIT (CONTINUED)

(UNAUDITED)

	Preferred	Common Stock
	Stock	Shares	Amount	Paid-in Capital	Deficit	Total
Balance at 12/31/2014	$206	3,092,766	$30,927	$30,093,745	$(35,641,105)	$(5,516,227)
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Adjustment as converted to common shares at $9.75 per share		3,122	31	(31)	—	—
Reduction in escrow account per settlement agreement		(4,444)	(44)	(3,289)		(3,333)
Shares issued for a note conversion at $2.90 per share		3,447	34	9,966		10,000
Shares issued for a note conversion at $2.96 per share		6,762	68	19,932		20,000
Shares issued for a note conversion at $2.91 per share		10,313	103	29,897		30,000
Shares issued for a note conversion at $2.77 per share		12,098	120	33,358		33,478
Shares issued for a note conversion at $2.25 per share		15,552	156	34,844		35,000
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $9.75 per share		3,121	31	30,369	(30,401)	(1)
Shares issued for a note conversion at $2.00 per share		20,000	200	39,800		40,000
Shares issued for a note conversion at $2.27283 per share		87,997	880	199,120		200,000
Shares issued for a note conversion at $2.0179 per share		14,867	149	29,851		30,000
Shares issued for a note conversion at $2.00 per share		15,000	150	29,850		30,000
Shares issued for a note conversion at $1.92417 per share		12,993	130	24,870		25,000
Shares issued for a note conversion at $1.8578 per share		16,148	162	29,838		30,000
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $9.75 per share		3,121	31	30,371	(30,401)	1
Vesting Expense			—	302,981		302,981
Net loss			—	—	(1,411,122)	(1,411,122)
Balance at 6/30/2015	$206	3,312,863	$33,128	$30,935,472	$(37,113,029)	$(6,144,223)

See Notes to Condensed Financial Statements

SKYLINE MEDICAL INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flow from operating activities:
Net loss	$(1,411,122)	$(3,352,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	39,021	25,829
Vested stock options and warrants	302,981	369,636
Equity instruments issued for management and consulting	(3,333)	111,917
Amortization of debt discount	219,097	—
Penalty on debt provision	10,031	—
Loss on Sales of Equipment	13,102	—
(Gain) loss on valuation of equity-linked instruments	—	(11,469)
Changes in assets and liabilities:
Accounts receivable	41,694	(52,395)
Inventories	109,699	(238,488)
Prepaid expense and other assets	(12,576)	(88,936)
Accounts payable	279,669	563,224
Accrued expenses	193,781	790,158
Deferred Revenue	3,375	(64,000)
Net cash used in operating activities	(214,581)	(1,947,473)

Cash flow from investing activities:
Purchase of fixed assets	—	(72,377)
Purchase of intangibles	(7,700)	(14,782)
Net cash used in investing activities	(7,700)	(87,159)

Cash flow from financing activities:
Proceeds from long-term and convertible debt	250,000	125,000
Principal payments on debt	—	(300,000)
Issuance of preferred stock	—	2,055,000
Issuance of common stock	—	92,831
Net cash provided by (used in) financing activities	250,000	1,972,831

Net increase (decrease) in cash	27,719	(61,802)
Cash at beginning of period	16,384	101,953
Cash at end of period	$44,103	$40,151

Non cash transactions:
Common stock issued for accrued interest/bonus	—	694,500
Common stock issued to satisfy debt	483,478	—

See Notes to Condensed Financial Statements

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Continuance of Operations

Skyline Medical Inc. (the "Company") was incorporated under the laws of the State of Minnesota in 2002. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. As of June 30, 2015, the registrant had 3,312,863 shares of common stock, par value $.01 per share, outstanding. Pursuant to an Agreement and Plan of Merger dated effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. The Company has developed an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. The Company also makes ongoing sales of our proprietary cleaning fluid and filters to users of our systems. In April 2009, the Company received 510(k) clearance from the FDA to authorize the Company to market and sell its STREAMWAY FMS products.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a stockholders’ deficit. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In July 2015, we filed a registration statement with the SEC in connection with a proposed public offering of a Series B Convertible Preferred Stock and Series A Warrants (the “Units”). We continue to pursue this public offering, with the intention of listing our common stock and the Units on NASDAQ.

Since inception to June 30, 2015, the Company raised approximately $9,168,000 in equity, inclusive of $2,055,000 from a private placement of Series A Convertible Preferred Stock, and $5,685,000 in debt financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers and created a new topic in the FASB Accounting Standards Codification ("ASC"), Topic 606. The new standard provides a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is not permitted. We are currently evaluating the impact this guidance may have on our financial statements and related disclosures.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 during the year 2014.

In June 2014, the FASB issued ASU 2014-12, "Compensation - Stock Compensation" providing explicit guidance on how to account for share-based payments granted to employees in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. We are currently evaluating the impact this guidance may have on our financial statements.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We reviewed all other significant newly issued accounting pronouncements and determined they are either not applicable to our business or that no material effect is expected on our financial position and results of our operations.

Valuation of Intangible Assets

We review identifiable intangible assets for impairment in accordance with ASC 350 — Intangibles —Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Our intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which we operate. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made.

Accounting Policies and Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of Taxes Collected from Customers

Sales taxes are imposed on the Company’s sales to nonexempt customers. The Company collects the taxes from customers and remits the entire amounts to the governmental authorities. The Company’s accounting policy is to exclude the taxes collected and remitted from revenues and expenses.

Shipping and Handling

Shipping and handling charges billed to customers are recorded as revenue. Shipping and handling costs are recorded within cost of goods sold on the statement of operations.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $500 and $1,417 in the three and six months ended June 30, 2015 and were $1,250 and $7,793 in the three and six months ended June 30, 2014.

Research and Development

Research and development costs are charged to operations as incurred. Research and development expenses were $58,285 and $120,947 in the three and six months ended June 30, 2015 and were $131,285 and $249,636 in the three and six months ended June 30, 2014.

Revenue Recognition

The Company recognizes revenue in accordance with the SEC’s Staff Accounting Bulletin Topic 13 Revenue Recognition and ASC 605-Revenue Recognition.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable. Delivery is considered to have occurred upon either shipment of the product or arrival at its destination based on the shipping terms of the transaction. The Company’s standard terms specify that shipment is FOB Skyline and the Company will, therefore, recognize revenue upon shipment in most cases. This revenue recognition policy applies to shipments of the STREAMWAY FMS units as well as shipments of cleaning solution kits. When these conditions are satisfied, the Company recognizes gross product revenue, which is the price it charges generally to its customers for a particular product. Under the Company’s standard terms and conditions, there is no provision for installation or acceptance of the product to take place prior to the obligation of the customer. The customer’s right of return is limited only to the Company’s standard one-year warranty whereby the Company replaces or repairs, at its option, and it would be rare that the STREAMWAY FMS unit or significant quantities of cleaning solution kits may be returned. Additionally, since the Company buys both the STREAMWAY FMS units and cleaning solution kits from “turnkey” suppliers, the Company would have the right to replacements from the suppliers if this situation should occur.

Receivables

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. Inventory balances are as follows:

	June 30,	December 31,
	2015	2014

Finished goods	$46,845	$88,362
Raw materials	200,654	237,556
Work-In-Process	10,169	41,449
Total	$257,668	$367,367

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

Years
Computers and office equipment	3 - 7
Leasehold improvements	5
Manufacturing tooling	3 - 7
Demo Equipment	3

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company’s investment in Fixed Assets consists of the following:

	June 30, 2015	December 31, 2014
Computers and office equipment	$122,889	$123,708
Leasehold improvements	23,874	23,874
Manufacturing tooling	97,288	97,288
Demo Equipment	13,706	30,576
Total	257,757	275,446
Less: Accumulated depreciation	110,514	78,967
Total Fixed Assets, Net	$147,243	$196,479

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Intangible Assets

Intangible assets consist of trademarks and patent costs. Amortization expense was $1,444 and $2,888 in the three and six months ended June 30, 2015, and was $0 in the three and six months ended June 30, 2014. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740- Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2011 remain open to examination by federal and state tax authorities.

Patents and Intellectual Property

On January 25th, 2014 the Company filed a non-provisional PCT Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25th, 2013. The Patent Cooperation Treaty (“PCT”) allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148 countries of the PCT, including the United States. By filing this single “international” patent application through the PCT, it is easier and more cost effective than filing separate applications directly with each national or regional patent office in which patent protection is desired.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Our PCT patent application is for the new model of the surgical fluid waste management system. We obtained a favorable International Search Report from the PCT searching authority indicating that the claims in our PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed in the PCT application is the ability to maintain continuous suction to the surgical field while measuring, recording and evacuating fluid to the facilities sewer drainage system. This provides for continuous operation of the STREAMWAY System unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid.

The Company holds the following granted patents in the United States and a pending application in the United States on its earlier models: US7469727, US8123731 and U.S. Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

Subsequent Events

As described in Note 3 below, on July 24, 2015, the Company amended its Certificate of Incorporation, pursuant to which the authorized common stock was increased to 100,000,000 shares of common stock and the authorized preferred stock was increased to 20,000,000 shares.

On February 4, 2014, the Company raised $2,055,000 in gross proceeds from a private placement of 20,550 shares of Series A Convertible Preferred Stock, par value $0.01, with a stated value of $100 per share (the “Series A Preferred Shares”) and warrants to purchase shares of the Company’s common stock.  In connection with the Company’s proposed offering of 1,666,667 units (the “Units”), each consisting of one share of the Company’s common stock, one share of the Company’s Series B Convertible Preferred Stock and four of the Company’s Series A Warrants, the holders of a majority of the Series A Preferred Shares have, as of July 20, 2015, agreed to exchange all of the outstanding Series A Preferred Shares for units with the same terms as the Units (the “Exchange Units”) such that for every dollar of stated value of Series A Preferred Shares tendered the holders will receive an equivalent value of Exchange Units based on the public offering price of the Units in this offering (the “Unit Exchange”).  Accordingly, assuming the public offering price for the Units is $9.00 per Unit, then all of the Series A Preferred Shares will be exchanged into 228,334 Exchange Units. The warrants that were issued in connection with the issuance of the Series A Preferred Shares will remain outstanding; however, the warrant amounts will be reduced so that the warrants will be exercisable into an aggregate of 84,770 shares of the Company’s common stock. The Unit Exchange is subject to and will be consummated currently with the consummation of the Company’s offering of Units. Each holder of Series A Preferred Shares that has agreed to the terms of the Unit Exchange has entered into the Exchange Agreement with the Company.  Upon effectiveness of the Unit Exchange, the Series A Preferred Shares will be cancelled and resume the status of authorized but unissued shares of preferred stock.

From July through September 2014, the Company entered into a series of securities purchase agreements pursuant to which the Company issued approximately $1.8 million original principal amount of convertible promissory notes (the “2014 Convertible Notes”) and warrants exercisable for shares of the Company’s common stock. The original principal amount of the 2014 Convertible Notes was subsequently reduced to approximately $1.6 million in accordance with their terms.  In April and May 2015, the Company issued and sold to Magna Equities II, LLC additional Convertible Notes in an aggregate original principal amount of $275,000 containing terms substantially similar to the 2014 Convertible Notes (the “2015 Convertible Notes” and, together with the 2014 Convertible Notes, the “Convertible Notes”).  As of June 30, 2015, $927,663 aggregate principal amount of Convertible Notes, plus accrued and unpaid interest thereto, has been converted into shares of the Company’s common stock and $933,073 aggregate principal amount of Convertible Notes remains outstanding. In connection with the Company’s proposed offering of Units, the holders of the Convertible Notes have agreed to not exercise their right to convert the Convertible Notes into shares of the Company’s common stock, in exchange for the Company’s agreement to redeem all of the outstanding Convertible Notes promptly following the consummation of the Company’s offering of Units at a redemption price equal to 140% of the principal amount, plus accrued and unpaid interest to the redemption date. The Company estimates that the total redemption price to redeem all outstanding Convertible Notes will be approximately $1.4 million. Of this amount, approximately $167,031 will be paid to its affiliates in redemption of their Convertible Notes.  Each holder of the Convertible Notes that has agreed to the foregoing terms has entered into an Amendment to Senior Convertible Notes and Agreement with the Company.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interim Financial Statements

The Company has prepared the unaudited interim financial statements and related unaudited financial information in the footnotes in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. These interim financial statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of management, are necessary to present fairly the Company’s financial position, the results of its operations and its cash flows for the interim periods. These interim financial statements should be read in conjunction with the annual financial statements and the notes thereto contained in the Form 10-K filed with the SEC on April 30, 2015. The nature of the Company’s business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

NOTE 2 – DEVELOPMENT STAGE OPERATIONS

The Company was formed April 23, 2002. Since inception to August 6, 2015, 3,312,863 shares of common stock have been issued between par value and $125.25. Operations since incorporation have been devoted to raising capital, obtaining financing, development of the Company’s product, and administrative services, customer acceptance and sales and marketing strategies.

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS

The Company has an equity incentive plan, which allows issuance of incentive and non-qualified stock options to employees, directors and consultants of the Company, where permitted under the plan. The exercise price for each stock option is determined by the Board of Directors. Vesting requirements are determined by the Board of Directors when granted and currently range from immediate to three years. Options under this plan have terms ranging from three to ten years.

On February 4, 2014, (the “Closing Date”) we raised $2,055,000 in gross proceeds from a private placement of Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”) pursuant to a Securities Purchase Agreement with certain investors (the Purchasers”) purchased 20,550 Preferred Shares, and warrants (the “Warrants”) to acquire an aggregate of approximately 21,334 shares of Common Stock. The Preferred Shares are convertible into shares of Common Stock at an initial conversion price of $19.50 per share of Common Stock. The Warrants are exercisable at an exercise price of $24.38 per share and expire five years from the Closing Date. If the Common Stock is not listed on the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE MKT within 180 days of the Closing, the Company was required to issue additional Warrants to purchase additional shares of Common Stock, equal to 30% of the shares of Common Stock which the Preferred Shares each Purchaser purchased are convertible into. As of August 4, 2014, the Company issued additional warrants to purchase 61,539 shares to the Purchasers in connection with this provision.

The Securities Purchase Agreement requires the Company to register the resale of the shares of Common Stock underlying the Preferred Shares (the “Underlying Shares”) and the Common Stock underlying the Warrants (the “Warrant Shares”). On September 9, 2014, a resale registration statement covering the Underlying Shares, the Warrant Shares and certain other securities (the “Resale Registration Statement”) was declared effective.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

The Preferred Shares are convertible at the option of the holder into the number of shares of Common Stock determined by dividing the stated value of the Preferred Shares being converted by the conversion price of $19.50, subject to adjustment for stock splits, reverse stock splits and similar recapitalization events. If the Company issues additional shares of Common Stock, other than certain stock that is excluded under the terms of the Securities Purchase Agreement, in one or more capital raising transactions with an aggregate purchase price of at least $100,000 for a price less than the then existing conversion price for the Preferred Shares (the “New Issuance Price”), then the then existing conversion price shall be reduced to the New Issuance Price, provided, however, that under no circumstances shall the New Issuance Price be less than $9.75 or reduced to a price level that would be in breach of the listing rules of any stock exchange or that would have material adverse effect on the Company’s ability to list its Common Stock on a stock exchange, including but not limited to the change of accounting treatment of the Preferred Stock. In July 2014, in connection with the issuance of certain convertible notes, the conversion price of the Preferred Stock was adjusted to $9.75 per share. Further, the Company has agreed to additional shares of Common Stock to holders of the Preferred Stock in certain circumstances, as described in the following paragraph. The Preferred Shares contain certain limitations on conversion so that the holder will not own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Shares held by the applicable holder, with the percentage subject to increase in certain circumstances. The Preferred Shares are eligible to vote with the Common Stock on an as-converted basis, but only to the extent that the Preferred Shares are eligible for conversion without exceeding the Beneficial Ownership Limitation. The Preferred Shares are entitled to receive dividends on a pari passu basis with the Common Stock, when, and if declared. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of Common Stock ranking prior to the Preferred Shares upon liquidation, the holders of the Preferred Shares shall receive, prior and in preference to the holders of any junior securities, an amount equal to $2,055,000 times 1.2, plus all declared but unpaid dividends.

The Warrants are exercisable on any day on or after the date of issuance, have an adjusted exercise price of $9.75 per share, subject to possible further adjustment, and a term of five years from the date they are first exercisable. However, a holder will be prohibited from exercising a Warrant if, as a result of such exercise, the holder, together with its affiliates, would exceed the Beneficial Ownership Limitation as described above for the Preferred Shares. If any Warrant has not been fully exercised prior to the first anniversary of the Closing and if during such period the Company has not installed or received firm purchase orders (accepted by the Company) for at least 500 STREAMWAY ® Automated Surgical Fluid Disposal Systems, then, the number of shares of Common Stock for which such Warrant may be exercised shall be increased to 2.5 times the previous amount. In January 2015, the number of shares of Common Stock for which each Warrant may be exercised was increased according to this provision. As described in Note 1 under “Subsequent Events”, the Company and the holders of the Preferred Shares have agreed to the exchange of the Preferred Shares for certain units, with an agreed-upon reduction in the number of shares for which each Warrant may be exercised.

In addition, in July, August and September 2014, the Company issued 71,257 warrants to investors in convertible notes as further described below.

Accounting for share-based payment

The Company has adopted ASC 718- Compensation-Stock Compensation ("ASC 718"). Under ASC 718 stock-based employee compensation cost is recognized using the fair value based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006. Compensation costs for unvested stock options and non-vested awards that were outstanding at January 1, 2006, are being recognized over the requisite service period based on the grant-date fair value of those options and awards, using a straight-line method. We elected the modified-prospective method under which prior periods are not retroactively restated.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model or other acceptable means. The Company uses the Black-Scholes option valuation model which requires the input of significant assumptions including an estimate of the average period of time employees will retain vested stock options before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions the Company uses in calculating the fair value of stock-based payment awards represent the Company's best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based compensation expense could be materially different in the future.

Since the Company's common stock has no significant public trading history, and the Company has experienced no significant option exercises in its history, the Company is required to take an alternative approach to estimating future volatility and estimated life and the future results could vary significantly from the Company's estimates. The Company compiled historical volatilities over a period of 2 to 7 years of 15 small-cap medical companies traded on major exchanges and 10 mid-range medical companies on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of ordinary options to employees the Company determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, the Company estimated the life to be the legal term unless there was a compelling reason to make it shorter.

When an option or warrant is granted in place of cash compensation for services, the Company deems the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason the Company also uses the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period the investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based consulting and/or compensation and, consequently, the related expense recognized.

Since the Company has limited trading history in its stock and no first-hand experience with how its investors and consultants have acted in similar circumstances, the assumptions the Company uses in calculating the fair value of stock-based payment awards represent its best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based consulting and interest expense could be materially different in the future.

Valuation and accounting for options and warrants

The Company determines the grant date fair value of options and warrants using a Black-Scholes option valuation model based upon assumptions regarding risk-free interest rate, expected dividend rate, volatility and estimated term.

In January 2014 the Company issued 4,336 shares of common stock to the former CEO at $1.25 per share upon his exercising options.

In January through March 2014, 9 warrant holders exercised warrants through a cashless exercise for a total of 15,442 shares of common stock.

In January and February 2014 the Company issued warrants to purchase 21,538 shares pursuant to a February 4, 2014 private placement whereby the Company issued 20,550 shares of Series A Convertible Preferred Stock raising gross proceeds of $2,055,000. The warrants are at an exercise price of $24.38.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

In February 2014 the Company issued a warrant to purchase 1,482 shares of common stock at an exercise price of $20.25 to a major shareholder Dr. Samuel Herschkowitz. The warrant is in consideration for a bridge loan extended in December 2013 that has been paid in February 2014.

On March 31, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 970 shares of common stock were issued to 16 holders of Preferred Shares.

In March 2014, the Company issued 4,444 shares of common stock to a warrant holder for a partial cash exercise at $11.25 per share; issued 3,333 shares to the holder via the cashless exercise of the remainder of the warrant.

In June 2014, the Company issued 3,725 shares of common stock to a warrant holder exercising cashless warrants.

On June 30, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 1,561 shares of common stock were issued to 16 holders of Preferred Shares.

On June 30, 2014, the Company issued a warrant to purchase 5,431 shares of common stock at an exercise price of $12.38 to SOK Partners, LLC, in consideration for a bridge loan in the form of convertible notes. On September 9, 2014 the Resale Registration Statement went into effect. The convertible note agreement provided an immediate approximately 11% reduction to the warrant agreement. Therefore, the warrant has been adjusted to purchase 4,831 shares of common stock at an exercise price of $12.38 to SOK Partners, LLC in consideration for a bridge loan.

In July 2014, the Company issued warrants to purchase 28,986 shares of common stock at an exercise price of $12.38 to two lenders in consideration for a bridge loan in the form of convertible notes. The shares above reflect approximately an 11% reduction resulting from the Resale Registration Statement that went effective September 9, 2014.

In August 2014, the Company issued warrants to purchase 61,539 of common stock at an exercise price of $24.38 to the Purchasers of the Preferred Shares. The Securities Purchase Agreement with the Preferred Shareholders stipulated that if the Company was not listed on either the NASDAQ Stock Market, the New York Stock Exchange or the NYSE MKT within 180 days of closing the agreement then warrants to purchase the above additional shares would be issued in aggregate to the Preferred Shareholders.

In August and September 2014, the Company issued warrants to purchase 37,440 shares of common stock at an exercise price of $12.38 to four lenders in consideration for a bridge loan in the form of convertible notes. The shares above reflect the approximate 11% reduction resulting from the Resale Registration Statement that went effective September 9, 2014.

On September 30, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 1,561 shares of common stock were issued to 16 holders of Preferred Shares.

In November 2014, the Company issued 13,700 shares of common stock, par value $0.01, in escrow for debt settlement.

On December 31, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 1,559 shares of common stock were issued to 16 holders of Preferred Shares.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

For grants of stock options and warrants in 2014 the Company used a 1.44% to 2.75% risk-free interest rate, 0% dividend rate, 59% to 66% volatility and estimated terms of 5 to 10 years. Value computed using these assumptions ranged from $3.2006 to $13.9195 per share.

In January 2015, the Company issued a dividend adjustment to the Purchasers of the Preferred Shares as described above. Certain previous dividends paid were calculated with an exercise price of $19.50 per share, but should have been calculated at $9.75 per share. As a result 3,122 shares of common stock were issued to 16 holders of Preferred Shares.

On March 31, 2015, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $9.75 per share. As a result 3,121 shares of common stock were issued to 16 holders of Preferred Shares.

On June 30, 2015, the Company issued dividends to Purchases of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $9.75 per share. As a result 3,121 shares of common stock were issued to 16 holders of Preferred Shares.

For grants of stock options and warrants in 2015 the Company used a 1.63% to 2.35% risk-free interest rate, 0% dividend rate, 59% to 66% volatility and estimated terms of 5 to 10 years. Value computed using these assumptions ranged from $0.2750 to $5.5695 per share.

The following summarizes transactions for stock options and warrants for the periods indicated:

	Stock Options		Warrants
		Average		Average
	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price
Outstanding at December 31, 2013	385,733	$6.75	461,920	$10.50

Issued	75,683	8.12	161,375	3.81
Expired	(7,879)	23.58	(81,851)	13.54
Exercised	(4,936)	1.76	(40,722)	8.38

Outstanding at December 31, 2014	448,601	$7.51	500,722	$7.95

Issued	66,926	3.14	126,310	13.49
Expired	(7,136)	13.55	(1,567)	14.04
Exercised	—	—	—	—

Outstanding at June 30, 2015	508,391	$6.96	625,465	$9.06

At June 30, 2015, 501,723 stock options are fully vested and currently exercisable with a weighted average exercise price of $6.31 and a weighted average remaining term of 6.43 years. All warrants are fully vested and exercisable. Stock-based compensation recognized for the six months ending June 2015 and June 2014 was $302,981 and $352,762, respectively. The Company has $72,354 of unrecognized compensation expense related to non-vested stock options that are expected to be recognized over a weighted average period of approximately 9 months.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

The following summarizes the status of options and warrants outstanding at June 30, 2015:

Range of Prices	Shares	Weighted Remaining Life
Options
$0.75	7,333	6.02
$3.10	59,681	10.00
$3.45	7,245	9.76
$4.875	134	7.70
$5.25	2,031	7.19
$5.625	192,000	7.71
$5.925	23,206	7.72
$6.00	123,998	7.13
$6.50	3,845	9.51
$6.60	5,332	6.57
$8.25	3,636	9.26
$9.9375	3,019	8.04
$10.50	3,238	8.04
$11.25	13,666	7.60
$12.75	3,401	8.29
$13.875	2,160	8.76
$15.00	3,334	8.72
$17.25	40,261	8.69
$18.75	3,334	8.65
$20.25	4,940	8.51
$21.75	1,336	8.28
$23.85	1,260	8.26
Total	508,391

Warrants
$0.75	400	0.44
$6.00	102,857	2.71
$9.00	2,666	2.58
$9.75	155,545	4.10
$11.25	203,801	2.52
$12.375	71,257	4.11
$12.38	5,557	4.36
$13.50	4,444	2.97
$14.85	23,612	2.92
$20.25	1,481	3.63
$24.375	53,845	3.60
Total	625,465

Stock options and warrants expire on various dates from December 2015 to June 2025.

The shareholders approved an increase in authorized shares to 1,066,067 shares in an annual shareholder meeting held on June 22, 2010 and approved an increase in authorized shares to 2,666,667 shares in a special shareholder meeting held on September 7, 2011.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 3 – STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS (CONTINUED)

The shareholders approved an increase in authorized shares to 4,000,000 shares in a special shareholder meeting held on January 15, 2013.

The shareholders approved an amendment of the Company’s 2012 Stock Incentive Plan to increase the reserve of shares authorized for issuance to 666,667 shares and to increase the threshold of limitation on certain grants to 266,667 shares on April 15, 2013.

An increase from 4,000,000 to 10,666,667 authorized shares, and an amendment of the Company’s 2012 Stock Incentive Plan to increase the reserve of shares authorized for issuance to 1,333,334 shares was approved at the September 10, 2013 annual meeting.

On July 24, 2015, an amendment to the Certificate of Incorporation became effective, pursuant to which the authorized common stock was increased to 100,000,000 shares of common stock and the authorized preferred stock was increased to 20,000,000 shares.

Stock Options and Warrants Granted by the Company

The following table is the listing of stock options and warrants as of June 30, 2015 by year of grant:

Stock Options:
Year	Shares	Price
2011	11,666	$0.75
2012	126,029	5.25 – 6.00
2013	238,088	4.875 – 23.85
2014	65,681	6.50 – 18.75
2015	66,926	3.10 - 3.45
Total	508,391	$.75 – 25.613

Warrants:
Year	Shares	Price
2010	400	0.75
2011	—	—
2012	69,801	11.25
2013	267,579	6.00 – 14.85
2014	161,375	12.375 – 24.375
2015	126,310	$9.75 – 24.375
Total	625,465	$0.75 – 24.375

NOTE 4 – SHORT-TERM NOTES PAYABLE

From July through September 2014, we entered into a series of securities purchase agreements pursuant to which we issued approximately $1.8 million original principal amount (subsequently reduced to approximately $1.6 million aggregate principal amount in accordance with their terms) of convertible promissory notes (the “2014 Convertible Notes”) and warrants exercisable for shares of our common stock for an aggregate purchase price of $1,475,000. Of this amount, we issued to SOK Partners, LLC, an affiliate of the Company, $122,196 original principal amount of the 2014 Convertible Notes and warrants exercisable for 5,431 shares of our common stock for an aggregate purchase price of $100,000. In April and May 2015, we issued and sold to a private investor additional Convertible Notes in an aggregate original principal amount of $275,000 for an aggregate purchase price of $250,000, containing terms substantially similar to the 2014 Convertible Notes (the “2015 Convertible Notes” and, together with the 2014 Convertible Notes, the “Convertible Notes”). No warrants were issued with the 2015 Convertible Notes.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 4 – SHORT-TERM NOTES PAYABLE (CONTINUED)

Under a provision in the existing agreements, upon effectiveness of a resale registration statement covering certain shares, on September 9, 2014, the principal amount of the notes was reduced by 11%, to $1,603,260 and the number of Warrants was reduced by 11%, to 71,257 shares.

As of June 30, 2015, $927,663 aggregate principal amount of Convertible Notes, plus accrued and unpaid interest thereto, have been converted into shares of our common stock and $933,073 aggregate principal amount of Convertible Notes remains outstanding.

As described in Note 1 under “Subsequent Events”, in connection with the Company’s proposed offering of Units, the holders of the Convertible Notes have agreed to not exercise their right to convert the Convertible Notes into shares of the Company’s common stock, in exchange for the Company’s agreement to redeem all of the outstanding Convertible Notes promptly following the consummation of the Company’s offering of Units at a redemption price equal to 140% of the principal amount, plus accrued and unpaid interest to the redemption date. The Company estimates that the total redemption price to redeem all outstanding Convertible Notes will be approximately $1.4 million. Of this amount, approximately $167,031 will be paid to its affiliates in redemption of their Convertible Notes.  Each holder of the Convertible Notes that has agreed to the foregoing terms has entered into an Amendment to Senior Convertible Notes and Agreement with the Company.

NOTE 5 – LOSS PER SHARE

The following table presents the shares used in the basic and diluted loss per common share computations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Numerator:
Net loss available in basic and diluted calculation	$(1,185,327)	$(1,735,954)	$(1,411,122)	$(3,352,949)

Denominator:
Weighted average common shares outstanding-basic	3,263,356	2,968,279	3,182,706	2,958,965

Effect of diluted stock options and warrants (1)	—	—	—	—

Weighted average common shares outstanding-basic	3,263,356	2,968,279	3,182,706	2,958,965

Loss per common share basic and diluted	$(0.36)	$(0.58)	$(0.44)	$(1.13)

———————

(1)

The number of shares underlying options and warrants outstanding as of June 30, 2015 and June 30, 2014 are 1,133,856 and 847,848 respectively. The effect of the shares that would be issued upon exercise of such options and warrants has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

NOTE 6 – INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

There is no income tax provision in the accompanying statements of operations due to the cumulative operating losses that indicate a 100% valuation allowance for the deferred tax assets and state income taxes is appropriate.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 6 – INCOME TAXES (CONTINUED)

During September 2013, the Company experienced an "ownership change" as defined in Section 382 of the Internal Revenue Code which could potentially limit the ability to utilize the Company’s net operating losses (NOLs). The general limitation rules allow the Company to utilize its NOLs subject to an annual limitation that is determined by multiplying the federal long-term tax-exempt rate by the Company’s value immediately before the ownership change.

At June 30, 2015, the Company had approximately $19.9 million of gross NOLs to reduce future federal taxable income, the majority of which are expected to be available for use in 2015, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2022 if unused. The Company also had approximately $12.4 million of gross NOLs to reduce future state taxable income at December 31, 2014, which will expire in years 2022 through 2034 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At December 31, 2014, the federal and state valuation allowances were $8.1 million and $1.0 million, respectively.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The components of deferred income taxes at June 30, 2015 and December 31, 2014 are as follows:

	March 31,	December 31,
	2015	2014

Deferred Tax Asset:
Net Operating Loss	$7,919,000	$7,919,000
Other	1,150,000	1,150,000
Total Deferred Tax Asset	9,069,000	9,069,000
Less Valuation Allowance	9,069,000	9,069,000
Net Deferred Income Taxes	$—	$—

NOTE 7 – RENT OBLIGATION

The Company leases its principal office under a lease that can be cancelled after three years with proper notice per the lease and an amortized schedule of adjustments that will be due to the landlord. The lease extends five years and expires January 2018. In addition to rent, the Company pays real estate taxes and repairs and maintenance on the leased property. Rent expense was $15,823 and $34,256 for the three and six months ended June 30, 2015 and was $15,447 and $33,056 for the three and six months ended June 30, 2014 respectively.

The Company’s rent obligation for the next five years is as follows:

2015	$18,500
2016	$38,000
2017	$39,000
2018	$3,600
2019	$—

NOTE 8 – LIABILITY FOR EQUITY-LINKED FINANCIAL INSTRUMENTS

The Company adopted ASC 815- Derivatives and Hedging (“ASC 815”) on January 1, 2009. ASC 815 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity's own stock. It was effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which was the Company's first quarter of 2009. Many of the warrants issued by the Company contain a strike price adjustment feature, which upon adoption of ASC 815, changed the classification (from equity to liability) and the related accounting for warrants with a $479,910 estimated fair value of as of January 1, 2009. An adjustment was made to remove $486,564 from paid-in capital (the cumulative values of the warrants on their grant dates), a positive adjustment of $6,654 was made to accumulated deficit, representing the gain on valuation from the grant date to January 1, 2009, and $479,910 was booked as a liability. The warrants issued in 2011 do not contain a strike price adjustment feature and, therefore, are not treated as a liability.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 8 – LIABILITY FOR EQUITY-LINKED FINANCIAL INSTRUMENTS (CONTINUED)

The January 1, 2009 valuation was computed using the Black-Scholes valuation model based upon a 2.5-year expected term, an expected volatility of 63%, an exercise price of $34.50 per share, a stock price of $26.25, a zero dividend rate and a 1.37% risk free interest rate. Subsequent to January 1, 2009 these warrants were re-valued at the end of each quarter and a gain or loss was recorded based upon their increase or decrease in value during the quarter. Likewise, new warrants that were issued during 2009 and 2010 were valued, using the Black-Scholes valuation model on their date of grant and an entry was made to reduce paid-in capital and increase the liability for equity-linked financial instruments. These warrants were also re-valued at the end of each quarter based upon their expected life, the stock price, the exercise price, assumed dividend rate, expected volatility and risk free interest rate. A significant reduction in the liability was realized in 2010 primarily due to a reduction from $37.50 to $16.50 per share in the underlying stock price. The Company realized a slight increase in the liability for existing warrants during the first quarter of 2012. In 2013 there was a significant decrease in the liability primarily due to current expirations and the amount of warrants reaching expiration in the near term. In 2014, all warrants expired and the liability was reduced to zero.

The inputs to the Black-Scholes model during 2009 through 2014 were as follows:

Stock price	$3.75 to $37.50
Exercise price	$.75 to $26.613
Expected life	2.0 to 6.5 years
Expected volatility	59%
Assumed dividend rate	—%
Risk-free interest rate	.13% to 2.97%

The original valuations, annual gain/(loss) and end of year valuations are shown below:

	Initial Value	Annual Gain (Loss)	Value at 12/31/09	2010 Gain (Loss)	Value at 12/31/10	2011 Gain (Loss)	Value at 12/31/2011	2012 Gain (Loss)	Value at 12/31/2012	2013 Gain (Loss)	Value at 12/31/2013	2014 Gain (Loss)	Value at 12/31/2014
January 1, 2009 adoption	$479,910	$(390,368)	$870,278	$868,772	$1,506	$(88,290)	$89,796	$(21,856)	$111,652	$100,053	$11,599	$11,599	$—
Warrants issued in quarter ended 6/30/2009	169,854	20,847	149,007	147,403	1,604	(4,689)	6,293	6,293	—	—	—	—	—
Warrants issued in quarter ended 9/30/2009	39,743	(738)	40,481	40,419	62	(1,562)	1,624	910	714	714	—	—	—
Warrants issued in quarter ended 12/31/2009	12,698	617	12,081	12,053	28	(724)	752	415	337	337	—	—	—
Subtotal	702,205		1,071,847
Warrants issued in quarter ended 3/31/2010	25,553			25,014	539	(5,570)	6,109	3,701	2,408	2,408	—	—	—
Warrants issued in quarter ended 6/30/2010	31,332			30,740	592	(6,122)	6,714	6,083	631	631	—	—	—
Warrants issued in quarter ended 9/30/2010	31,506			20,891	10,615	(44,160)	54,775	1,338	53,437	53,437	—	—	—
Total	$790,596	$(369,642)	$1,071,847	$1,145,292	$14,946	$(151,117)	$166,063	$(3,116)	$169,179	$157,580	$11,599	$11,599	$—

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 9 – RELATED PARTY TRANSACTIONS

The Audit Committee has the responsibility to review and approve all transactions to which a related party and the Company may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements. Rick Koenigsberger, a director, is a holder of membership units in SOK Partners.

Convertible Note Issuances to Dr. Samuel Herschkowitz and SOK Partners, LLC

On September 11, 2013, both the Herschkowitz Note and the SOK Note (each as defined below in this Note 9) were converted in full by the holders thereof at $0.014 per share. The principal and interest balance of the Herschkowitz Note of $314,484 was converted into 299,509 shares of common stock. The principal and interest balance of the SOK Note of $680,444 was converted into 648,050 shares of common stock. The collateral that secured these notes was released back to the Company.

The remaining disclosure of this Note 9 provides historical information regarding the Herschkowitz Note, the SOK Note and certain other convertible note issuances.

On March 28, 2012, the Company, entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 (the “SOK Purchase Agreement”) with SOK Partners, LLC (“SOK Partners”), and an investment partnership. Josh Kornberg, who is the Company’s Chief Executive Officer and interim Chairman of the Board, and Dr. Samuel Herschkowitz are affiliates of the manager of SOK Partners and Ricardo Koenigsberger, a director, is a holder of membership units of SOK Partners. Pursuant to the SOK Purchase Agreement, the Company issued a 20.0% convertible note due August 2012 in the principal amount of up to $600,000. Principal and accrued interest on the note is due and payable on August 28, 2012. The Company’s obligations under the note are secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The SOK Purchase Agreement and the note included customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness and bankruptcy and insolvency defaults. The occurrence of an event of default would have resulted in the acceleration of the Company’s obligations under the note, and interest rate of twenty-four (24%) percent per annum accrues if the note had not been paid when due.

On March 28, 2012, the Company received an advance of $84,657 under the note, including a cash advance of $60,000 net of a prepayment of interest on the first $300,000 in advances under the note. The holder of the note was entitled to convert the note into shares of common stock of the Company at an initial conversion price per share of $4.88 per share, subject to adjustment in the event of (1) certain issuances of common stock or convertible securities at a price lower than the conversion price of the note, and (2) recapitalizations, stock splits, reorganizations and similar events. In addition, the Company is required to issue two installments of an equity bonus to SOK Partners in the form of common stock valued at the rate of $4.88 per share. In March 2012, the Company issued the first equity bonus to SOK Partners, consisting of 61,539 shares of common stock, with a second installment due within five business days after SOK Partners has made aggregate advances under the note of at least $300,000. In May 2012 the Company issued the second installment consisting of 61,539 shares of common stock subsequent to SOK Partners surpassing the aggregate advances of $300,000. Until the maturity date of the note, if the Company obtained financing from any other source without the consent of SOK Partners, then the Company is required to issue additional bonus equity in an amount equal to $600,000 less the aggregate advances on the note made prior to the breach. The principal balance of the SOK Note was $357,282 as of December 31, 2012.

As long as any amount payable under the SOK Note remained outstanding, SOK Partners or its designee were entitled to appoint a new member to the Company’s Board of Directors, to be appointed upon request. Ricardo Koenigsberger was appointed to the Board by SOK Partners on June 25, 2012.

On March 28, 2012, the Company signed an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, with Dr. Samuel Herschkowitz (as amended, the “Herschkowitz Purchase Agreement”). Pursuant to the Herschkowitz Purchase Agreement, the Company issued a 20.0% convertible note due June 20, 2012 in the principal amount of $240,000 for previous advances under the note. The Company’s obligations under the note were secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The Company has previously issued to Dr. Herschkowitz an equity bonus consisting of 20,623 shares of common stock. An additional 100,000 shares were transferred to Dr. Herschkowitz effective in April 2012, upon the occurrence of an event of default on the note. On August 13, 2012, the Company entered into a settlement and forbearance agreement described below, relating to the defaults under the Herschkowitz Note and other matters.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED)

As long as any amount payable under the Herschkowitz Note remained outstanding, Dr. Herschkowitz or his designee was entitled to appoint a special advisor to the Company’s Board of Directors, to be appointed as a member of the Board upon request. Pursuant to this authority, Josh Kornberg was appointed to the Board on March 9, 2012. In addition, pursuant to this authority, Mr. Koenigsberger was appointed to the Board on June 25, 2012.

Pursuant to a letter dated April 20, 2012, Dr. Herschkowitz advised the Company of the occurrence of numerous events of default under the terms of the Herschkowitz Note and the Herschkowitz Note Purchase Agreement. As a result of such events of default, Dr. Herschkowitz asserted significant rights as a secured creditor of the Company, including his rights as a secured creditor with a security interest in substantially all assets of the Company. Without a settlement relating to the defaults and other matters, Dr. Herschkowitz could have taken action to levy upon the Company’s assets, including patents and other intellectual property.

In addition, the Company and Atlantic Partners Alliance LLC (“APA”) were parties to a letter agreement dated March 14, 2012, providing APA and its affiliates (including Dr. Herschkowitz and SOK) with rights to avoid dilution relating to additional issuances of equity securities by the Company through July 14, 2012, evidencing the parties’ intent that APA would be provided with significant protection against dilution. This protection was in recognition of APA’s investments in the Company involving a high degree of risk and the Company’s contemplated need for restructuring its indebtedness, which were anticipated to result, and have resulted, in significant dilution. The parties acknowledged that Dr. Herschkowitz and SOK would not have made their historical cash investments in the Company to the same degree had the dilution protection not been provided, and the investments by these parties have enabled the Company to avoid insolvency. Since the respective dates of the Herschkowitz Note Purchase Agreement and the SOK Note Purchase Agreement, the Company has issued in excess of 213,334 shares of common stock to parties other than APA and its affiliates, resulting in significant dilution.

Effective August 15, 2012, the Company entered into a letter agreement with Dr. Herschkowitz, APA and SOK (the “Forbearance Agreement”). Under the Forbearance Agreement, among other things, (i) Dr. Herschkowitz agreed to forbear from asserting his rights as a secured creditor to substantially all of the Company’s assets, resulting from the Company’s defaults; (ii) the Company issued an aggregate 353,334 shares of common stock to Dr. Herschkowitz and SOK and adjusted the conversion price of their convertible notes to $1.05 per share from $4.88 per share, to satisfy the Company’s obligations to adjust for dilution under the March 14, 2012 letter agreement; (iii) Dr. Herschkowitz and SOK agreed to extend the maturity of their notes to December 31, 2012; (iv) the Company agreed to pay certain compensation to Dr. Herschkowitz upon the achievement of financial milestones; and (v) Dr. Herschkowitz clarified and waived certain of his rights, including the right to interest at a penalty rate upon default.

In the Forbearance Agreement, Dr. Herschkowitz agreed to forbear from exercising any of his rights arising under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement with respect to the existing defaults against the Company, subject to the limitations set forth in the letter agreement and without releasing or waiving any future breach of the letter agreement. He further agreed to forbear from exercising any rights with respect to events of default, security interests in the collateral and other similar remedies against the Company or his interests under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement until the occurrence of an event of default under the Herschkowitz Note: (a) that does not constitute an existing default; and (b) occurs and accrues after the effective date of the letter agreement.

Dr. Herschkowitz and the Company acknowledged that 100,000 shares of the Company’s common stock, constituting the “penalty shares” under the Herschkowitz Note Purchase Agreement, were delivered to Dr. Herschkowitz in April 2012 as provided in the Herschkowitz Note Purchase Agreement upon an event of default. Notwithstanding a provision that would have increased the rate of interest from 20% to 24% upon an event of default, Dr. Herschkowitz agreed that the Company would not pay the increased rate of interest but would accrue interest at 20% until a subsequent event of default.

Under the Forbearance Agreement, the Herschkowitz Note and the SOK Note were amended as follows: (i) the due dates of the notes were extended to December 31, 2012 from the previous due dates of June 20, 2012 and August 28, 2012, respectively; (ii) Dr. Herschkowitz will release his security agreement after payment of all currently outstanding promissory notes to parties other than SOK; and (iii) the Herschkowitz Note was amended to add certain events of default relating to judgments against the Company or other creditors taking action with respect to the collateral. In consideration of the extension additional milestone fees were revised as described below. Pursuant to a Forbearance and Settlement Agreement with these parties dated August 15, 2012, as subsequently amended, the due date of these notes were extended to August 31, 2013.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED)

APA and its affiliates agreed to terminate the letter agreement regarding dilution dated March 14, 2012. In consideration of the various provisions of the letter agreement and in recognition of the understanding of the parties regarding dilution and the agreements of APA and its affiliates to forbear and to extend the due dates of the notes, the Company (i) issued 176,667 shares to Dr. Herschkowitz, (ii) issued 176,667 shares to SOK, and (iii) the conversion price of the Herschkowitz Note and the SOK Note, respectively was changed to $1.05 per share from $4.88 per share.

In the event that the Company consummated the following series of transactions on or prior to June 30, 2013: (i) a merger or similar transaction with a public shell company, (ii) raising between $2 million and $4 million through an offering of the securities of the public shell company concurrent with or subsequent to the shell merger; and (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5 million and $30 million, then the Company would have been required to deliver to Dr. Herschkowitz the following compensation: (A) $75,000 upon consummating the shell merger, (B) $150,000 upon consummating the qualifying financing round; and (C) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000. The Company was also required to reimburse Dr. Herschkowitz at his actual out-of-pocket cost for reasonable expenses incurred in connection with the shell transactions, with a maximum limit of $10,000 for such expenses.

In connection with the extension of the due date for the Herschkowitz Note and the SOK Note on March 6, 2013, the milestone fees were revised. The following fees were payable to Dr. Herschkowitz in the event that the Company consummates the following series of transactions on or prior to December 31, 2013: (i) financing raising not less than $1 million, compensation of $75,000; (ii) a going private transaction, compensation of $200,000; and (iii) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $3,000,000. In May 2013 Dr. Herschkowitz received $75,000 after the Company surpassed raising $1 million. On January 6, 2014 a side-letter to the forbearance agreement was signed between Dr. Herschkowitz and the Company. Skyline agreed that the private offering for its Series A Convertible Preferred Stock, plus any future offering of any class of its preferred stock, shall be considered a NASDAQ underwriting for purposes of Section 8(e) of the Forbearance Agreement. As such Dr. Herschkowitz received $200,000 or 3% of the gross proceeds of any such offering per the terms of Section 8(e) of the Forbearance Agreement. In addition, any listing of the Company’s shares on the New York Stock Exchange shall qualify as a NASDAQ underwriting under the Forbearance Agreement. For the avoidance of doubt, the payment in the aggregate for all offerings qualifying as a NASDAQ underwriting shall under no circumstances be less than $200,000 or greater than $1,000,000. Section 8(e) of the Forbearance Agreement will apply to any transactions consummated by Skyline on or before June 30, 2014.

As a result of the transactions under the Forbearance Agreement and other investments, Dr. Herschkowitz, SOK and their affiliates currently own shares of common stock and securities representing beneficial ownership of approximately 49% of the Company’s outstanding common stock, giving such parties significant control over election of the Board of Directors and other matters.

On November 6, 2012, the Company issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees.  The Company issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes. The notes bear interest at a rate of 20% per annum and are secured by a security interest in the Company’s accounts receivable, patents and certain patent rights and are convertible into common stock upon certain mergers or other fundamental transactions at a conversion price based on the trading price prior to the transaction. The proceeds from this transaction were used to pay off approximately $155,000 in principal amount of secured indebtedness. Such notes were converted in April 2013 into 13,889 shares of common stock at $7.50 per share.

In December 2013 the Company received an additional $300,000 in debt financing from SOK Partners under a non-convertible grid note due February 28, 2014, with 10% interest based on a 365 day year. Dr. Herschkowitz received 10% of the gross proceeds in advance, and the Company received $250,000 in three tranches in December 2013. In January 2014, the Company received an additional $20,000 from SOK Partners completing the grid note maximum. Should the company default on the note the interest rate will increase to 20% interest based on a 365 day year. In February 2014, the Company wired $305,589.04 to SOK Partners in complete payment of the grid note, including interest.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED)

In connection with the sale of the Preferred Shares on February 4, 2014 as described in Note 3, Josh Kornberg, our CEO, was one of the Purchasers. Mr. Kornberg purchased 19,231 Preferred Shares for a purchase price of $25,000 and received warrants to purchase 52 shares of common stock. As described in Note 1 under “Recent Developments,” in connection with the Company’s proposed offering of Units, the holders of a majority of the Preferred Shares, including Mr. Kornberg, have, as of July 20, 2015, agreed to exchange all of the outstanding Preferred Shares for units with the same terms as the Units (the “Exchange Units”).

On July 23, 2014, the Company entered into the a securities purchase agreement pursuant to which the Company agreed to issue and sell convertible notes and warrants to SOK, under the terms described in Note 4 of this Report. SOK’s note (the “SOK Note”) had an original principal amount of $122,196, and the warrant issued to SOK (the “SOK Warrant”) was to initially acquire up to 5,431 additional shares of Common Stock for an aggregate purchase price of $100,000 (with a reduced principal amount as described below representing an approximately 8.7% original issue discount). Under a provision in the existing agreements, upon effectiveness of a resale registration statement covering certain shares, on September 9, 2014, the principal amount of the SOK Note was reduced to $108,696 and the number of SOK Warrants was reduced to 4,831 shares. As described in Note 1 under “Recent Developments,” in connection with the Company’s proposed offering of Units, the holders of the Convertible Notes have agreed to not exercise their right to convert the Convertible Notes into shares of the Company’s common stock, in exchange for the Company’s agreement to redeem all of the outstanding Convertible Notes promptly following the consummation of the Company’s offering of Units at a redemption price equal to 140% of the principal amount, plus accrued and unpaid interest to the redemption date.

NOTE 10 – RETIREMENT SAVINGS PLAN

We have a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2015 and 2014, we matched 100%, of the employee’s contribution up to 4% of their earnings. The employer contribution was $6,652 and $14,713 for the three and six months ending June 30, 2015 and was $8,171 and $12,304 for the three and six months ending June 30, 2014, respectively.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

On July 17, 2014, Skyline Medical Inc. (the “Company”) and a stockholder entered into a settlement agreement and release (the “Settlement Agreement”) with Marshall Ryan (“Ryan”) and a company related to Ryan (together, the “Plaintiffs”). The settlement relates to a previously disclosed lawsuit by the Plaintiffs initiated in March 2014. Ryan is an engineer who previously worked with the Company on design of certain of the Company’s products. The lawsuit alleged among other things, breach of a 2008 consulting agreement, a 2006 manufacturing agreement and a 2006 supply agreement among the Plaintiffs and the Company, various claims of fraud and negligent misrepresentation, and breach of the duty of good faith and fair dealing.

Under the Settlement Agreement, the parties have agreed that the lawsuit will be dismissed. The Company has agreed to pay Ryan an aggregate of $500,000 in various cash installments through April 25, 2015, which amount includes $200,000 in installments that are payable during the remainder of 2014. The Settlement Agreement, among other things, extinguishes any prior claims of Plaintiffs for royalties or other alleged rights to payments under their prior agreements with the Company. Payment of the outstanding balance under the Settlement Agreement will be accelerated if the Company raises $2 million or more of gross dollars in a single funding round or raises aggregate funding of $4 million of gross dollars on or before April 10, 2015. If the Company defaults on the required cash payments and fails to cure as provided in the Settlement Agreement, then Ryan will have the option to either sue Skyline to enforce the Settlement Agreement or rescind the Settlement Agreement, including returning all payments previously made thereunder.

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(Amounts presented at and for the three and six months ended June 30, 2015 and June 30, 2014 are unaudited)

NOTE 11 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Settlement Agreement also contains mutual releases covering claims other than a breach of the Settlement Agreement. In the Settlement Agreement, Ryan fully, unconditionally and irrevocably affirms and ratifies the Company’s rights to Ryan’s prior patent assignments, and disclaims any right, title or interest in the Company’s Streamway product including any claims to royalties both past and future. In addition, the parties confirmed that the patents related to the Streamway product belong exclusively to Skyline and remain in full force and effect.

On April 27, 2015, the Company entered into a Third Extension of Settlement Agreement (the “Third Extension”) with Ryan and the Plaintiffs. Under the Third Extension the parties have agreed that in consideration for this Memorandum of Understanding Skyline will pay Ryan $50,000 to be added to the current balance; Skyline will pay 18% interest on the current balance retroactive to certain dates; all payments will be made in full by no later than June 2, 2015, except that if Skyline obtains gross funding, as measured from all its funding and revenue beginning on April 1, 2015, in the amounts specified below, payment shall accelerate as follows: if Skyline obtains gross funding of at least $2,000,000 or more but less than $4,000,000, it shall immediately pay $250,000 to Ryan toward the current balance; if Skyline obtain gross funding of at least $4,000,000 or more, it shall immediately pay any portion of the current balance, third extension payment and interest not already paid. Additionally, incremental payments to be deducted from the current balance will be made in the following amounts: Skyline will pay $15,000 on or before May 29, 2015. The incremental payment, if made, will be deducted from the December 24, 2015 payment due pursuant to Paragraph 1.3 of the Settlement Agreement.

Darryl C. Demaray, Brady P. Farrell, Christopher S. Howell and Ronald W. Walters v. Skyline Medical Inc.  On April 29, 2015, the plaintiffs filed an action in District Court in Dakota County, Minnesota against the Company.  The four plaintiffs are current or former employees of the Company who were or are each engaged as a Regional Sales Manager.  The action alleges, among other things, breach of employment agreements, failure to pay certain cash and non-cash compensation, negligent misrepresentation and unjust enrichment.  The plaintiffs are seeking the amounts they claim are due, in addition to, among other things, certain penalties and certain attorney’s fees and costs. The Company’s records indicate that certain amounts are owing to these individuals. The Company intends to defend against the claims vigorously.

NOTE 12 – SUPPLEMENTAL CASH FLOW DATA

Cash payments for interest were $441 and $10,161 for the three and six months ended June 30, 2015 and were $3,468 and $21,606 for the three and six months ended June 30, 2014.

1,666,667 Units - Each Unit Consisting of One Share of Common Stock, One Share of Series B Convertible Preferred Stock and Four Series A Warrants

————————

PROSPECTUS

————————

Dawson James Securities, Inc.

The date of this prospectus is      , 2015

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the NASDAQ initial listing fee.

Securities and Exchange Commission registration fee	$6,760.03
FINRA filing fee	$5,536.25
Printing and engraving expenses	$50,000.00
Blue Sky fees and expenses	$—
Legal fees and expenses	$200,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous	$17,703.72
Total	$300,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are a Delaware corporation and certain provisions of the Delaware Statutes and our bylaws provide for indemnification of our officers and directors against liabilities that they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Company in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 8 of our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of our transactions during the last three years involving sales of our securities that were not registered under the Securities Act:

On February 3, 2012, the Company issued 1,167 shares of common stock to a consultant as compensation for consulting work.

On March 5, 2012, the Company re-issued a warrant to purchase 1,334 shares of common stock at $9.75 per share to an investor for consulting services. The original warrant was issued on June 23, 2008.

On March 6, 2012, the Company re-issued a warrant to purchase 1,334 shares of common stock at $9.75 per share to an investor for consulting services. The original warrant was issued on June 11, 2008.

On March 6, 2012, the Company re-issued a warrant to purchase 952 shares of common stock at $9.75 per share to an investor for consulting services. The original warrant was issued on June 11, 2008.

On March 26, 2012, the Company issued 4,000 shares of common stock at $4.88 per share to Josh Kornberg, currently a Director of the Company for consulting services.

On March 28, 2012, we entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 between the Company and SOK, an investment partnership. Josh Kornberg is an affiliate of SOK. Pursuant to the Purchase Agreement, we issued a 20% convertible note due August 2012 in the principal amount of up to $600,000. Advances have totaled approximately $357,000 through July 27, 2012. In April 2012, the Company issued the first equity bonus to SOK, consisting of 61,539 shares of common stock. See “Certain Relationships and Related Party Transactions.”

On March 28, 2012, we signed an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, with Dr. Samuel Herschkowitz (as amended, the “Herschkowitz Purchase Agreement”). Pursuant to the Herschkowitz Purchase Agreement, we issued a 20.0% convertible note due June 20, 2012 in the principal amount of $240,000 for previous advances under the note. The Company has previously issued to Dr. Herschkowitz an equity bonus consisting of 20,623 shares of common stock. An additional 100,000 shares were transferred to Dr. Herschkowitz upon the occurrence of an event of default on the note. See “Certain Relationships and Related Party Transactions.”

In April 2012, a private investor elected to convert a $63,000 convertible note into shares of common stock. The investor also elected to convert $29,000 of a $37,500 convertible note into shares of common stock.

In April 2012, an institutional investor elected to convert $8,500 remaining from an original convertible note of $37,500 into 4,662 shares of common stock.

In April 2012, the Company issued an equity bonus consisting of 1,334 shares of common stock to Dr. Samuel Herschkowitz for an additional $15,000 advance under the December 20, 2011 convertible note due June 20, 2012. Dr. Herschkowitz was also issued 2,178 shares of common stock as an equity bonus for $24,500 Board meeting fees.

In May 2012, the Company issued 5,507 shares of common stock to a former Board member and Officer of the Company in exchange for exercising stock options at $0.75 per share.

In May 2012, the Company issued the second equity bonus to SOK, consisting of 61,539 shares of common stock. See “Certain Relationships and Related Party Transactions.”

In May 2012, the Company issued 43,901 shares of common stock to an institutional investor to transfer debt to equity by an Election to Convert a convertible note.

In May 2012, the Company issued 38,011 shares of common stock to a vendor to transfer debt to equity by an Election to Convert Accounts Payable.

In May 2012, the Company issued 19,520 shares of common stock to an individual investor to transfer debt to equity by an Election to Convert a convertible note.

In May 2012, the Company issued 7,545 shares of common stock to an individual investor to transfer debt to equity by an Election to Convert a convertible note.

In May 2012, the Company issued 20,965 shares of common stock to an individual investor to transfer debt to equity by an Election to Convert a convertible note.

In June 2012, an institutional investor elected to convert $12,000 of a $50,000 convertible note into 5,162 shares of common stock.

In June 2012, the Company issued 5,297 shares of common stock to a vendor to transfer debt to equity by a settlement agreement.

In June 2012, the Company issued 3,698 shares of common stock at $6.75 per share to the Mr. Lawrence Gadbaw the Company’s Chairman of the Board as consulting compensation.

In June 2012, the Company issued 34,284 shares of common stock at $5.25 per share and warrants to purchase 34,284 shares of common stock at $11.25 per share to 8 investors in return for their $179,990 investment in the Company.

In June 2012, an institutional investor elected to convert $18,000 of a $50,000 convertible note into 6,799 shares of common stock.

In June 2012, the Company issued 3,783 shares of common stock to an individual investor to transfer debt to equity by an Election to Convert a convertible note.

In June 2012, an institutional investor elected to convert $20,000 remaining of a $50,000 convertible note, plus $2,000 interest, into 9,877 shares of common stock.

In June 2012, the Company issued 8,334 shares of common stock to an IR firm as sole compensation for investor relations consulting work.

In August 2012, the Company issued 48,278 shares of common stock at $5.25 per share and warrants to purchase 48,278 shares of common stock at $11.25 per share to 16 investors in return for their $253,456.58 investment in the Company.

In August 2012, the Company issued 176,667 shares of stock to Dr. Sam Herschkowitz and 176,667 shares of stock to SOK, per a settlement and forbearance agreement.

In August 2012, the Company issued 15,556 shares of common stock at $11.25 per share as part of a settlement with our former COO.

In October 2012, the Company issued 4,000 shares of common stock at $5.25 per share to an investor relations firm as compensation for investor relations consulting work.

In October 2012, the Company issued 2,095 shares of common stock at $11.25 per share to a vendor as compensation for work completed.

In November 2012, the Company issued 36,191 shares of common stock at $5.25 per share and warrants to purchase 36,191 shares of common stock at $11.25 per share to 5 investors in return for their $190,000 investment in the Company.

On November 6, 2012, we issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. Pursuant to the note purchase agreements, we issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes.

In November 2012, the Company issued 958 shares of common stock at $0.75 per share to an investor exercising a warrant.

In December 2012, the Company issued 12,858 shares of common stock at $5.25 per share and warrants to purchase 12,858 shares of common stock at $1.25 per share to 2 investors in return for their $67,500 investment in the Company.

In December 2012 the Company issued 3,148 shares of common stock at $5.25 per share in exchanged for a promissory note without restrictive legend; the note totaled $16,526.40 including principal and interest.

In December 2012 the Company purchased back 4,840 shares of common stock at $6.75 per share from a former COO. The Company remitted payment for the shares directly to the federal and state taxing authorities for payroll taxes pertaining directly to the former COO.

In January 2013, in connection with a private placement offering we issued convertible one year promissory notes that bear interest at 8%, in an aggregate principal amount of $300,000 convertible into 33,334 shares of common stock assuming a conversion rate of $9.00 per share and five year warrants to purchase up to an aggregate of 33,334 shares of the corporation’s common stock at an exercise price of $11.25 per share. The value of the notes are net discounts of $45,517 in 2013; due in January 2014. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 2,667 shares of common stock at an exercise price of $11.25 per share. All of the notes were converted in September 2013 resulting in 35,168 shares of common stock issued at $9.00 per share.

In January and March, 2013, in connection with a separate and new private placement offering we issued 95,239 shares of common stock at $5.25 per share and warrants to purchase 95,239 shares of common stock at $11.25 per share to 5 investors in return for their $500,000 investment in the Company.

In January 2013, the Company issued 3,869 shares of common stock at $11.25 per share in payment to a vendor for $43,521.39 including principal and interest.

In February 2013, the Company issued 13,334 shares of common stock to an escrow account to secure a settlement agreement with a former note holder. The escrow agent releases 1/3 of the stock back to the Company once per year until the settlement is paid in full. If the Company prepays the balance due then all the stock remaining in escrow is released back to the Company. If the Company defaults, and cannot cure the default within the contracted time period, then the stock is released to the note holder toward payment of the settlement.

In February 2013, the Company issued 3,334 shares of common stock in agreement with an investor relations firm canceling their services.

In March 2013, the Company issued 3,072 shares of common stock to a vendor as part of a cash/stock settlement of their long term note with the Company.

In March 2013, the Company issued 95,239 shares of common stock as an equity bonus. Includes a warrant to purchase 95,239 shares of common stock at $6.00 per share. Includes a warrant to purchase 47,620 shares of common stock at $11.25 per share. Includes a warrant to purchase 2,540 shares of common stock at $6.00 per share. Includes a warrant to purchase 5,080 shares of common stock at $6.00 per share.

On April 22, 2013, the Company issued 2,667 shares of common stock to a former consultant exercising stock options with an exercise price of $0.75.

On April 25, 2013, the Company issued 4,445 shares of common stock to the former CEO exercising stock options with an exercise price of $.75.

On May 7, 2013 the Company converted the notes issuing 14,882 aggregate shares of common stock at $11.25 per share to the note holders. One of the note holder’s is Dr. Herschkowitz, a related party, who received 4,763 shares of common stock.

In May and June 2013, in connection with a private placement offering we issued convertible one year promissory notes that bear interest at 8%, in an aggregate principal amount of $1,000,000 convertible into 80,000 shares of common stock assuming a conversion rate of $13.50 per share and five year warrants to purchase up to an aggregate of 61,482 shares of the corporation’s common stock at an exercise price of $14.85 per share. The value of the notes is net discounts of $275,640 in 2013; due in May and June 2014. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 5,926 shares of common stock at an exercise price of $13.50 per share. All of the notes were converted in September 2013 resulting in 75,777 shares of common stock issued at $13.50 per share.

In August and September 2013 some warrant holders opted for a cashless warrant exercise resulting in issuing 87,118 shares of common stock pursuant to the warrant instruction for cashless exercise. The Company has entered into a settlement agreement with holders of certain of these warrants resulting in a net reduction of 16,867 shares.

In September 2013 the Company offered a limited amount of large warrant holders to exercise at a reduced rate of $7.50 per share. Twenty-four warrants were exercised for a total of 139,266 shares for $1,044,490.

In September 2013 the Company issued 2,000 shares of common stock at $28.50 per share for consulting to a public relation/investor relations company.

In September 2013 the Company issued 299,509 shares of common stock at $10.50 per share upon conversion of a secured note, which is no longer outstanding.

In September 2013 the Company issued 648,043 shares of common stock at $10.50 per share to a secured note holder converting the debt to equity. The security interest held by the noteholder has been returned to the Company. UCC forms were filed appropriately.

In September 2013, two directors resigned from the Board. Both received 667 shares of common stock each at $24.375 per share; 267 of these shares were for compensation from serving as Board members and the remaining 400 shares were issued to satisfy previous contractual agreements.

In October 2013, the Company issued to Wisconsin Rural Enterprise Fund, LLC (“WREF”) 5,040 shares of the Company’s common stock in full and final settlement of all of WREF’s claims against the Company related to a certain Stock Purchase and Sale Agreement entered into by and between the Company and WREF on December 2, 2006.

In October 2013 the Company issued 546 shares of the Company’s common stock to two noteholders for missed interest payments when the notes were converted in September 2013. The shares were issued at $13.50 per share.

In October 2013 an employee exercised vested options at $4.88 per share to receive 134 shares of the Company’s common stock.

In October a warrant holder exercised at a reduced rate of $9.38 per share. The warrant was exercised for a total of 13,334 shares for $125,000.

In November 2013 a vendor exercised a portion of options received in payment for executive placement. He received 227 shares of common stock at $5.25 per share.

In December 2013 a warrant holder opted for a cashless warrant exercise resulting in issuing 1,556 shares of common stock pursuant to the warrant instruction for cashless exercise.

In January 2014 a warrant holder opted for a cashless warrant exercise resulting in issuing 1,729 shares of common stock pursuant to the warrant instruction for cashless exercise.

On January 6, 2014, the Company issued 4,336 shares of common stock to the former CEO exercising stock options with an exercise price of $0.75.

In January 2014 a vendor received 2,000 shares of common stock at $20.63 per share in payment for public relations services.

In January 2014 a warrant holder opted for a cashless warrant exercise resulting in issuing 3,324 shares of common stock pursuant to the warrant instruction for cashless exercise.

In January 2014 a vendor exercised a portion of options received in payment for executive placement. He received 267 shares of common stock at $5.25 per share.

In February 2014, we raised $2,055,000 in gross proceeds from a private placement of Series A Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Shares”) pursuant to a Securities Purchase Agreement with certain investors (the “Purchasers”) who purchased 20,550 Series A Preferred Shares, and warrants (the “Warrants”) to acquire an aggregate of approximately 21,538 shares of Common Stock. The Series A Preferred Shares were initially convertible into shares of Common Stock at a conversion price of $19.50 per share of Common Stock, subject to adjustment. The Warrants are exercisable at an exercise price of $24.38 per share and expire five years from the Closing Date. If the Common Stock is not listed on the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE MKT within 180 days of the Closing, the Company was required to issue additional Warrants to purchase additional shares of Common Stock, equal to 30% of the shares of Common Stock which the Series A Preferred Shares each Purchaser purchased are convertible into. As of August 4, 2014, the Company issued additional warrants to purchase 61,542 shares to the Purchasers in connection with this provision. See (“Subsequent Events” in Note 1 to the Consolidated Financial Statements included in this prospectus).

In February 2014 two warrant holders opted for a cashless warrant exercise resulting in issuing 2,175 shares of common stock pursuant to the warrant instruction for cashless exercise.

In February 2014 a warrant holder exercised his warrant resulting in issuing 2,667 shares of common stock at an exercise price of $13.50 per share for $36,000.

In February 2014 the Company issued 1,334 shares of common stock at $18.75 per share to a vendor as part of a contract for investor relations consulting.

In February 2014, as a result of completing payments for the first of three years pursuant to a settlement agreement, 13,334 shares of common stock held in escrow was canceled and reissued for 8,889 shares. The shares held in escrow will reduce by 4,445 shares in February 2015 and then again for the remaining 4,445 shares in February 2016 as the settlement is paid without default.

In March 2014 four warrant holders opted for a cashless warrant exercise resulting in issuing 7,918 shares of common stock pursuant to the warrant instruction for cashless exercise.

In March 2014 one warrant holder opted for a cashless warrant exercise resulting in issuing 299 shares of common stock pursuant to the warrant instruction for cashless exercise.

In March 2014 the Company issued preferred dividends pursuant to the PPM agreement. The preferred shares were converted into common stock resulting in the issuance of 971 shares of common stock.

In March 2014 a warrant holder exercised a combined cashless and cash warrant exercise. The cashless exercise resulted in issuing 3,334 shares of common stock pursuant to the warrant instruction for exercise. The cash exercise resulted in the issuance of 4,445 shares of common stock at an exercise price of $11.25 per share.

In April 2014, SOK transferred 20,000 shares of common stock, par value $0.01, to six shareholders. Frank Mancuso is currently serving, and Arnon Dreyfuss previously served on the Board of Directors. Mr. Mancuso received 3,334 shares and Dr. Dreyfuss received 6,667 shares.

In May 2014, the Company issued 2,134 shares of common stock at $11.25 per share to a vendor as part of a contract for investor relations consulting.

In May 2014, the Company issued 1,334 shares of common stock at $18.75 per share to a vendor as part of a contract for investor relations consulting.

In May 2014, a warrant holder opted for a cashless warrant exercise resulting in issuing 3,725 shares of common stock pursuant to the warrant instruction for cashless exercise.

On June 30, 2014, the Company issued dividends to the holders of Series A Preferred Shares in the form of common stock per a stipulated $19.50 per share. As a result 1,560 shares of common stock were issued to the Preferred Holders.

On July 23, 2014, the Company entered into Securities Purchase Agreements with certain investors, including SOK, an affiliate of the Company, pursuant to which the Company agreed to offer and sell an aggregate of $733,173.60 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

In July 2014, a warrant holder opted for a cashless warrant exercise resulting in issuing 1,411 shares of common stock pursuant to the warrant instruction for cashless exercise. The warrant holder notified the Company at the close of the second quarter that the original warrant had been lost in a fire. The warrant holder wanted to exercise his warrant but needed a replacement warrant to do so. The Company had already reported that the warrant had expired at the end of the second quarter. The Company issued a replacement warrant early in the third quarter and the warrant holder immediately opted for a cashless exercise.

On July 31, 2014, the Company, pursuant to a securities purchase agreement dated July 31, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $122,195.60 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

In August 2014, a warrant holder exercised his warrant resulting in issuing 11,112 shares of common stock at an exercise price of $5.63 per share for $62,500.

In August 2014 a vendor exercised a portion of options received in payment for executive placement. He received 334 shares of common stock at $5.25 per share.

On August 8, 2014 the Company, pursuant to a securities purchase agreement dated August 8, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $305,489.00 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

On August 12, 2014, the Company, pursuant to a securities purchase agreement dated August 12, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $122,195.60 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

On September 4, 2014 the Company, pursuant to a securities purchase agreement dated September 4, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $30,548.90 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

On September 5, 2014 the Company, pursuant to a securities purchase agreement dated September 5, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $488,782.40 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

On September 30, 2014, the Company issued dividends to the holders of Series A Preferred Shares in the form of common stock per a stipulated $19.50 per share. As a result 1,561 shares of common stock were issued to the Preferred Holders.

In October 2014, SOK Partners, LLC transferred 138,977 shares of Skyline Medical common stock to Prospect Park Capital Corp. a nonaffiliated company. There are two Directors, Joshua Kornberg and Frank Mancuso, Jr., on the Board of Prospect Park Capital Corp. that are also Directors on the Board of Skyline Medical Inc. Mr. Kornberg is also CEO and President of Skyline Medical Inc.

In November 2014, the Company issued warrants to an advisor to purchase 5,557 shares of common stock at $12.38 per share, subject to adjustment of the exercise price in certain events.

On December 31, 2014, the Company issued dividends to the holders of Series A Preferred Shares in the form of common stock per a stipulated $19.50 per share. As a result 1,559 shares of common stock were issued to the Preferred Holders (in January 2015, the Company issued additional shares as dividends because of a true-up for using $19.50 as a price per share in September and December instead of $9.75).

In connection with the closing of this offering, the Company will issue an aggregate of 93,056 shares to the Convertible Noteholders, Mr. Myrianthopoulos and 31 Group in consideration for the Convertible Noteholders’ converting certain balances of their 2014 Convertible Notes upon the closing of this offering and the Convertible Noteholders, Mr. Myrianthopoulos and 31 Group executing a general release, pursuant to which the Convertible Noteholders, Mr. Myrianthopoulos and 31 Group agree to release the Company from any and all claims, demands, actions, causes of actions, damages, obligations, liabilities and suits of whatsoever kind or nature arising from, relating to, or otherwise in connection with the 2014 Convertible Notes.

On April 8, 2015, the Company sold a senior convertible note, in an original principal amount of $125,000 which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the for a purchase price of $125,000 (representing an approximately 20% original issue discount).

On May 8, 2015, the Company sold a senior convertible note, in an original principal amount of $150,000 which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the for a purchase price of $150,000.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act; and (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances. All share and per share amounts provided above have been adjusted to give effect to the 1:75 Reverse Stock Split.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See “Exhibit Index” below, which follows the signature pages to this registration statement.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[Intentionally omitted]

(5)

For the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that it will:

(1)

for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)

for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 8 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eagan, on August 10, 2015.

SKYLINE MEDICAL INC.

/s/ Joshua Kornberg
Joshua Kornberg
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joshua Kornberg	President, Chief Executive Officer (principal executive officer), and Interim Chairman of the Board	August 10, 2015
Joshua Kornberg

/s/ Bob Myers	Chief Financial Officer (principal financial and accounting officer)	August 10, 2015
Bob Myers

*	Director	August 10, 2015
Frank Mancuso, Jr.

*	Director	August 10, 2015
Thomas J. McGoldrick

*	Director	August 10, 2015
Andrew Reding

* /s/ Joshua Kornberg as attorney-in-fact.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated December 16, 2013, between Skyline Medical Inc., a Minnesota corporation, and the registrant (1)
3.1	Certificate of Incorporation (1)
3.2	Certificate of Amendment to Certificate of Incorporation regarding reverse stock split, filed with the Delaware Secretary of State on October 20, 2014 (20)
3.3	Certificate of Amendment to Certificate of Incorporation regarding increase in share capital, filed with the Delaware Secretary of State on July 24, 2015(18)
3.4	Bylaws (19)
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (2)
3.6**	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock
4.1	Form of Warrant (2)
4.2	Form of Warrant (7)
4.3	Form of Warrant (11)
4.4	Form of Warrant (15)
4.5	Form of Warrant (16)
4.6	Amended and Restated 2012 Stock Incentive Plan (3)
4.7	Form of Senior Convertible Note (21)
4.8	Form of Warrant issued to investors of Convertible Notes (21)
4.9	Form of Registration Rights Agreement (21)
4.10	Form Waiver and Consent of, and Notice to, Holder of Preferred Stock of the registrant (21)
4.11**	Form of Series A Warrant Agency Agreement by and between Skyline Medical Inc. and Corporate Stock Transfer, Inc. and Form of Warrant Certificate
4.12*	Specimen certificate evidencing shares of Common Stock
4.13**	Form of Series A Warrant Certificate (included as part of Exhibit 4.11)
4.14**	Form of Unit Purchase Option to be issued in connection with this offering
4.15	Form of Exchange Agreement with Holders of Series A Preferred Stock (22)
4.16	Form of Amendment to Senior Convertible Notes and Agreement by and Between Skyline Medical Inc. and Senior Convertible Notes (22)
4.17**	Form of specimen certificate evidencing shares of Series B Convertible Preferred Stock
4.18**	Form of Unit Agreement (including form of Unit Certificate)
5.1**	Opinion of Mayer Brown LLP
10.1	Form of Securities Purchase Agreement, dated as of February 4, 2014, by and among the registrant and certain Purchasers (2)
10.2

Settlement Agreement and Mutual General Release dated September 18, 2013, entered into by and among Kevin Davidson, Skyline Medical Inc., Atlantic Partners Alliance, LLC, SOK Partners, LLC, Joshua Kornberg and Dr. Samuel Herschkowitz (4)

10.3	Amended and Restated Executive Employment Agreement with Joshua Kornberg, signed on June 17, 2013 and effective March 14, 2013 (6)
10.4	BioDrain Medical, Inc., 2012 Stock Incentive Plan Restricted Stock Award Agreement with Joshua Kornberg, signed on June 17, 2013 and effective March 14, 2013 (6)
10.5	Form of Convertible Promissory Note (7)
10.6	Promissory Note in the Principal amount of $100,000 in favor of Brookline Group, LLC, dated as of March 8, 2013 (9)
10.7	Form of Securities Purchase Agreement (11)
10.8	Office Lease Agreement between the registrant and Roseville Properties Management Company, as agent for Lexington Business Park, LLC (12)
10.9	Form of Non-Qualified Stock Option Agreement under the 2012 Stock Incentive Plan (13)
10.10	Employment Agreement with Josh Kornberg dated August 13, 2012 (13)

Exhibit Number	Description
10.11	Non-Qualified Stock Option Agreement with Josh Kornberg dated August 13, 2012 (13)
10.12	Employment Agreement with Robert Myers dated August 11, 2012 (13)
10.13	Employment Agreement with David Johnson dated August 13, 2012 (13)
10.14	Separation Agreement with Kevin Davidson effective October 11, 2012 (13)
10.15	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and the registrant (14)
10.16	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and the registrant (14)
10.17	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and the registrant (14)
10.18	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and the registrant (14)
10.19	Amended Lease with Roseville Properties Management Company, Inc. dated January 28, 2013 (14)
10.20	Form of Convertible Promissory Note (15)
10.21	Forbearance and Settlement Agreement among the registrant, Dr. Samuel Herschkowitz and SOK Partners, LLC dated August 15, 2012 (13)
10.22	Form of Securities Purchase Agreement (16)
10.23	Convertible Note Purchase Agreement between the Company and SOK Partners, LLC dated March 28, 2012, including the form of Convertible Promissory Grid Note (17)
10.24

Amended and Restated Note Purchase Agreement between the Company and Dr. Samuel Herschkowitz dated as of December 20, 2011, including the form of Convertible Promissory Note (issued in the amount of $240,000) (17)

10.25	Letter Agreement, dated August 22, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and the registrant (5)
10.26	Letter Agreement, dated April 25, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and the registrant (8)
10.27	Letter Agreement, dated March 6, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and the registrant (10)
10.28	Form of Securities Purchase Agreement with investors in Convertible Notes (21)
23.1**	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Mayer Brown LLP (included as part of Exhibit 5.1)
24.1*	Power of Attorney
101**	Interactive Data File

———————

*	Previously filed.
**	Filed herewith.
(1)	Filed on December 19, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(2)	Filed on February 5, 2014 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(3)	Filed on August 27, 2013 as an exhibit to our Proxy Statement on Schedule 14A and incorporated herein by reference.
(4)	Filed on November 14, 2013 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(5)	Filed on August 28, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(6)	Filed on June 18, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(7)	Filed on June 12, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(8)	Filed on May 1, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(9)	Filed on March 14, 2013 as an exhibit to our Current report on Form 8-K and incorporated herein by reference.
(10)

Filed on March 12, 2013 as an exhibit to our Current Report on Form 8-K (by incorporation by reference from the Schedule 13D/A filed by Dr. Herschkowitz and other parties on March 8, 2013) and incorporated herein by reference.

(11)	Filed on February 26, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(12)	Filed on November 12, 2008 as an exhibit to our Registration Statement on Form S-1 and incorporated herein by reference.

(13)	Filed on October 18, 2012 as an exhibit to our Registration Statement on Form S-1 and incorporated herein by reference.
(14)

Filed on January 31, 2013 as an exhibit to our Registration Statement on Form S-1 (except for Exhibit 10.19, by incorporation by reference from the Schedule 13D/A filed by Dr. Herschkowitz and other parties on November 8, 2012) and incorporated herein by reference.

(15)	Filed on January 15, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(16)	Filed on June 21, 2012 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(17)	Filed on April 3, 2012 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(18)	Filed on June 30, 2015 as an appendix to our Information Statement on Schedule 14C and incorporated herein by reference.
(19)	Filed on August 27, 2013 as Appendix C to our Definitive Proxy Statement for the 2013 Annual Meeting and incorporated herein by reference.
(20)	Filed on October 24, 2014 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(21)	Filed on July 24, 2014 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(22)	Filed on July 24, 2015 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.